Australia and New Zealand Banking Group Limited

ABN 11 005 357 522

Half Year

31 March 2010

Consolidated Financial Report

Dividend Announcement and

Appendix 4D

This document contains the information required by Appendix 4D of the Australian Securities Exchange Listing Rules. It should be read in conjunction with ANZ’s 2009 Annual Report, and is lodged with the Australian Securities Exchange under listing rule 4.2A.

RESULTS FOR ANNOUNCEMENT TO THE MARKET	APPENDIX 4D

Name of Company:	Australia and New Zealand Banking Group Limited
ABN 11 005 357 522

Report for the half year ended 31 March 2010

			A$ million
Operating income	ñ 10% *	to	7,217

Net statutory profit attributable to shareholders	ñ 36% *	to	1,925

Underlying profit ^	ñ 20% *	to	2,298

Proposed interim dividend per ordinary share, fully franked at 30% tax rate			52 cents

Record date for determining entitlements to the proposed interim dividend			12 May 2010

Payment date for the proposed interim dividend			1 July 2010

Dividend Reinvestment Plan and Bonus Option Plan

Australia and New Zealand Banking Group Limited (ANZ) has a Dividend Reinvestment Plan (DRP) and a Bonus Option Plan (BOP) that will operate in respect of the 2010 interim dividend. For the 2010 interim dividend, ANZ intends to provide shares under the DRP and BOP through the issue of new shares. The ‘Acquisition Price’ to be used in determining the number of shares to be provided under the DRP and BOP will be calculated by reference to the arithmetic average of the daily volume weighted average sale price of fully paid ANZ ordinary shares sold on the ASX during the seven trading days commencing 14 May 2010 less a 1.5% discount, and then rounded to the nearest whole cent. Shares provided under the DRP and BOP will rank equally in all respects with existing fully paid ANZ ordinary shares. Election notices from shareholders wanting to commence, cease or vary their participation in the DRP or BOP for the 2010 interim dividend must be received by ANZ’s Share Registrar by 5.00 pm (Melbourne time) on 12 May 2010. Subject to receiving effective contrary instructions from the shareholder, dividends payable to shareholders with a registered address in Great Britain (including the Channel Islands and the Isle of Man) or New Zealand will be converted to pounds sterling and New Zealand dollars respectively at ANZ’s exchange rate at 5.00 pm (Melbourne time) on 14 May 2010. There is no foreign conduit income attributed to the dividend.

*	Compared to 31 March 2009
^	Adjusted to reflect result for the ongoing business activities of the Group. Refer pages 13 to 15 of the ANZ Condensed Consolidated Financial Report, Dividend Announcement and Appendix 4D for the half year 31 March 2010.

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED	ABN 11 005 357 522

CONSOLIDATED FINANCIAL REPORT, DIVIDEND ANNOUNCEMENT and APPENDIX 4D

Half year ended 31 March 2010

This Results Announcement has been prepared for Australia and New Zealand Banking Group Limited (the “Company”) together with its subsidiaries which are variously described as “ANZ”, “Group”, “ANZ Group”, “us”, “we” or “our”.

All amounts are in Australian dollars unless otherwise stated. The Company has a formally constituted Audit Committee of the Board of Directors. The report was approved by resolution of a Committee of the Board of Directors on 28 April 2010.

When used in this Results Announcement the words “estimate”, “project”, “intend”, “anticipate”, “believe”, “expect”, “should” and similar expressions, as they relate to ANZ and its management, are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. ANZ does not undertake any obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Media Release

For Release: 29 April 2010

ANZ 2010 Interim Result

Profit up as ANZ benefits from renewed regional growth

ANZ today announced an underlying profit1 for the half year ended 31 March 2010 of $2.3 billion up 23% on the preceding half (HOH) and 20% higher than the prior corresponding period (PCP).

Statutory profit for the half year ended 31 March 2010 was $1.93 billion up 26% HOH and 36% PCP.

The interim dividend of 52 cents per share fully franked is 6 cents per share or 13% higher PCP.

Key Points 2

•	Underlying profit growth was driven by an 8% growth in profit before provisions excluding Global Markets (up 3% including Global Markets) and a 32% reduction in the credit impairment charge.

•	Underlying EPS increased 15%.

•	Group margins (ex Global Markets) were up 15 basis points (bps) from recovery of higher funding costs and more sustainable pricing for risk, with Institutional the major contributor.

•	Customer deposits grew 2% while Group lending levels were broadly flat with growth in mortgages offset by lower demand in Corporate and Institutional and a repositioning of the Institutional book.

•	The total provision coverage ratio remains high at 2.1% of Credit Risk Weighted Assets (CRWA) with the collective provision ratio at 1.38% [3] of CRWA.

•	The reported Tier One capital level at the end of March was 10.7% [4].

•	Australia region profit was up 15% with good contributions from the Institutional, Wealth and Commercial businesses and a sound performance in Retail.

•	Asia Pacific Europe & Americas (APEA) region USD profit increased 19% or 8% AUD with Institutional and Partnerships the main contributors.

•	New Zealand region profit of NZ$372 million was a NZ$238 million increase on the prior half with a 45% reduction in the provision charge.

•	Institutional division profit was up 19%, with provisions down 38% and income off 4% as Global Markets revenues trend back from the above normal 2009 levels. Income grew 8% excluding Global Markets.

ANZ Chief Executive Officer Mike Smith said: “Across the Group revenue and profit increased. Australia performed well and we’re establishing greater clarity and discipline around growth. New Zealand’s performance has improved as the economy recovers and we are seeing the benefits of a tightly managed business. While Asia Pacific moved to a period of consolidation, it still recorded double digit profit growth. Institutional’s result shows we are now making tangible progress in turning around the business based on a clear strategy aligned to our super regional objective.

[1]	Underlying profit reflects the net impact on statutory profit of $373 million from one-off items such as acquisition costs and subsequent fair value adjustments and hedging timing differences.
[2]	Numbers are provided on an underlying basis and all comparisons are half on half unless otherwise stated
[3]

Total provision coverage ratio is individual plus collective provisions as a proportion of credit risk weighted assets (CRWA). Collective provision ratio is collective provisions as a proportion of CRWA

[4]	Proforma 10.4% including balance of RBS transaction.

MEDIA RELEASE (continued)

“The backdrop to our improving business performance is a considerably better outlook for provisions which reflects the strength of the economic recovery particularly in Australia and Asia.

“With the multi-speed economic recovery that’s now occurring around the world, our super regional strategy positions us perfectly to take advantage of the growth story in Asia and the flow on it has to the Australian and to the New Zealand economies.

“What’s encouraging in this result is that we’re also beginning to see the benefits of the difficult decisions we’ve taken over the last two and a half years. While there is still a lot to do, we clearly have a much stronger foundation. It’s allowed us to weather the financial crisis and come out of it a stronger bank than we went into it. That’s enabled us to continue to deliver to our shareholders and to our customers.

“However, the scale of the global financial crisis and the depth of the economic downturn in the US and Europe means we have to be realistic about the outlook. Recovery from events of this magnitude will not happen smoothly.

“We are now half way through our five year plan to create a super regional bank. In this environment while there’ll be further bumps along the way—I believe ANZ is well positioned and there’s the opportunity for us to aim higher.

“We have a strong base in Australia, New Zealand and the Pacific and increasingly in Asia. We have tighter discipline in the business and a strong management team of experienced international bankers. It’s giving us real clarity around growth opportunities and greater discipline in sustaining our business performance,” Mr Smith said.

PERFORMANCE BY GEOGRAPHIC REGION

Australia

Profit for the Australia region grew 15% HOH with positive contributions from Institutional, Commercial and Wealth, with the Retail business flat impacted by headwinds from intense competition in deposit pricing, particularly for term deposits, and from lower fees. The reduction or removal of 27 fees is delivering benefits to customers of around $170 million on an annualised basis.

Household customer deposits rose 4% with the Retail business achieving around 1.7 times system growth over the half. Lending grew 5% dominated by growth in the mortgage book. Mortgage lending returned to slightly above system growth rates during the early months of calendar 2010.

ANZ’s customer satisfaction score remains the highest of the major banks, indicating that our customer proposition of being easy to do business with has appealed to the market with strong growth in trial intention and new account openings.

While Commercial lending demand remained at low levels, ANZ performed well relative to the market in the face of high levels of degearing over the past year. The Commercial business grew profit 16% largely the outcome of a decrease in provisions and repricing.

The Wealth result was up strongly against a weak second half 2009, largely through the contribution of the INGA business, which became 100% ANZ owned from December, and improvement in the equity market.

The acquisition of the Landmark financial services business from AWB in December 2009, brought with it around $300 million in deposits and a loan book of around $2.4 billion taking the ANZ Regional Commercial business into the number two market share position.

A 14% increase in Institutional Australia profit was assisted by a 33% decrease in provisions. Revenues declined 7% with the Global Markets business tracking down on the above trend performance of second half 2009. Expenses declined 4%.

MEDIA RELEASE (continued)

There has been an uptick in mortgage and business banking arrears over the half however both remain manageable. Consistent with this stage in the cycle some stress is evident in the small business book.

Asia Pacific, Europe & America (APEA) (all figures reflect USD)

Following profit growth averaging 59% in the past two years, 2010 will be a lower growth year for the APEA business as it completes the integration of the businesses acquired from the Royal Bank of Scotland (RBS). Strong contributions from Partnerships and Institutional drove a 19% HOH increase in profit; however a higher AUD/USD exchange rate saw profit up 8% when expressed in Australian dollars.

While the Institutional profit contribution was up 20% half on half, it declined 14% PCP following an unusually strong performance in Global Markets in first half 2009 during which volatility and widening credit spreads produced particularly high revenues. In line with our customer focused strategy an increasing level of business flow is now being generated from sales creating a more sustainable performance.

Strong momentum in customer deposit growth continued up 39% with lending more subdued, up 6%, as corporates focused on paying down debt. The provision charge reduced by 24%, an outcome of the improved economic environment.

There has been significant progress in the region during the half with the integration of the RBS acquisitions on track for full completion in June and recent regulatory approvals for a bank license in India and preparatory approval for local incorporation in China.

New Zealand (all figures reflect NZD)

The New Zealand economy is stabilising and business conditions are slowly beginning to improve, albeit growth remains subdued. The provision charge reduced substantially, down $268 million, driving a significant profit increase off a low base in the preceding half. Excluding the contribution from the now consolidated INGNZ, income and balance sheet growth were flat. Tight cost control was a feature with costs down 5% (excluding INGNZ).

Margins have improved, up 6bps, as higher funding costs continue to be recovered through the rollover of the fixed rate lending book. This was offset by the impact of the removal or reduction of 29 fees across our two retail banks, saving customers an estimated $55 million on an annualised basis.

Deposit and asset growth trends were broadly steady, with the outlook for asset growth during the year remaining weak, as continued de-leveraging by customers and businesses offsets new lending.

Credit quality has begun to show signs of improvement in Retail, however some uncertainty remains around the Rural and Commercial sectors and more time is required for the full credit impacts of the downturn to work through. Cycle and concentration risk adjustments have been carried forward to reflect this expectation.

INSTITUTIONAL (all figures FX adjusted)

Institutional profit after tax grew 22% with a 37% lower provision charge. Total income declined 2%, while income excluding Global Markets grew 10% reflecting good deposit growth, particularly in Asia, revenue growth of 11% in Trade and Supply Chain driven by strong customer acquisition, and the benefit of repricing the loan book for credit risk. Expenses were flat on the prior half.

Global Markets revenue declined 15% during the half, a function of reduced market volatility leading to lower customer hedging activity and reduced trading opportunities. Revenues were evenly split between sales and trading. Capital Markets’ revenue was up 12% and ANZ is now raising more debt capital for Australian borrowers in the Asian region than any other bank. Looking through the volatility driven spike in revenues in 2009, the compound annual growth rate for Global Markets’ revenue over the past two years has been circa 30%.

MEDIA RELEASE (continued)

Average net lending assets were down 8%; however, asset declines have moderated following the large decreases in 2009. While the market will retain a cautious tone in the short term, we expect to see asset growth in the second half. The business is making good progress with its turn around, with an increasing focus on sustainable income streams such as cash management and trade.

CREDIT ENVIRONMENT

While the credit environment has improved over the past year the impact of the financial crisis and the difficulties associated with the global economic downturn are still evident in the corporate, rural and small business markets in Australia and New Zealand. ANZ believes it is prudent to take a cautious approach to its credit provision outlook.

While total impaired assets grew during the half the amount of new impaired assets fell 13%. The make up of the new impaired assets is more broadly spread, largely driven by the lower end of Institutional and the middle market and better secured. ANZ expects the absolute level of impaired loans to continue to increase, albeit at a slower rate, into 2011, however the growth in new impaireds should continue to fall.

The provision charge is declining consistent with the movement in new impaired loans with both the individual and collective provision charges decreasing.

Loss rates have improved across all categories. While there has been a reduction in the number of large single name defaults as the economic environment improves, stress has continued to work its way through the system and ANZ has therefore retained a substantial portion of collective provision balance for economic overlay and concentration risk.

The coverage ratios remain strong with the total provision ratio at over 2.1% of CRWA and the collective provision ratio steady at 1.38% of CRWA.

CAPITAL AND FUNDING

Tier One capital at the end of March was 10.7% 5 with a Core Tier One ratio of 8.5% . Prime liquidity levels at $63 billion remain strong with the Group having raised around 70% of its 2010 wholesale funding requirements.

Deposit growth has moderated after the significant growth in the past 18 months however deposit costs have continued to increase particularly in Australia. The proportion of funding originating from customer funds is 56%.

NON-CORE ITEMS

ANZ provides underlying profit figures which adjust statutory profit for non-core items. The Group believes that separating out non-core items helps with the analysis of the underlying business trends.

There was a net $373 million in non-core items in the first half. The key adjustment of $322 million related to acquisition costs and valuation adjustments. This includes an adjustment, required under newly revised accounting rules, to the carrying value of ANZ’s existing 49% holding in the ING joint venture of $181 million, based on the fair value of the 51% acquired.

There was $95 million after tax of acquisition transaction and integration costs related to the ING, Landmark and RBS transactions and a small amount for the amortisation of acquisition related intangibles.

The credit valuation adjustment (CVA) related to the Group’s Credit Intermediation Trades reduced by a further $51 million during the half and has now cumulatively reduced by $646 million over the last 12 months. A period of credit market recovery at the beginning of this calendar year was used to exit some of the exposures such that the notional exposure has reduced by around 25%.

[5]	10.7% reported. Proforma 10.4% including balance of RBS transaction.

MEDIA RELEASE (continued)

OUTLOOK

“Clearly with the magnitude of issues in the US and Europe, we are going to see lower economic growth around the world compared to the decade prior to the financial crisis. In Australia, growth is now expected to be over 3% in 2010 while in New Zealand we expect growth of almost 2% after the economy contracted in 2009.

“Asia will remain the world’s best performing region with annual economic growth of almost 8% (excluding Japan) which highlights the significance of our super regional strategy”, Mr Smith said.

For media enquiries contact:

Paul Edwards	Stephen Ries
Group GM, Corporate Communications	Senior Manager, Media Relations
Tel: +61 (3) 8654 9999 or +61 (0)434 070 101	Tel: +61 (3) 8654 3659 or +61 (0)401 561 480
Email: Paul.Edwards@anz.com	Email: Stephen.Ries@anz.com

For investor and analyst enquiries contact:

Jill Craig	Cameron Davis
Group GM, Investor Relations	Manager, Investor Relations
Tel: +61 (3) 8654 7749 or +61 (0)412 047 448	Tel: +61 (3) 8654 7716 or +61 (0)421 613 819
Email: Jill.Craig@anz.com	Email: Cameron.Davis@anz.com

ANZ Profit and Loss Statement by Division

	Half year Mar 10 $M	Half year Sep 09 $M	Half year Mar 09 $M	Movt Mar 10 v. Sep 09%	Movt Mar 10 v. Mar 09%
Profit after tax by business unit
Australia	1,269	1,090	954	16%	33%
Asia Pacific, Europe & America	305	297	419	3%	-27%
Institutional	818	687	732	19%	12%
New Zealand Businesses	171	50	265	large	-35%
Group Centre	(78)	(92)	(168)	-15%	-54%
less: Institutional Asia Pacific, Europe & America	(187)	(168)	(294)	11%	-36%

Underlying profit	2,298	1,864	1,908	23%	20%
Adjustments between statutory profit and underlying profit	(373)	(338)	(491)	10%	-24%

Profit attributable to shareholders of the Company	1,925	1,526	1,417	26%	36%

Underlying profit excluding acquisitions
Australia	1,212	1,090	954	11%	27%
Asia Pacific, Europe & America	306	297	419	3%	-27%
Institutional	818	687	732	19%	12%
New Zealand Businesses	163	50	265	large	-38%
Group Centre	(57)	(92)	(168)	-38%	-66%
less: Institutional Asia Pacific, Europe & America	(187)	(168)	(294)	11%	-36%

Underlying profit	2,255	1,864	1,908	21%	18%

Underlying profit excluding exchange rate movements
Australia	1,269	1,090	954	16%	33%
Asia Pacific, Europe & America	305	258	311	18%	-2%
Institutional	818	671	660	22%	24%
New Zealand Businesses	171	53	253	large	-32%
Group Centre	(78)	(103)	(161)	-24%	-52%
less: Institutional Asia Pacific, Europe & America	(187)	(153)	(231)	22%	-19%

Underlying profit	2,298	1,816	1,786	27%	29%

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FINANCIAL HIGHLIGHTS

Profit

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	$M	$M	$M	%	%
Net interest income	5,188	4,986	4,822	4%	8%
Other operating income[1]	2,029	2,057	1,745	-1%	16%

Operating income	7,217	7,043	6,567	2%	10%
Operating expenses	(3,382)	(3,135)	(3,090)	8%	9%

Profit before credit impairment and income tax	3,835	3,908	3,477	-2%	10%
Provision for credit impairment[2]	(1,082)	(1,632)	(1,373)	-34%	-21%

Profit before income tax	2,753	2,276	2,104	21%	31%
Income tax expense	(826)	(752)	(683)	10%	21%
Non-controlling interests	(2)	2	(4)	large	-50%

Profit attributable to shareholders of the Company	1,925	1,526	1,417	26%	36%

1.	Includes share of joint venture and associates profit and funds management and insurance income.
2.	Includes impairment expense on available-for-sale assets of $20 million (Sep 2009 half: $nil; March 2009 half: $20 million)

Underlying profit

Profit has been adjusted to exclude non-core items to arrive at underlying profit, the result for the ongoing business activities of the Group. These adjustments have been determined on a consistent basis with those made in prior periods. Refer pages 13 to 15 for further details regarding the definition of Underlying profit and an explanation of adjustments. Throughout this document figures and ratios that are calculated on an ‘underlying’ basis have been shaded to distinguish them from figures calculated on a statutory basis.

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	$M	$M	$M	%	%
Statutory profit attributable to shareholders of the Company	1,925	1,526	1,417	26%	36%
Adjust for the following gains/(losses) included in statutory profit (net of tax)
Acquisition costs and valuation adjustments	(322)	—	—	n/a	n/a
Treasury shares adjustment	(52)	—	—	n/a	n/a
Tax on New Zealand conduits	38	(196)	—	large	n/a
Economic hedging—fair value gains/(losses)	(138)	(709)	461	-81%	large
Revenue and net investment hedges	23	2	19	large	21%
Organisational transformation costs (incl. One ANZ restructuring)	—	(4)	(96)	-100%	-100%
ANZ share of ING NZ investor settlement	25	(24)	(97)	large	large
Non continuing businesses
Credit intermediation trades	51	595	(664)	-91%	large
Other	2	(2)	(114)	large	large

Underlying profit	2,298	1,864	1,908	23%	20%

Underlying profit by key line item
Net interest income	5,191	4,988	4,822	4%	8%
Other operating income[1]	2,376	2,339	2,218	2%	7%

Operating income	7,567	7,327	7,040	3%	7%
Operating expenses	(3,249)	(3,124)	(2,944)	4%	10%

Profit before credit impairment and income tax	4,318	4,203	4,096	3%	5%
Provision for credit impairment[1]	(1,098)	(1,621)	(1,435)	-32%	-23%

Profit before income tax	3,220	2,582	2,661	25%	21%
Income tax expense	(920)	(720)	(749)	28%	23%
Non-controlling interests	(2)	2	(4)	large	-50%

Profit attributable to shareholders of the Company	2,298	1,864	1,908	23%	20%

1.	Credit valuation adjustments on defaulted or impaired exposures of $17 million are reclassified as provision for credit impairment (Sep 2009 half: $10 million reversal; Mar 2009 half: $92 million)
2.	Includes impairment expense on available-for-sale assets of $20 million (Sep 2009 half: $nil; March 2009 half: $20 million)

FINANCIAL HIGHLIGHTS (continued)

Underlying profit excluding impact of acquisitions and exchange rate movements

The following table represents underlying profit for the Group, excluding the impact of acquisitions and the impact of exchange rate movements (refer page 16 for further detail):

	Half year	Half year	Half year	Movt Mar 10	Movt Mar 10
Underlying profit excluding acquisitions and exchange rate movements	Mar 10 $M	Sep 09 $M	Mar 09 $M	v. Sep 09%	v. Mar 09%
Net interest income	5,174	4,940	4,649	5%	11%
Other operating income	2,188	2,266	2,079	-3%	5%

Operating income	7,362	7,206	6,728	2%	9%
Operating expenses	(3,110)	(3,081)	(2,815)	1%	10%

Profit before credit impairment and income tax	4,252	4,125	3,913	3%	9%
Provision for credit impairment	(1,098)	(1,594)	(1,396)	-31%	-21%

Profit before income tax	3,154	2,531	2,517	25%	25%
Income tax expense	(897)	(717)	(727)	25%	23%
Non-controlling interests	(2)	2	(4)	large	-54%

Underlying profit	2,255	1,816	1,786	24%	26%

Earnings per share

	Half year Mar 10	Half year Sep 09	Half year Mar 09	Movt Mar 10 v. Sep 09	Movt Mar 10 v. Mar 09
Earnings per ordinary share (cents)				%	%
Basic	76.8	64.8	66.3	19%	16%
Diluted	75.4	63.8	63.4	18%	19%
Underlying[1]	91.3	79.2	89.7	15%	2%
Number of fully paid ordinary shares on issue (M)	2,533.5	2,504.5	2,158.1	1%	17%
Weighted average number of ordinary shares (M)	2,499.8	2,341.8	2,100.7	7%	19%
Weighted average number of ordinary shares—underlying[2] (M)	2,511.0	2,341.8	2,100.7	7%	20%
Adjusted weighted average number of shares—diluted (M)	2,640.5	2,467.2	2,315.4	7%	14%

1.	Underlying Basic reflects adjustments between statutory profit and underlying profit. Refer pages 13 to 15 for an explanation of the adjustments
2.	Includes Treasury shares held in INGA

Condensed balance sheet

	As at Mar 10	As at Sep 09	As at Mar 09	Movt Mar 10 v. Sep 09	Movt Mar 10 v. Mar 09
	$M	$M	$M	%	%
Assets
Liquid assets	22,626	25,317	26,743	-11%	-15%
Due from other financial institutions	6,894	4,985	5,354	38%	29%
Trading and available-for-sale assets	51,051	47,566	37,494	7%	36%
Derivative financial instruments	27,630	37,404	57,445	-26%	-52%
Net loans and advances including acceptances	347,862	345,769	356,800	1%	-3%
Investments relating to insurance business	32,054	—	—	n/a	n/a
Other	18,591	15,946	18,962	17%	-2%

Total assets	506,708	476,987	502,798	6%	1%

Liabilities
Due to other financial institutions	16,068	19,924	18,314	-19%	-12%
Customer deposits	238,212	233,141	226,444	2%	5%
Other deposits and other borrowings	63,545	61,229	67,154	4%	-5%
Deposits and other borrowings	301,757	294,370	293,598	3%	3%
Derivative financial instruments	27,289	36,516	49,439	-25%	-45%
Liability for acceptances	12,510	13,762	15,017	-9%	-17%
Bonds and notes	58,390	57,260	73,138	2%	-20%
Insurance policy liabilities	28,332	—	—	n/a	n/a
Other	29,779	22,726	24,925	31%	19%

Total liabilities	474,125	444,558	474,431	7%	0%

Total equity	32,583	32,429	28,367	0%	15%

FINANCIAL HIGHLIGHTS (continued)

Financial ratios

	Half year Mar 10 $M	Half year Sep 09 $M	Half year Mar 09 $M
Profit attributable to shareholders of the Company	1,925	1,526	1,417
Underlying[1] profit	2,298	1,864	1,908

Profitability ratios
Return on:
Average ordinary shareholders’ equity[2]	12.2%	10.3%	10.4%
Average ordinary shareholders’ equity[2] (underlying[1] profit basis)	14.7%	12.5%	14.1%
Average assets	0.76%	0.63%	0.54%
Average assets (underlying[1] profit basis)	0.91%	0.76%	0.73%
Total income	13.4%	11.2%	8.5%
Net interest margin	2.43%	2.37%	2.22%
Net interest margin (excluding Global Markets)	2.68%	2.53%	2.36%
Underlying profit per average FTE ($)	57,408	48,710	51,584

Efficiency ratios
Operating expenses to operating income	46.8%	44.5%	47.0%
Operating expenses to average assets	1.34%	1.29%	1.18%
Operating expenses to operating income (underlying1)	42.9%	42.6%	41.8%
Operating expenses to average assets (underlying1)	1.29%	1.28%	1.12%

Credit impairment provisioning
Collective provision charge	36	331	(96)
Individual provision charge	1,046	1,301	1,469
Total provision charge	1,082	1,632	1,373
Individual provision charge[3] as a % of average net advances	0.61%	0.75%	0.81%
Total provision charge[3] as a % of average net advances	0.63%	0.94%	0.76%
Underlying collective provision charge	36	338	(96)
Underlying individual provision charge[4]	1,062	1,283	1,531
Total underlying provision charge	1,098	1,621	1,435
Individual provision charge[3] as a % of average net advances	0.62%	0.74%	0.85%
Total provision charge[3] as a % of average net advances	0.64%	0.93%	0.79%
Credit risk on derivatives—credit intermediation trade related (gain) / loss	(64)	(759)	812

Ordinary share dividends (cents)
Interim—100% franked (Mar 2009: 100% franked)	52	n/a	46
Final—100% franked (Sep 2009: 100% franked)	n/a	56	n/a
Ordinary share dividend payout ratio[5]	68.7%	92.5%	71.3%
Underlying[1] ordinary share dividend payout ratio[5]	57.5%	75.6%	52.7%

Preference share dividend ($M)
Dividend paid[6]	6	9	24

1.	Adjusted to reflect result for the ongoing business activities of the Group. Refer pages 13 to 15 for explanation of adjustments
2.	Average ordinary shareholders’ equity excludes non-controlling interests and preference share dividend
3.	For the purposes of this ratio the individual provision charge excludes impairment expense on available-for-sale assets
4.

Includes credit valuation adjustments on defaulted or impaired exposures of $17 million (Sep 2009 half: $10 million reversal; Mar 2009 half: $92 million) impairment expense on available-for-sale assets of $20 million (Sep 2009 half: $nil; Mar 2009 half: $20 million) and excludes non continuing businesses of $1 million (Sep 2009 half: $8 million; Mar 2009 half: $30 million)

5.	Dividend payout ratio is calculated using the 31 March 2009 interim, 30 September 2009 final and the proposed 31 March 2010 interim dividend
6.	Represents dividends paid on Euro Trust Securities issued on 13 December 2004

FINANCIAL HIGHLIGHTS (continued)

Financial ratios, cont’d

				Movt	Movt
				Mar 10	Mar 10
	As at	As at	As at	v. Sep 09	v. Mar 09
	Mar 10	Sep 09	Mar 09%		%
Net Assets
Net tangible assets[1] per ordinary share ($)	9.99	11.02	10.94	-9%	-9%
Net tangible assets[1] attributable to ordinary shareholders ($M)	25,317	27,597	23,608	-8%	7%
Total number of ordinary shares (M)	2,533.5	2,504.5	2,158.1	1%	17%

Capital adequacy ratio (%)
Tier 1	10.7%	10.6%	8.2%
Tier 2	2.3%	3.1%	2.8%
Total capital ratio	13.0%	13.7%	11.0%
Risk weighted assets ($M)	248,961	252,069	280,882	-1%	-11%

Impaired assets
Collective provision ($M)	3,037	3,000	2,742	1%	11%
Collective provision as a % of credit risk weighted assets	1.38%	1.32%	1.06%	5%	n/a
Gross impaired loans[2] ($M)	5,330	4,392	3,691	21%	44%
Individual provisions on impaired loans[2] ($M)	(1,560)	(1,512)	(1,332)	3%	17%

Net impaired loans ($M)	3,770	2,880	2,359	31%	60%
Net impaired commitments and contingencies ($M)[3]	638	516	441	24%	45%

Restructured items[4]	560	673	17	-17%	large
Individual provision as a % of gross impaired loans[2]	29.3%	34.4%	36.1%	-15%	-19%
Gross impaired loans as % of net advances[2]	1.53%	1.27%	1.03%	20%	49%
Net impaired loans as a % of net advances[2]	1.08%	0.83%	0.66%	30%	64%
Net impaired loans, commitments and contingencies as a % of shareholders’ equity[5]	13.6%	10.5%	9.9%	29%	37%

Other information
Full time equivalent staff (FTE)	41,855	37,687	37,046	11%	13%
Assets per FTE ($M)	12.1	12.7	13.6	-5%	-11%
Market capitalisation of ordinary shares ($M)[6]	64,250	61,085	33,990	5%	89%

1.	Equals shareholders’ equity less preference share capital, non-controlling interests, unamortised goodwill and other intangibles
2.	Excludes impaired commitments and contingencies
3.	Net of individual provisions of $33 million (Sep 2009: $14 million; Mar 2009: $9 million)
4.

Restructured items are facilities in which the original contractual terms have been modified to provide for concessions of interest, or principal, or other payments due, or for an extension in maturity for a non-commercial period for reasons related to the financial difficulties of a customer, and are not considered impaired. Includes both on and off balance sheet exposures

5.	Includes non-controlling interests
6.	As at period end

FINANCIAL HIGHLIGHTS (continued)

Segment analysis

ANZ is managed principally along the geographic regions of Australia, New Zealand and Asia Pacific, Europe & America, and its global institutional client business. Within the divisional structure, Institutional Asia Pacific, Europe & America is included in both Institutional and Asia Pacific, Europe & America divisions, consistent with how this business is internally managed. Prior period results are consistently reported to ensure comparability.

Segment view (refer pages 43 to 70)

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	$M	$M	$M	%	%
Profit after tax by region
Australia	1,694	1,476	1,084	15%	56%
Asia Pacific, Europe & America	308	285	414	8%	-26%
New Zealand	296	103	410	large	-28%

Underlying profit	2,298	1,864	1,908	23%	20%
Adjustments between statutory profit and underlying profit[1]	(373)	(338)	(491)	10%	-24%

Profit attributable to shareholders of the Company	1,925	1,526	1,417	26%	36%

Excluding acquisitions and exchange rate movements
Australia	1,659	1,465	1,098	13%	51%
Asia Pacific, Europe & America	309	245	299	26%	3%
New Zealand	287	106	389	large	-26%

Underlying profit excl. acquisitions and exchange rate movements	2,255	1,816	1,786	24%	26%

Profit before credit impairment and income tax by region
Australia	3,179	3,093	2,635	3%	21%
Asia Pacific, Europe & America	463	477	638	-3%	-27%
New Zealand	676	633	823	7%	-18%

Underlying profit before credit impairment and income tax	4,318	4,203	4,096	3%	5%
Adjustments between statutory profit and underlying profit[1]	(483)	(295)	(619)	64%	-22%

Profit before credit impairment and income tax	3,835	3,908	3,477	-2%	10%

Excluding acquisitions and exchange rate movements
Australia	3,118	3,078	2,660	1%	17%
Asia Pacific, Europe & America	464	419	470	11%	-1%
New Zealand	670	628	783	7%	-14%

Underlying profit before credit impairment and income tax excl. acquisitions and exchange rate movements	4,252	4,125	3,913	3%	9%

1.	Refer pages 13 to 15 for explanation of adjustments

	As at Mar 10	As at Sep 09	As at Mar 09	Movt	Movt
				Mar 10	Mar 10
				v. Sep 09	v. Mar 09
	$M	$M	$M	%	%
Net loans and advances including acceptances by region
Australia	254,311	247,210	252,600	3%	1%
Asia Pacific, Europe & America	19,362	18,952	22,583	2%	-14%
New Zealand	74,189	79,607	81,617	-7%	-9%

Net loans and advances including acceptances	347,862	345,769	356,800	1%	-3%

	As at Mar 10	As at Sep 09	As at Mar 09	Movt	Movt
				Mar 10	Mar 10
				v. Sep 09	v. Mar 09
	$M	$M	$M	%	%
Customer deposits by region
Australia	151,438	153,481	147,464	-1%	3%
Asia Pacific, Europe & America	40,835	30,487	29,627	34%	38%
New Zealand	45,997	49,173	49,353	-6%	-7%

Customer deposits	238,212	233,141	226,444	2%	5%

FINANCIAL HIGHLIGHTS (continued)

Segment analysis, cont’d

Divisional view

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	$M	$M	$M	%	%
Profit after tax by business unit
Australia	1,269	1,090	954	16%	33%
Asia Pacific, Europe & America	305	297	419	3%	-27%
Institutional	818	687	732	19%	12%
New Zealand Businesses	171	50	265	large	-35%
Group Centre	(78)	(92)	(168)	-15%	-54%
less: Institutional Asia Pacific, Europe & America	(187)	(168)	(294)	11%	-36%

Underlying profit	2,298	1,864	1,908	23%	20%
Adjustments between statutory profit and underlying profit[1]	(373)	(338)	(491)	10%	-24%

Profit attributable to shareholders of the Company	1,925	1,526	1,417	26%	36%

Excluding acquisitions and exchange rate movements
Australia	1,212	1,090	954	11%	27%
Asia Pacific, Europe & America	306	258	311	19%	-2%
Institutional	818	671	660	22%	24%
New Zealand Businesses	163	53	253	large	-36%
Group Centre	(57)	(103)	(161)	-44%	-65%
less: Institutional Asia Pacific, Europe & America	(187)	(153)	(231)	22%	-19%

Underlying profit excl. acquisitions and exchange rate movements	2,255	1,816	1,786	24%	26%

Profit before credit impairment and income tax by business unit
Australia	2,137	1,978	1,801	8%	19%
Asia Pacific, Europe & America	470	484	652	-3%	-28%
Institutional	1,574	1,640	1,759	-4%	-11%
New Zealand Businesses	514	496	580	4%	-11%
Group Centre	(61)	(108)	(206)	-44%	-70%
less: Institutional Asia Pacific, Europe & America	(316)	(287)	(490)	10%	-36%

Underlying profit before credit impairment and income tax	4,318	4,203	4,096	3%	5%
Adjustments between statutory profit and underlying profit[1]	(483)	(295)	(619)	64%	-22%

Profit before credit impairment and income tax	3,835	3,908	3,477	-2%	10%

Excluding acquisitions and exchange rate movements
Australia	2,045	1,978	1,801	3%	14%
Asia Pacific, Europe & America	471	429	495	10%	-5%
Institutional	1,574	1,615	1,642	-3%	-4%
New Zealand Businesses	508	492	553	3%	-8%
Group Centre	(30)	(125)	(190)	-76%	-84%
less: Institutional Asia Pacific, Europe & America	(316)	(264)	(388)	20%	-18%

Underlying profit before credit impairment and income tax excl. acquisitions and exchange rate movements	4,252	4,125	3,913	3%	9%

1.	Refer pages 13 to 15 for explanation of adjustments

CHIEF FINANCIAL OFFICER’S REVIEW

Review of Group Results

ANZ recorded a profit after tax of $1,925 million for the half year ended 31 March 2010, an increase of $399 million (26%) compared to the half year ended 30 September 2009. Earnings per ordinary share increased 19% to 76.8 cents reflecting the increased statutory profit partially offset by the dilutionary impact of an increase in the weighted average number of ordinary shares from equity raisings. Compared to the March 2009 half, March 2010 half year profit increased $508 million or 36% and earnings per share increased 16%.

Underlying profit

This result includes a number of significant and non-recurring items which sit outside the ongoing business activities of the Group. Statutory profit has been adjusted to assist readers to understand the Group’s underlying performance.

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	$M	$M	$M	%	%
Statutory profit attributable to shareholders of the Company	1,925	1,526	1,417	26%	36%
Adjust for the following gains/(losses) included in statutory profit (net of tax)
Acquisition costs and valuation adjustments	(322)	—	—	n/a	n/a
Treasury shares adjustment	(52)	—	—	n/a	n/a
Tax on New Zealand conduits	38	(196)	—	large	n/a
Economic hedging—fair value gains/(losses)	(138)	(709)	461	-81%	large
Revenue and net investment hedges	23	2	19	large	21%
Organisational transformation costs (incl. One ANZ restructuring)	—	(4)	(96)	-100%	-100%
ANZ share of ING NZ investor settlement	25	(24)	(97)	large	large
Non continuing businesses
Credit intermediation trades	51	595	(664)	-91%	large
Other	2	(2)	(114)	large	large

Underlying profit	2,298	1,864	1,908	23%	20%

Refer pages 110 to 111 within Supplementary Information for a detailed reconciliation of statutory profit to underlying profit.

Explanation of adjustments between statutory profit and underlying profit

•	Acquisition costs and valuation adjustments

Acquisition costs include: an ING step acquisition valuation adjustment of $181 million (nil tax impact) following the recalculation of the fair value of the Group’s pre-existing 49% interest on acquisition date under the provisions of AASB 3R Business Combinations (Revised); an adjustment to write-off $32 million (nil tax impact) relating to previous equity accounted debit available-for-sale reserves; integration and transaction costs of $106 million ($95 million after tax) relating to the acquisition of ING Australia and ING New Zealand, businesses of The Royal Bank of Scotland and the Landmark Financial Services business; and amortisation of acquisition related intangibles of $20 million ($14 million after tax).

•	Treasury shares adjustment

ANZ shares held by ANZ in the consolidated managed funds and life business are deemed to be Treasury shares and realised and unrealised gains and losses from these shares are reversed as these are not permitted to be recognised in income. In deriving underlying profit, these earnings are included to ensure there is no asymmetrical impact on the Group’s profits because the Treasury shares support policyholder liabilities which are revalued in deriving income, accordingly, an adjustment to statutory profit of $57 million ($52 million after tax) has been recognised.

•	Tax on New Zealand Conduits

The New Zealand Inland Revenue Department (IRD) had disputed the treatment of a number of structured finance transactions as part of an audit of the 2000 to 2005 tax years. During the September 2009 half year, a provision of $196 million (NZD240 million) was recognised net of indemnities provided by Lloyds Banking Group plc. On 23 December 2009, the Group reached a settlement with the IRD in respect of six of the seven transactions in dispute and settlement was reached on the residual transaction on 23 March 2010, therefore enabling the release of $38 million in tax provisions.

CHIEF FINANCIAL OFFICER’S REVIEW (CONTINUED)

Explanation of adjustments between statutory profit and underlying profit, cont’d

•	Economic hedging – fair value gains/(losses) and mark-to-market adjustments on revenue and net investment hedges

The Group enters into economic hedges to manage its interest rate and foreign exchange risk. The application of AASB 139: Financial Instruments – Recognition and Measurement results in volatility within the Income Statement in relation to economic hedges as follows:

•	approved classes of derivatives not designated in accounting hedge relationships but that are considered to be economic hedges, including hedges of NZD and USD revenue

•	income/(loss) arising from the use of the fair value option (principally arising from the valuation of the ‘own name’ credit spread on debt issues designated at fair value), and

•	ineffectiveness from designated accounting cash flow, fair value and net investment hedges.

ANZ separately reports the impact of volatility due to economic hedging as an adjustment to statutory profit, as the profit or loss resulting from the transactions outlined above will reverse over time to be matched with the profit or loss from the economically hedged item as part of underlying profit.

Funding swaps hedged by derivatives are foreign exchange rate swaps which are being used to convert the proceeds of foreign currency debt issuances into floating rate Australian Dollar and New Zealand Dollar debt (‘funding swaps’). As these swaps do not qualify for hedge accounting movements in the fair values are recorded in the Income Statement. The main drivers of these fair values are currency basis spreads and the Australian Dollar and New Zealand Dollar fluctuation against other major funding currencies. Over the past six months basis spreads have remained volatile, although not to the levels experienced in the first and second half of 2009. The mark-to-market loss seen in the first half 2010 of $159 million has largely arisen from a narrowing of basis spreads and a general appreciation of AUD against USD. On a life to date basis, the cumulative unrealised loss on the hedges was $167 million (pre-tax) as at 31 March 2010.

Volatility arising from the use of the fair value option on own debt hedged by derivatives, has seen a mark-to-market loss of $14 million for the March 2010 half. This has been driven by a narrowing of credit spreads since September 2009, although they remain significantly less volatile from those witnessed for much of 2009. On a life to date basis the cumulative unrealised loss on these contracts was $31 million (pre-tax) as at 31 March 2010.

The loss arising from the ineffective portion of cash flow and fair value hedges in the first half March 2010 of $19 million (Sept 2009 half: $58 million loss; Mar 2009 half: $21 million loss) largely relates to the valuation of floating legs of swaps.

	Half year	Half year	Half year
	Mar 10	Sep 09	Mar 09
Impact on income statement	$M	$M	$M
Timing differences where IFRS results in asymmetry between the hedge and hedged items

Funding swaps hedged by derivatives	(159)	(426)	377
Use of the fair value option on own debt hedged by derivatives	(14)	(529)	299
Revenue and net investment hedges	33	3	27
Ineffective portion of cash flow and fair value hedges	(19)	(58)	(21)

Profit before tax	(159)	(1,010)	682

Profit after tax	(115)	(707)	480

Cumulative pre-tax timing differences relating to economic hedging	As at	As at	As at	As at
	Mar 10	Sep 09	Mar 09	Sep 08
	$M	$M	$M	$M
Timing differences where IFRS results in asymmetry between the hedge and hedged items

Funding swaps hedged by derivatives	(167)	(8)	418	41
Use of the fair value option on own debt hedged by derivatives	(31)	(17)	512	213
Revenue and net investment hedges	45	12	9	(18)
Ineffective portion of cash flow and fair value hedges	2	21	79	100

	(151)	8	1,018	336

•	Organisational transformation initiatives (including One ANZ restructuring costs)

ANZ commenced an organisational transformation program in 2008, including process re-engineering and transitioning roles to Bangalore. In 2008 costs of $218 million ($152 million after tax) were incurred and a further $24 million ($17 million after tax) were incurred in the March 2009 half year relating to the projects, including project team costs and associated travel. In addition, on 9 September 2008, ANZ announced a new business model and organisation structure to accelerate progress with its strategy to become a super regional bank, lift customer focus and drive performance improvement. As a result, restructuring costs of $5 million ($4 million after tax) were incurred in the September 2009 half and $113 million ($79 million after tax) were incurred in the March 2009 half.

CHIEF FINANCIAL OFFICER’S REVIEW (continued)

Explanation of adjustments between statutory profit and underlying profit, cont’d

•	ANZ share of ING NZ investor settlement (refer Note 15. Contingent liabilities and contingent assets)

Trading in the ING Diversified Yield Fund and the ING Regular Income Fund (“the Funds”) was suspended on 13 March 2008 due to deterioration in the liquidity and credit markets. These funds are managed by ING (NZ) Limited of which ANZ moved to full ownership in November 2009. Some of these funds were sold to ANZ National Bank customers. On 5 June 2009, ING (NZ) Limited made an offer to investors in the Funds. The offer closed on 13 July 2009. Investors holding approximately 99% of the funds accepted the offer to receive a payment of 60 cents per unit in the ING Diversified Yield Fund or 62 cents per unit in the ING Regular Income Fund, either (i) in cash, or (ii) by way of deposit in an on-call account with ANZ National, paying 8.30% per annum fixed for up to five years.

Acceptance of this offer was conditional on investors waiving all claims. However, ANZ National Bank customers were offered an additional opportunity, for a limited period of time, to ask the ANZ National Bank customer complaints team (and, where still unsatisfied, the New Zealand Banking Ombudsman) to consider requests for additional compensation. This estimated cost for the Group included $138 million ($97 million after tax) in the March 2009 half and a further $35 million ($24 million after tax) in the September 2009 half following the take up of the offer. At the time of the move to full ownership of ING NZ, the value of the DYF/RIF units held by ANZ (49% of the funds were held as an investment in associates) had increased in value resulting in a gain of $25 million.

Refer page 101 for further detail.

•	Credit risk on impaired derivatives (nil profit after tax impact)

Reclassification of a reduction in charge of $17 million from other operating income to provision for credit impairment (Sep 2009 half: $10 million reversal; Mar 2009 half: $92 million) in relation to credit valuation adjustments on defaulted and impaired derivative exposures.

•	Non Continuing Business

As part of the new business model for ANZ established in 2009, Institutional reviewed its existing business portfolio in light of its new strategic and business goals to determine the optimal structure for the division. As a result, new business ceased in several product areas, including the Alternative Assets and Private Equity businesses. The Group’s structured credit intermediation trades are also included within non continuing businesses. A summary of the impact of non continuing businesses follows:

	Half year Mar 10	Half year Sep 09	Half year Mar 09	Movt Mar 10 v. Sep 09	Movt Mar 10 v. Mar 09
Non continuing businesses	$M	$M	$M	%	%
Net interest income	1	1	(1)	0%	large
Other operating income	72	753	(925)	-90%	large

Operating income	73	754	(926)	-90%	large
Operating expenses	(7)	(6)	(9)	17%	-22%

Profit before credit impairment and income tax	66	748	(935)	-91%	large
Provision for credit impairment	(1)	(1)	(30)	0%	-97%

Profit before income tax	65	747	(965)	-91%	large
Income tax expense	(12)	(154)	187	-92%	large

Profit/(Loss)	53	593	(778)	-91%	large

CHIEF FINANCIAL OFFICER’S REVIEW (CONTINUED)

Underlying profit

	Half year Mar 10	Half year Sep 09	Half year Mar 09	Movt Mar 10 v. Sep 09	Movt Mar 10 v. Mar 09
	$M	$M	$M	%	%
Net interest income	5,191	4,988	4,822	4%	8%
Other operating income[1]	2,376	2,339	2,218	2%	7%

Operating income	7,567	7,327	7,040	3%	7%
Operating expenses	(3,249)	(3,124)	(2,944)	4%	10%

Profit before credit impairment and income tax	4,318	4,203	4,096	3%	5%
Provision for credit impairment[1]	(1,098)	(1,621)	(1,435)	-32%	-23%

Profit before income tax	3,220	2,582	2,661	25%	21%
Income tax expense	(920)	(720)	(749)	28%	23%
Non-controlling interests	(2)	2	(4)	large	-50%

Profit attributable to shareholders of the Company	2,298	1,864	1,908	23%	20%

1.	Credit valuation adjustments on defaulted or impaired exposures of $17 million is reclassified as provision for credit impairment (Sep 2009 half: $10 million reversal; Mar 2009 half: $92 million)

Impact of acquisitions

During the March 2010 half, the Group acquired the remaining 51% shareholding in the ANZ-ING joint ventures in Australia and New Zealand from ING Group taking its ownership interest to 100%, Landmark Financial Services loan and deposit books from AWB Group and selected Royal Bank of Scotland plc businesses in Philippines, Vietnam and Hong Kong. Further details of these acquisitions are included in Note 19 of the Condensed Financial Statements.

The financial impact by acquisition on the March 2010 half is as follows:

		ING
	Landmark[1]	RBS[2]	Australia[3]	New Zealand[3]	Funding adjustment and other[4]	Total ING	Total acquisitions
Net interest income	9	1	4	1	2	7	17
Other operating income	0	0	189	31	(32)	188	188

Operating income	9	1	193	32	(30)	195	205
Operating expenses	(1)	(2)	(110)	(26)	—	(136)	(139)

Profit before credit impairment	8	(1)	83	6	(30)	59	66
Provision for credit impairment	—	—	—	—	—	—	—

Profit before income tax	8	(1)	83	6	(30)	59	66
Income tax expense	(2)	—	(33)	3	9	(21)	(23)
Non-controlling interests	—	—	—	—	—	—	—

Impact of acquisitions	6	(1)	50	9	(21)	38	43

1.	The acquisition of the Landmark loan and deposit books was completed on 1 March 2010. The financial impact for one month is included in the March 2010 half.
2.

The acquisition of the RBS businesses in Philippines was completed on 23 November 2009, Vietnam on 7 December 2009 and Hong Kong on 20 March 2010. The financial impacts of these acquisitions are effective from these respective dates.

3.

The acquisition impact of ING on the March 2010 half included consolidation of full ownership of ING in Australia and New Zealand since 1 December 2009. Up until 30 November 2009, and in the March 2009 half and September 2009 half, the Group’s results included the financial impact of 49% ownership in the joint ventures. When reviewing the Group’s underlying profit excluding the impact of acquisitions, it has been assumed 49% ownership continued for the full six months of the March 2010 half.

4.

The impact of ING acquisition includes interest expense from the cost of funding the purchase price of the additional 51% ownership of the ING joint ventures and elimination of interest on inter-company balances.

Impact of exchange rate movements

Presented on the following page is an analysis of the impact of foreign exchange movements on the income statement, net of earnings from economic revenue hedges put in place to hedge NZD and USD revenue.

Movements in exchange rates have resulted in a $48 million reduction in the movement in underlying profit for the half year, principally due to losses in translation from Asian Pacific currency earnings and USD earnings net of associated hedges, offset by gains in translation of NZD earnings net of associated revenue hedges which are booked in Australia as foreign exchange earnings. NZD earnings were translated at effective exchange rates of 1.2615 (March 2010) and 1.2463 (September 2009 half). USD earnings were translated at effective exchange rates of 0.9060 (March 2010) and 0.7957 (September 2009 half).

CHIEF FINANCIAL OFFICER’S REVIEW (CONTINUED)

Impact of exchange rate movements1 (cont’d)

	Half Year Mar 2010			Half Year Mar 2010
	v. Half Year Sep 2009			v. Half Year Mar 2009
	FX unadjusted % growth	FX adjusted % growth	FX Impact $M	FX unadjusted % growth	FX adjusted % growth	FX Impact $M
Net interest income	4%	4%	(47)	8%	11%	(173)
Other operating income	2%	7%	(74)	7%	16%	(139)

Operating income	3%	5%	(121)	7%	13%	(312)
Operating expenses	4%	5%	43	10%	16%	129

Profit before credit impairment and income tax	3%	5%	(78)	5%	10%	(183)
Provision for credit impairment	-32%	-31%	27	-23%	-22%	39

Profit before income tax	25%	28%	(51)	21%	28%	(144)
Income tax expense	28%	28%	3	23%	27%	22
Non-controlling interests	large	n/a	—	-50%	-37%	—

Underlying profit	23%	27%	(48)	20%	29%	(122)

1.

ANZ has removed the impact of exchange rate movements to provide a better indication of the Group’s performance in local currency terms. Retranslation is net of revenue hedges taken to income in underlying profit, refer page 34

Underlying profit excluding the impact of acquisitions and exchange rate movements

The following table represents the Group’s underlying profit excluding the impact of the acquisitions referred to on the previous page and the impact of exchange rate movements.

Underlying profit excluding acquisitions and exchange rate movements	Half year Mar 10 $M	Half year Sep 09 $M	Half year Mar 09 $M	Movt Mar 10 v. Sep 09%	Movt Mar 10 v. Mar 09%
Net interest income	5,174	4,940	4,649	5%	11%
Other operating income	2,188	2,266	2,079	-3%	5%

Operating income	7,362	7,206	6,728	2%	9%
Operating expenses	(3,110)	(3,081)	(2,815)	1%	10%

Profit before credit impairment and income tax	4,252	4,125	3,913	3%	9%
Provision for credit impairment	(1,098)	(1,594)	(1,396)	-31%	-21%

Profit before income tax	3,154	2,531	2,517	25%	25%
Income tax expense	(897)	(717)	(727)	25%	23%
Non-controlling interests	(2)	2	(4)	large	-54%

Underlying profit	2,255	1,816	1,786	24%	26%

•	March 2010 half year compared to September 2009 half year

Underlying profit excluding the impact of acquisitions and exchange rates increased by $442 million (24%) to $2,255 million for the half year ended 31 March 2010.

Net interest income increased 5% with higher margins and growth in average interest earning assets of 2% and an increase in customer deposits of 2%. Other operating income decreased 3% with lower earnings from Global Markets following the exceptional results in 2009.

Operating expenses grew 1%. Increased expenses in Australia due to higher personnel, property and other costs offset by lower costs associated with Group transformation programs and Institutional remuneration costs when compared with the September 2009 half.

Provision for credit impairment decreased $496 million to $1,098 million as the global economy begins to recover from higher levels of bankruptcies, business liquidations and commercial losses and a reduction in the number of large single name defaults.

CHIEF FINANCIAL OFFICER’S REVIEW (continued)

Underlying profit excluding the impact of acquisitions and exchange rate movements (cont’d)

•	March 2010 half year compared to March 2009 half year

Underlying profit increased by $469 million (26%).

Operating income growth of 9% reflecting growth in net interest income following an increase in net interest margin (excluding Global Markets) of 32 basis points reflecting recovery of funding costs and the return to more sustainable pricing for risk, especially for Commercial and Institutional lending and a run-off of low margin assets in corporate and institutional partially offset a reduction in Global Markets following the exceptional results in the March 2009 half.

Operating expenses grew 10% with Institutional cost growth up 19% driven by investment in the “Rebuild and Refocus” program and Australia cost growth up 7% due to increased volume growth, property costs and key projects.

Provision for credit impairment decreased $298 million (21%) primarily in Australia with a reduction in the number of large single name defaults.

Pro Forma Comparative review of underlying profit, exchange rate adjusted

To enhance the understanding and comparability of financial information between reporting periods, prior period ‘Pro Forma’ comparatives are prepared which assumes the increase in ownership in ING Australia and ING New Zealand from 49% to 100% took effect from 1 October 2008, effectively restating the Group’s underlying profit for the September 2009 half and March 2009 half. The Landmark and RBS acquisitions have not been included in the Pro Forma given that the impact on the March 2010 half results is not material. The Pro Forma results below are adjusted to exclude the impact of exchange rate movements and assumes the acquisition, effective 1 October 2008, was funded by an issue of ordinary share.

	Half year Mar 10 $M	Half year Sep 09 $M	Half year Mar 09 $M	Movt Mar 10 v. Sep 09%	Movt Mar 10 v. Mar 09%
Net interest income	5,195	4,972	4,699	4%	11%
Other operating income	2,532	2,561	2,341	-1%	8%

Operating income	7,727	7,533	7,040	3%	10%
Operating expenses	(3,374)	(3,330)	(3,081)	1%	9%

Profit before credit impairment and income tax	4,353	4,203	3,959	4%	10%
Provision for credit impairment	(1,098)	(1,594)	(1,396)	-31%	-21%

Profit before income tax	3,255	2,609	2,563	25%	27%
Income tax expense	(937)	(751)	(749)	25%	25%
Non-controlling interests	(2)	2	(4)	large	-50%

Pro Forma underlying profit	2,316	1,860	1,810	25%	28%

CHIEF FINANCIAL OFFICER’S REVIEW (continued)

Income and expenses

Net Interest Income

	Half year Mar 10 $M	Half year Sep 09 $M	Half year Mar 09 $M	Movt Mar 10 v. Sep 09%	Movt Mar 10 v. Mar 09%
Group
Net interest income	5,188	4,986	4,822	4%	8%
Average interest earning assets	428,418	419,867	435,103	2%	-2%
Net interest margin (%)	2.43	2.37	2.22	3%	9%

Group (excluding Global Markets)
Net interest income	4,758	4,518	4,348	5%	9%
Average interest earning assets	356,041	355,992	369,830	0%	-4%
Net interest margin (%)	2.68	2.53	2.36	6%	14%

•	March 2010 half year compared to September 2009 half year

Net interest income at $5,188 million was 4% ($202 million) higher than the September 2009 half.

Volume

Average interest earning assets increased $8.6 billion (2%):

•

Net advances decreased by $2.1 billion (1%) as a result of movement in exchange rates. Excluding this impact, net advances increased by $2.5 billion (1%). Australia increased by $0.7 billion, primarily due to increases in Mortgages driven by strong customer demand for housing loans and market growth partially offset by reductions in Specialised and Relationship Lending ($3.1 billion) and Markets ($3.2 billion), reflecting corporate capital raisings and deleveraging as credit markets recovered. New Zealand decreased by $1.8 billion or 2%, however excluding the impact of exchange rate movements, increased $0.8 billion or 1% primarily from increases in retail and rural businesses. Asia Pacific, Europe & America region decreased by $1.0 billion (5%), however excluding the impact of exchange rate movements, increased $1.0 billion or 6%, primarily through solid growth in Asia ($2.2 billion) driven by continuous business expansion in the region, partially offset by reductions in the United Kingdom ($0.9 billion) and America ($0.3 billion).

•

Other interest earning assets increased by $10.7 billion or 14%. Excluding the impact of exchange rate movements, growth was $13.8 billion or 19%, due primarily to an increase in trading and available-for-sale assets ($10.5 billion) and higher liquid assets ($2.3 billion).

Average deposits and other borrowings increased $12.5 billion (4%):

•

Customer deposits grew by $4.3 billion (2%). Australia grew by $0.3 billion (0.2%) mainly driven by an increase in term deposits as a result of competitive pricing and customer acquisition. New Zealand decreased by $0.6 billion or 1%, however excluding the impact of exchange rate movements, increased by $1.0 billion or 2%, mainly in the retail businesses. Asia Pacific, Europe & America region increased by $4.6 billion (14%) or $8.5 billion (30%) excluding exchange rate movements, driven by deposit raising strategies and customer acquisitions.

•

Wholesale funding increased by $8.2 billion (15%), or $9.7 billion (18%) excluding the impact of exchange rate movements, driven by an increase in certificate of deposits ($4.1 billion) and commercial paper ($4.1 billion).

Loan capital and Bonds and notes increased by $1.2 billion (2%).

Margin

Net interest margin increased by 6 basis points to 2.43% . Excluding the impact of the Markets business, the Group margin increased by 15 basis points. The main drivers of improved margin performance excluding Markets were:

•

Improved asset margin (+14 basis points) from the flow through of repricing activities particularly in Commercial and Institutional; improved fee returns in Institutional due to higher establishment and commitment fees, as customers improve their funding flexibility; and re-pricing in New Zealand.

•

Funding and Asset mix changes (+8 basis points) driven by increased capital mainly through the full half impact of the share purchase and share placement plans in 2009 (+3 basis points), higher customer deposits (+1 basis point), other net funding impacts (+2 basis points), asset mix impact of decline in low margin Institutional assets (+1 basis point) and other asset mix benefits (+1 basis point).

•

This was partly offset by higher funding costs (-5 basis points) and higher cost of deposits (-5 basis points) due to competitive pressures and continued customer migration to lower margin deposit products.

•	Other Items (+3 basis points) includes favourable movement in brokerage costs (+1 basis point) following a write down of Esanda brokerage in the prior half. Net other impact (+2 basis points).

Markets had a -9 basis points impact on the total Group margin. Net interest movements (-2 basis points) due to the impact of funding costs associated with unrealised trading gains on derivatives (-5 basis points), Mismatch outcome (+1 basis point) and other net impacts (+2 basis points). The dilution impact of Markets balance sheet on the Group (-7 basis points) was driven by growth in Trading and Investment assets during the half.

CHIEF FINANCIAL OFFICER’S REVIEW (continued)

Income and expenses, cont’d

Net Interest Income, cont’d

•	March 2010 half year compared to March 2009 half year

Net interest income at $5,188 million for the March 2010 half was 8% ($366 million) higher than the March 2009 half.

Volume

Average interest earning assets decreased $6.7 billion (2%):

•

Net advances decreased by $13.8 billion (4%). Excluding the impact of exchange rates, net advances decreased by $4.1 billion (1%). Australia decreased by $2.6 billion (1%), primarily in Specialised & Relationship Lending ($11.2 billion), Markets ($4.0 billion) and Transaction Banking ($0.4 billion), reflecting corporate capital raisings and deleveraging following the recovery of credit markets. This was partly offset by an increase in Mortgages ($11.6 billion), driven by strong customer demand, Regional Commercial Banking ($0.9 billion) and unsecured lending ($0.7 billion). New Zealand decreased by $5.7 billion (7%), or decreased by $1.9 billion (2%) excluding the impact of exchange rate movements, primarily from a reduction in corporate loans in Relationship & Specialised Lending. Asia Pacific, Europe & America region decreased by $5.5 billion (23%), however excluding exchange rate movements, increased $0.4 billion (2%), primarily through an increases in Asia ($2.5 billion) partially offset by reductions in the United Kingdom ($1.5 billion) and America ($0.6 billion).

•

Other interest earning assets increased by $7.1 billion (9%). Excluding the impact of exchange rate movements, growth was $14.4 billion or 20%, driven by increases in trading and available-for-sale assets ($16.4 billion) as a result of the higher liquidity holdings, partially offset by a reduction in interbank lending ($2.1 billion).

Average deposits and other borrowings increased $3.7 billion (1%):

•

Customer deposits grew by $17.0 billion (8%). Australia region grew by $8.1 billion (6%) due primarily to an uplift in term deposits driven by competitive pricing and customer acquisition. New Zealand region decreased by $1.3 billion (3%), however excluding the impact of exchange rates, increased by $1.0 billion (2%), largely in the retail businesses. Asia Pacific, Europe & America region grew by $10.3 billion (39%) or $16.8 billion (85%) excluding the impact of exchange rate movements, mainly in Asia driven by deposit raising strategies and business expansion in the region.

•

Wholesale funding decreased by $13.3 billion (17%). Excluding the impact of exchange rate movements, wholesale funding decreased by $8.8 billion (12%), driven mainly by a decrease in commercial paper as a result of the global credit market conditions and growth in customer deposits.

Loan capital and Bonds and notes increased by $1.4 billion (2%).

Margin

Net interest margin increased by 21 basis points to 2.43% . Excluding the impact of the Markets business, the Group margin increased by 32 basis points. The main drivers of improved margin performance excluding Markets were:

•

Improved asset margin (+48 basis points) from the flow through of repricing activities throughout 2009, particularly in Commercial and Institutional; improved fee returns in Institutional due to higher establishment and commitment fees.

•

Funding and Asset mix changes (+21 basis points) driven by increased capital mainly through the full impact of the share purchase and share placement plans in 2009 (+9 basis points) and lower wholesale funding (+8 basis points). Asset mix impact of declining low margin Institutional assets (+3 basis points) and other asset mix benefits (+1 basis point).

•	Lower margin from deposits (-19 basis points) due to competitive pressures and continued customer migration to lower margin deposit products.

•	Higher funding costs (-18 basis points) reflecting lower returns on capital and lag impact of passing on rate movements in a rising rate environment.

Markets had a -11 basis points impact on the total Group margin. Net interest movements (-1 basis point) due to the impact of funding costs associated with unrealised trading gains on derivatives (-11 basis points), the Mismatch outcome (+9 basis points) and other net impacts (-1 basis point). The dilution impact of Markets balance sheet on the Group (-10 basis points) was driven by strong growth in Trading and Investment assets during the half.

CHIEF FINANCIAL OFFICER’S REVIEW (continued)

Income and expenses, cont’d

Other Operating Income

	Half year Mar 10 $M	Half year Sep 09 $M	Half year Mar 09 $M	Movt Mar 10 v. Sep 09%	Movt Mar 10 v. Mar 09%
Fee income	1,178	1,266	1,216	-7%	-3%
Foreign exchange earnings	360	393	539	-8%	-33%
Profit on trading instruments	159	222	90	-28%	77%
Net income from wealth management	350	112	108	large	large
Other	329	346	265	-5%	24%

Underlying other operating income	2,376	2,339	2,218	2%	7%
Economic hedging—fair value gains/(losses)	(192)	(1,013)	655	-81%	large
Revenue and net investment hedges	33	3	27	large	22%
ANZ share of ING NZ investor settlement	27	(35)	(138)	large	large
Fair value impairment for INGA and INGNZ	(213)	—	—	n/a	n/a
Credit risk on impaired derivatives[1]	(17)	10	(92)	large	-82%
Treasury shares adjustment	(57)	—	—	n/a	n/a
Non continuing businesses
Credit intermediation trades	64	759	(812)	-92%	large
Other	8	(6)	(113)	large	large

Other operating income	2,029	2,057	1,745	-1%	16%

Composition of Global Markets Underlying income
Net interest income	430	468	474	-8%	-9%
Foreign exchange earnings	282	297	475	-5%	-41%
Profit on trading instruments	161	292	33	-45%	large
Fee and other income	79	91	65	-13%	22%

Total Markets income	952	1,148	1,047	-17%	-9%

1.	Reclassified to credit provisions on page 26

•	March 2010 half year compared to September 2009 half year

Other operating income decreased $28 million (1%) from the September half. Excluding the adjustments to statutory profit (refer pages 13 to 15), underlying other operating income increased $37 million (2%) and excluding acquisitions and exchange rates decreased $78 million.

The following explanations relate to underlying other operating income:

•	Fee income decreased $88 million (7%). Excluding the impact of acquisitions and exchange rates, fee income decreased $71 million:

•	Lending fee income decreased $42 million (11%):

•

Australia decreased $40 million due to a $20 million reduction in Deposits as a result of the impact from lower fees and an $18 million decrease in Markets due to an increased proportion of yield related business.

•	Non-lending fee income decreased $29 million (4%):

•

Australia decreased $38 million (7%). Consumer Cards and Unsecured Lending reduced $14 million and Deposits was $13 million lower both due mainly to the reduction in exception fees. Markets decreased $12 million as a result of reduced volumes.

•	New Zealand decreased $14 million which includes the reductions to exception fees.

•	Asia Pacific, Europe & America increased $23 million due mainly as a result of increased volumes in Singapore.

•

Foreign exchange earnings decreased $33 million however excluding the impact of acquisitions and exchange rates, decreased $7 million. New Zealand decreased $16 million as a result of lower market volatility. Asia Pacific, Europe & America increased $14 million with South Asia up $28 million due to higher earnings in Singapore and North Asia $16 million lower reflecting reduced earnings in Korea.

CHIEF FINANCIAL OFFICER’S REVIEW (continued)

Income and expenses, cont’d

Other Operating Income, cont’d

•

Profit on trading instruments decreased $63 million however excluding the impact of acquisitions and exchange rates, decreased $60 million, which included a $111 million increase in unrealised trading gains directly offset by an equivalent decrease in net interest income. Excluding this impact, the Markets business has been impacted by reduced volatility in the interest rate market and lower sales revenue. Relationship Banking increased $57 million due to mark-to-market losses in the September 2009 half on credit derivatives used to hedge existing customer exposures.

•	Other income decreased $17 million however excluding the impact of acquisitions and exchange rates, increased $60 million:

•

Asia Pacific, Europe & America increased $23 million. The current half included $25 million reversal of the write down of the investment in Saigon Securities Incorporation (SSI). Equity accounted earnings decreased $5 million due to lower earnings in AMMB Holdings Berhad (AMMB) and Bank of Tianjin (BOT) offset by higher earnings in Panin. Higher other income of $3 million included an increase in Europe of $9 million, $6 million dividend income from Sacombank, a $6 million increase in Singapore due to the sale of available-for-sale securities offset by non-recurrence of a $21 million mark-to-market gain on Panin warrants in the September 2009 half.

•

Australia increased $29 million. Mortgages grew $10 million due to increased insurance premiums. INGA earnings increased $20 million, adjusting the first half of 2010 result to be on a 49% equity accounted basis, principally as a result of improved investment markets.

•	Movements in average exchange rates decreased total other operating income $74 million.

Total Global Markets income is affected by mix impacts between the categories within other operating income and net interest income. Total Global Markets income decreased $196 million.

•	March 2010 half year compared to March 2009 half year

Other operating income increased $284 million (16%). Excluding the adjustments to statutory profit (refer pages 13 to 15), underlying other operating income increased $158 million (7%) and excluding acquisitions and exchange rates, increased $109 million.

The following explanations relate to underlying other operating income:

•	Fee income decreased $38 million (3%) however excluding the impact of acquisitions and exchange rates, fee income increased $6 million.

•

Lending fee income increased $7 million. Asia Pacific, Europe & America increased $10 million with South Asia up $7 million due to growth in the Philippines and Vietnam and North Asia $6 million higher due to Hong Kong and China. New Zealand increased $8 million due to pricing initiatives, particularly in Commercial and Institutional. Australia decreased $11 million: Markets decreased $22 million due to an increased proportion of yield related business; Deposits decreased $19 million as a result of the impact from lower exception fees; Relationship Lending increased $12 million due to increased volumes; and Transaction Banking increased $12 million due mainly to pricing initiatives.

•

Non-lending fee income decreased $1 million. Australia decreased $8 million with a $29 million decrease in Deposits due to the impact from changes to exception fees and pricing initiatives offset by a $19 million increase in Specialised Lending due to increased volumes. New Zealand decreased $20 million which includes the impact from changes to exception fees. Asia Pacific, Europe & America increased $27 million due to a $26 million increase in South Asia as a result of volume growth in Singapore.

•

Foreign exchange earnings decreased $179 million (33%) however excluding the impact of acquisitions and exchange rates, decreased $151 million. Australia decreased $83 million due to a decrease in Markets as a result of reduced volatility in global currency markets and lower sales volumes. Asia Pacific, Europe & America decreased $35 million with North Asia $23 million lower due mainly to reduced earnings in Korea, UK & Europe decreased $23 million as a result of reduced volatility in global currency markets and lower sales volumes and South Asia increased $8 million with an increase in Singapore offset by reductions in Indonesia and Vietnam. New Zealand decreased $33 million due to lower Institutional earnings as a result of reduced global volatility.

•

Profit on trading instruments increased $69 million however excluding the impact of acquisitions and exchange rates, increased $87 million which included a $234 million increase in unrealised trading gains directly offset by an equivalent decrease in net interest income. Excluding this offset, the Markets business has been impacted by reduced volatility in the interest rate market and lower sales revenue. Relationship Banking decreased $53 million due to mark-to-market profits in the March 2009 half on credit derivatives used to hedge existing customer exposures.

CHIEF FINANCIAL OFFICER’S REVIEW (continued)

Income and expenses, cont’d

Other Operating Income, cont’d

•	Other income increased $64 million however excluding the impact of acquisitions and exchange rates, increased $158 million.

•

Asia Pacific, Europe & America increased $95 million. The current half included a $25 million gain due to the reversal of the write-down of the investment in SSI originally booked in the first half of 2009. The March 2009 half included a $35 million mark-to-market loss on Panin warrants. The current half included a $6 million conversion gain on SSI options compared to a $7 million mark-to-market loss on SSI options in the first half of 2009. Equity accounted earnings decreased $18 million due to lower earnings in SCRB offset by higher equity accounted earnings in Panin. Higher other income of $15 million included an increase in Europe of $9 million and a $6 million increase in Singapore due to the sale of available-for-sale securities.

•

Australia increased $74 million. INGA earnings increased $47 million, adjusting the first half of 2010 result to be on a 49% equity accounted basis, as a result of improved investment markets. Mortgages grew $18 million due to increased Lenders Mortgage Insurance premiums associated with higher volumes, Specialised Lending grew $10 million as a result of increased income from the Structured Asset & Export Finance business and Investment and Insurance Products increased $8 million due to increased volumes in ETrade.

•	New Zealand decreased $11 million due mainly to the sale of 16 bank branches in the March 2009 half.

•	Movements in average exchange rates reduced total other operating income by $139 million.

Total Global Markets income is affected by mix impacts between the categories within other operating income and net interest income. Total Global Markets income decreased $94 million.

CHIEF FINANCIAL OFFICER’S REVIEW (continued)

Income and expenses, cont’d

Expenses

	Half year Mar 10 $M	Half year Sep 09 $M	Half year Mar 09 $M	Movt Mar 10 v. Sep 09%	Movt Mar 10 v. Mar 09%
Personnel expenses	1,910	1,824	1,769	5%	8%
Premises expenses	298	275	281	8%	6%
Computer expenses	406	413	351	-2%	16%
Other expenses	635	612	543	4%	17%

Underlying operating expenses	3,249	3,124	2,944	4%	10%
Organisational transformation costs (incl. One ANZ restructuring)[1]	—	5	137	-100%	-100%
Non continuing businesses	7	6	9	17%	-22%
Integration and acquisition costs and amortisation of intangibles[2]	126	—	—	n/a	n/a

Total operating expenses	3,382	3,135	3,090	8%	9%

1.

Sep 2009 comprises One ANZ restructuring costs of $5 million. Mar 2009 comprises personnel expenses of $6 million, computer expenses of $3 million and other expenses of $15 million and One ANZ restructuring costs of $113 million (refer page 14)

2.	Mar 2010 comprises personnel expenses of $35 million, premises expenses of $2 million, computer expenses of $5 million and other expenses of $84 million

•	March 2010 half year compared to September 2009 half year

Operating expenses increased $247 million (8%) from the September 2009 half. Excluding the adjustments between statutory profit and underlying profit (refer pages 13 to 15), underlying operating expenses increased $125 million (4%) and excluding acquisitions and exchange rates increased $29 million. Movements in exchange rates decreased costs by 1%. Excluding exchange rates and acquisitions, most cost growth in the first half was in the Australian division (up 5%) due to increased personnel costs relating to volume growth in collections, credit assessment and small business frontline, commercial property costs, telecommunication costs and spend on initiatives. Group Centre costs were lower reflecting higher central project and transformation costs in the second half of 2009. Asia Pacific (excluding Institutional) growth of 17% reflected continued investment in expanding distribution across the region and increased resources to support the growth agenda. Costs were 1% lower in New Zealand and were flat in Institutional.

The following movements relate to underlying operating expenses:

•

Personnel expenses increased $86 million (5%) however excluding acquisitions and exchange rates, increased $39 million as a result of annual salary increases and a 3% increase in staff numbers. Increases in staff numbers were in Asia Pacific, Europe & America with North Asia increasing 187 employees and South Asia increasing 163 employees due to continued growth in the business.

•

Premises costs increased $23 million (8%) (same for excluding acquisitions and exchange rates), with a $12 million increase in utilities and other outgoings due to a $6 million increase in security costs partly due to the ANZ centre and depreciation was $6 million higher due to the ANZ Centre.

•

Computer costs decreased $7 million however excluding acquisitions and exchange rates, decreased $16 million due to a $26 million reduction in software purchased due mainly to decreases in Markets and Technology reflecting lower licence costs and a $9 million reduction in software written-off. Rental and repairs increased $10 million as a result of higher regional network costs and depreciation increased $6 million.

•

Other expenses increased $23 million (4%) and excluding acquisitions and exchange rates, decreased $16 million. New Zealand other expenses decreased $7 million due mainly to a reduction in offshoring costs. Stamp and other duties decreased $5 million which included a $3 million reduction in Esanda.

•	Movements in exchange rates decreased costs $43 million.

CHIEF FINANCIAL OFFICER’S REVIEW (continued)

Income and expenses, cont’d

Expenses, cont’d

•	March 2010 half year compared to March 2009 half year

Operating expenses increased $292 million (9%). Excluding the adjustments between statutory profit and underlying profit (refer pages 13 to 15), underlying operating expenses increased $305 million (10%) and excluding acquisitions and exchange rates increased $295 million. Movements on exchange rates decreased costs by 6%. Excluding exchange rates and acquisitions, Institutional cost growth was up 19% driven by investment in the “Rebuild and Refocus” program and remuneration. Australia was up 7% due to key projects, volume growth, property costs and salary inflation. Asia Pacific (excluding Institutional) costs up were up 29% with substantial investment in expanding branch networks across the region and increased resources to drive the growth agenda. Costs were lower in New Zealand by 1%.

The following explanations are based on underlying operating expenses:

•

Personnel costs were up $141 million (8%) however excluding acquisitions and exchange rates increased $151 million, as a result of annual salary increases and a 4% increase in staff numbers. Increases in staff numbers were in Asia Pacific, Europe & America with North Asia up 357 employees and South Asia increasing 336 employees due to continued growth in the business.

•

Premises costs increased $17 million (6%) however excluding the impact of acquisitions and exchange rates, increased $28 million. Utilities and other outgoings increased $11 million and depreciation of premises increased $9 million both mainly due to the ANZ Centre.

•

Computer costs grew $55 million (16%) however excluding the impact of acquisitions and exchange rates increased $53 million. Computer contractors increased $30 million due mainly to increased project related work in Technology, rentals and repairs increased $14 million due mainly to an $11 million increase in Technology due to commencement of ANZ Centre computer costs and regional network costs and depreciation increased $13 million.

•

Other expenses increased $92 million (17%) however excluding the impact of acquisitions and exchange rates, increased $64 million. Professional fees grew $28 million including an increase in Group Centre due to project work.

•	Advertising costs increased $13 million due mainly to increased marketing costs in Australia. Depreciation of furniture and equipment increased $11 million due to the ANZ Centre.

•	Movements in exchange rates decreased costs $129 million.

CHIEF FINANCIAL OFFICER’S REVIEW (continued)

Credit risk (including credit risk on derivatives)

Provision for credit impairment charge

Total credit impairment charge relating to lending assets, commitments and debt securities classified as available-for-sale assets decreased $550 million from the September 2009 half to $1,082 million. The underlying credit impairment charge decreased $523 million to $1,098 million. The credit impairment charge has reduced as the economy showed signs of recovery even though trading conditions have remained difficult for a number of commercial businesses. There has also been a reduction in the number of large single name defaults. The individual provision charge and collective provision charge both decreased across major segments.

	Half year Mar 10 $M	Half year Sep 09 $M	Half year Mar 09 $M	Movt Mar 10 v. Sep 09%	Movt Mar 10 v. Mar 09%
Australia	735	981	1,072	-25%	-31%
Asia Pacific, Europe & America	102	154	122	-34%	-16%
New Zealand	261	486	241	-46%	8%

Underlying provision for credit impairment charge	1,098	1,621	1,435	-32%	-23%

Non continuing businesses	1	1	30	0%	-97%
Credit risk on impaired derivatives[1]	(17)	10	(92)	large	-82%

Provision for credit impairment charge	1,082	1,632	1,373	-34%	-21%

1.

Credit valuation adjustments on defaulted or impaired exposures of $17 million are reclassified as provision for credit impairment (Sep 2009 half: $10 million reversal; Mar 2009 half: $92 million). Refer page 15

Individual provision charge

Total individual provision charge decreased $255 million to $1,046 million from the September 2009 half.

The underlying individual provision charge decreased $221 million to $1,062 million, due to reductions in Australia and New Zealand. The decrease in Australia of $144 million was driven by a lower level of new provisions in retail, commercial and wealth segments as the portfolios began to see some improvement from the impacts of the financial crisis. This is coupled with the reductions in the number of large single name provisions raised within the Australian Institutional portfolio. The decrease in New Zealand of $116 million was due to a lower number of large new provisions raised, particularly within Institutional, compared to the high level of new provisions in retail and commercial in the second half of 2009. These reductions were partially offset by an increase of $19 million in Asia Pacific, Europe & America.

	Half year Mar 10 $M	Half year Sep 09 $M	Half year Mar 09 $M	Movt Mar 10 v. Sep 09%	Movt Mar 10 v. Mar 09%
Australia	753	897	1,290	-16%	-42%
Asia Pacific, Europe & America	77	58	43	33%	79%
New Zealand	212	328	178	-35%	19%

Underlying individual provision charge for loans and advances	1,042	1,283	1,511	-19%	-31%

Individual provision charge as a % of average net advances	0.62%	0.74%	0.85%

Impairment on AFS assets[1]	20	—	20	n/a	0%

Total underlying individual provision charge	1,062	1,283	1,531	-17%	-31%

Non continuing businesses	1	8	30	-88%	-97%
Credit risk on impaired derivatives	(17)	10	(92)	large	-82%

Total individual provision charge	1,046	1,301	1,469	-20%	-29%

1.	Impairment on AFS assets impacts on Asia Pacific, Europe & America.

CHIEF FINANCIAL OFFICER’S REVIEW (continued)

Credit risk (including credit risk on derivatives), cont’d

Individual provision charge, cont’d

	Half year Mar 10 $M	Half year Sep 09 $M	Half year Mar 09 $M	Movt Mar 10 v. Sep 09%	Movt Mar 10 v. Mar 09%
Underlying new and increased provisions
Australia	909	1,033	1,389	-12%	-35%
Asia Pacific, Europe & America	90	66	51	36%	76%
New Zealand	303	356	190	-15%	59%

New and increased provisions for loans and advances	1,302	1,455	1,630	-11%	-20%

Underlying recoveries and writebacks
Australia	(156)	(136)	(99)	15%	58%
Asia Pacific, Europe & America	(13)	(8)	(8)	63%	63%
New Zealand	(91)	(28)	(12)	large	large

Recoveries and writebacks	(260)	(172)	(119)	51%	large

Collective provision charge

The collective provision charge decreased $295 million from the September 2009 half to $36 million, with decreases experienced across all regions. The decrease in Australia was largely due to slowing in credit deterioration in the Commercial and Institutional portfolios as well as releases associated with transfers of customers to impaired. The New Zealand charge decreased $108 million as a result of relatively flat lending volumes and a lower number of institutional downgrades, partially offset by weakening risk profile in the Rural and Commercial portfolios. The decrease in Asia Pacific, Europe & America was attributable to releases associated with increased individual provision charges during the current half and a reduction in the concentration risk component of the collective provision. The charge in the March 2010 half was mainly driven by increased exposure in Institutional Asia, primarily Singapore and Indonesia.

The analysis of the collective provision charge by business unit and by source is set out below:

	Half year Mar 10 $M	Half year Sep 09 $M	Half year Mar 09 $M	Movt Mar 10 v. Sep 09%	Movt Mar 10 v. Mar 09%
Collective provision charge by source
Lending growth	19	(69)	67	large	-72%
Risk profile	(20)	110	141	large	large
Portfolio mix	6	(15)	2	large	large
Economic cycle and concentration risk adjustment	31	305	(306)	-90%	large

Collective provision charge	36	331	(96)	-89%	large

Underlying collective provision charge by region
Australia	(18)	84	(218)	large	-92%
Asia Pacific, Europe & America	4	96	59	-96%	-93%
New Zealand	50	158	63	-68%	-21%

Collective provision charge	36	338	(96)	-89%	large

Non continuing businesses	—	(7)	—	-100%	n/a

Collective provision charge	36	331	(96)	-89%	large

CHIEF FINANCIAL OFFICER’S REVIEW (continued)

Credit risk (including credit risk on derivatives), cont’d

Expected loss

Management believe that disclosure of modelled expected loss data will assist in assessing the longer term expected loss rates on the lending portfolio as it removes the volatility in reported earnings created by the use of IFRS credit loss provisioning. The expected loss methodology is used internally for return on equity analysis and reporting. Expected loss on the current portfolio was $1,669 million, an increase of $42 million over the September 2009 half.

	% of Group exposure at default	Half year Mar 10	Half year Sep 09	Half year Mar 09
Australia	68%	0.32%	0.32%	0.30%
Asia Pacific, Europe & America	13%	0.35%	0.36%	0.39%
New Zealand	19%	0.28%	0.28%	0.28%

Total	100%	0.32%	0.31%	0.31%

Expected loss ($million)		1,669	1,627	1,713

Credit risk loss/(gain) on derivatives

ANZ recognised a gain of $47 million on credit risk on derivatives (comprising structured credit intermediation trades and impaired derivatives transacted with corporate customers) during the half year ended 31 March 2010.

	Half year Mar 10 $M	Half year Sep 09 $M	Half year Mar 09 $M	Movt Mar 10 v. Sep 09%	Movt Mar 10 v. Mar 09%
Credit risk on derivatives
Credit intermediation trade related[1]	(64)	(759)	812	-92%	large
Credit risk on impaired derivatives	17	(10)	92	large	-82%

Credit risk on derivatives	(47)	(769)	904	-94%	large

[1].

In 2009 and 2010 ANZ partially hedged the foreign currency exposure relating to structured credit intermediation trades. Included in the current half year result is a $14 million loss on foreign currency hedges (Sep 2009 half: $150 million; Mar 2009 half: $5 million). All hedges were closed out before March 2010.

Structured credit intermediation trades

ANZ entered into a series of structured credit intermediation trades from 2004 to 2007. ANZ sold protection using credit default swaps over these structures and then to mitigate risk purchased protection via credit default swaps over the same structures from eight US financial guarantors. The underlying structures involve credit default swaps (CDS) over synthetic collateralised debt obligations (CDOs), portfolios of external collateralised loan obligations (CLOs) or specific bonds/floating rate notes (FRNs).

Being derivatives, both the sold protection and purchased protection are marked-to-market. Prior to the commencement of the global credit crisis, movements in valuations of these positions were not significant and largely offset each other in income. Following the onset of the credit crisis, the purchased protection has provided only a partial offset against movements in valuation of the sold protection as:

•	one of the purchased protection counterparties defaulted and many of the remaining were downgraded, and

•	ANZ makes a credit valuation adjustment on the remaining purchased protection counterparties reflective of changes to credit worthiness.

ANZ is actively managing this portfolio with a view to reduce the exposure via termination and restructuring of both the bought and sold protection. To date, all but one of the sold protection trades on which the purchased protection counterparty defaulted has been terminated. Other sold protection trades were also terminated or have matured in the current period with the notional amount on the outstanding sold trades at 31 March 2010 being US$8.6 billion (Sep 2009: US$11.0 billion, Mar 2009: US$11.0 billion).

	Half year Mar 10 $M	Half year Sep 09 $M	Half year Mar 09 $M	Movt Mar 10 v. Sep 09%	Movt Mar 10 v. Mar 09%
Financial impacts on credit intermediation
Mark-to-market credit exposure to financial guarantors	588	1,010	3,268	-42%	-82%
Cumulative costs relating to financial guarantors
Credit valuation adjustment for outstanding transactions	196	352	1,265	-44%	-85%
Other costs (cumulative life to date)	324	232	78	40%	large

Cumulative costs	520	584	1,343	-11%	-61%

The cumulative costs include realised losses relating to restructuring trades to reduce risks which were unhedged due to default by the purchased protection counterparty and realised losses on termination of sold protection trades. It also includes foreign exchange hedging losses.

CHIEF FINANCIAL OFFICER’S REVIEW (continued)

Credit risk (including credit risk on derivatives), cont’d

The credit risk expense on structured credit derivatives still remains volatile reflecting the impact of market movements in credit spreads and USD/AUD rates. It is likely there will continue to be volatility in this market value. The overall credit exposure however is significantly reduced reflecting reduction in credit spreads, relative stabilisation in the credit markets and progress in unwinding these trades. The remaining trades continue to be actively managed with a view to termination where an appropriate opportunity presents itself.

Gross impaired loans

Gross impaired loans at $5,330 million represent a $938 million increase over 30 September 2009, driven by increases in the balance across all regions. The rate of emergence of new impaired loans is stable, however, a relatively higher level of security has translated into lower individual provisions. The increase in Australia was driven by higher customer defaults particularly within the middle market and commercial segments. The New Zealand increase of $367 million was largely attributable to higher levels of defaults within the Rural, Commercial and Retail portfolios as a result of earlier deterioration in the local economy. Asia Pacific, Europe & America’s increase was associated with a small number of Institutional customer downgrades across Asia and America.

Net impaired loans

Net impaired loans at $3,770 million represent a $890 million increase over 30 September 2009. The Group has an individual provision coverage ratio of 29%. The individual provision coverage ratio was skewed by large impaired loans with high security which attracts lower individual provisions.

	As at Mar 10	As at Sep 09	As at Mar 09	Movt	Movt
				Mar 10	Mar 10
				v. Sep 09	v. Mar 09
	$M	$M	$M	%	%
Gross impaired loans
Australia	3,673	3,232	2,969	14%	24%
Asia Pacific, Europe & America	317	187	218	70%	45%
New Zealand	1,340	973	504	38%	large

Total gross impaired loans	5,330	4,392	3,691	21%	44%

	As at Mar 10	As at Sep 09	As at Mar 09	Movt	Movt
				Mar 10	Mar 10
				v. Sep 09	v. Mar 09
	$M	$M	$M	%	%
Net impaired loans
Australia	2,698	2,184	1,906	24%	42%
Asia Pacific, Europe & America	204	112	173	82%	18%
New Zealand	868	584	280	49%	large

Total net impaired loans	3,770	2,880	2,359	31%	60%

Individual provision coverage	29%	34%	36%

CHIEF FINANCIAL OFFICER’S REVIEW (CONTINUED)

Credit risk (including credit risk on derivatives), cont’d

Net impaired loans, cont’d

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	$M	$M	$M	%	%
New and increased impaired loans
Australia	1,941	1,723	2,762	13%	-30%
Asia Pacific, Europe & America	224	127	129	76%	74%
New Zealand	876	970	422	-10%	large

Total new and increased impaired loans	3,041	2,820	3,313	8%	-8%

	As at Mar 10	As at Sep 09	As at Mar 09	Movt	Movt
				Mar 10	Mar 10
				v. Sep 09	v. Mar 09
	$M	$M	$M	%	%
Restructured items[1]
Australia	243	298	—	-18%	n/a
Asia Pacific, Europe & America	311	374	—	-17%	n/a
New Zealand	6	1	17	large	-65%

Total restructured items	560	673	17	-17%	large

1.

Restructured items are facilities in which the original contractual terms have been modified to provide for concessions of interest, or principal, or other payments due, or for an extension in maturity for a non-commercial period for reasons related to the financial difficulties of a customer, and are not considered impaired. Includes both on and off balance sheet exposures

	As at Mar 10	As at Sep 09	As at Mar 09	Movt	Movt
				Mar 10	Mar 10
				v. Sep 09	v. Mar 09
	$M	$M	$M	%	%
Net impaired commitments and contingencies
Australia	559	491	431	14%	30%
Asia Pacific, Europe & America	1	—	—	n/a	n/a
New Zealand	78	25	10	large	large

Net impaired commitments and contingencies	638	516	441	24%	45%

CHIEF FINANCIAL OFFICER’S REVIEW (continued)

Income tax expense

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	$M	$M	$M	%	%
Income tax expense charged in the income statement	826	752	683	10%	21%
Effective tax rate	30.0%	33.0%	32.5%

Income tax expense on underlying profit[1]	920	720	749	28%	23%
Effective tax rate (underlying profit1)	28.6%	27.9%	28.1%

1.	Refer pages 13 to 15 for explanation of adjustments between statutory profit and underlying profit

•	March 2010 half year compared to September 2009 half year

The Group’s effective tax rate was 30.0%, down 3.0% . The decrease was due primarily to the New Zealand conduit tax provision included in the September 2009 half offset by non-deductible fair value adjustment of our interest in ING Australia and ING New Zealand in the March 2010 half and a reduction in unrealised losses associated with the Offshore Banking unit (OBU) included in the September 2009 half. The March 2010 half also included a release of residual New Zealand conduit tax provision. The underlying effective tax rate increased 0.7% .

•	March 2010 half year compared to March 2009 half year

The Group’s effective tax rate decreased by 2.5% due primarily to a reduction in unrealised losses associated with the OBU and a release of excess New Zealand conduit tax provision offset by the non-deductible fair value adjustment of our interest in ING Australia and ING New Zealand. The underlying effective tax rate increased 0.5% .

Earnings per share1 (cents)

	Half year Mar 10	Half year Sep 09	Half year Mar 09	Movt	Movt
				Mar 10	Mar 10
				v. Sep 09	v. Mar 09
				%	%
Basic	76.8	64.8	66.3	19%	16%
Diluted	75.4	63.8	63.4	18%	19%

Underlying earnings per share
Profit attributable to shareholders of the Company ($M)	1,925	1,526	1,417	26%	36%
Less: Adjustments between statutory profit and underlying profit ($M)	(373)	(338)	(491)	10%	-24%

Underlying profit ($M)	2,298	1,864	1,908	23%	20%
Preference share dividend[2] ($M)	(6)	(9)	(24)	-33%	-75%

Underlying profit excluding preference share dividend ($M)	2,292	1,855	1,884	24%	22%

Weighted average number of ordinary shares (M)	2,511.0	2,341.8	2,100.7	7%	20%

Underlying earnings per share (cents)	91.3	79.2	89.7	15%	2%

1.	Refer page 90 for full calculation
2.	The earnings per share calculation excludes the Euro Hybrid preference shares

March 2010 half year earnings per share increased 19% (12 cents) on the September 2009 half. Underlying EPS for the Group increased by 15% (12.1 cents) on the September 2009 half. The main drivers of the increase in Underlying EPS on the September 2009 half were:

•	an increase in profit before credit impairment (after tax) which contributed 4.2%

•	an after tax decrease in credit impairment charge which contributed 19.4%

•	dilution from an increase in the weighted average number of shares (8.3%).

Earnings per share were up 16% (10.5 cents) to 76.8 cents on the March 2009 half. Underlying EPS for the Group increased 2% or 1.6 cents on the March 2009 half. The main drivers of the increase in Underlying EPS on the March 2009 half were:

•	an increase in profit before credit impairment (after tax) which contributed 9.1%

•	an after tax decrease in credit impairment charge which contributed 12.5%

•	dilution from an increase in the weighted average number of shares (19.9%).

CHIEF FINANCIAL OFFICER’S REVIEW (continued)

Dividends

	Half year Mar 10	Half year Sep 09	Half year Mar 09	Movt	Movt
				Mar 10	Mar 10
				v. Sep 09	v. Mar 09
				%	%
Dividend per ordinary share (cents)
Interim (fully franked)	52	n/a	46	n/a	13%
Final (fully franked)	n/a	56	n/a	n/a	n/a

Ordinary share dividend payout ratio[1] (%)	68.7%	92.5%	71.3%
Ordinary share dividends used in payout ratio[1] ($M)	1,318	1,403	993	-6%	33%
Profit after tax ($M)	1,925	1,526	1,417	26%	36%
Less: Adjustments between statutory profitand underlying profit ($M)	(373)	(338)	(491)	10%	-24%

Underlying profit ($M)	2,298	1,864	1,908	23%	20%
Ordinary share dividend payout ratio[1] (underlying basis)	57.5%	75.6%	52.7%

1.

Dividend payout ratio calculated using proposed 2010 interim dividend of $1,318 million. The proposed 2010 interim dividend of $1,318 million is based on the forecast number of ordinary shares on issue at the dividend record rate. Dividend Payout ratios for the September 2009 half year and March 2009 half year calculated using actual dividend paid of $1,403 million and $993 million respectively.

The Directors propose that an interim dividend of 52 cents be paid on 1 July 2010 on each eligible fully paid ANZ ordinary share. The proposed 2010 interim dividend will be fully franked for Australian tax purposes.

Australia and New Zealand Banking Group Limited (ANZ) has a Dividend Reinvestment Plan (DRP) and a Bonus Option Plan (BOP) that will operate in respect of the 2010 interim dividend. For the 2010 interim dividend, ANZ intends to provide shares under the DRP and BOP through the issue of new shares. The “Acquisition Price” to be used in determining the number of shares to be provided under the DRP and BOP will be calculated by reference to the arithmetic average of the daily volume weighted average sale price of fully paid ANZ ordinary shares sold on the ASX during the seven trading days commencing 14 May 2010 less a 1.5% discount, and then rounded to the nearest whole cent. Shares provided under the DRP and BOP will rank equally in all respects with existing fully paid ANZ ordinary shares. Election notices from shareholders wanting to commence, cease or vary their participation in the DRP or BOP for the 2010 interim dividend must be received by ANZ’s Share Registrar by 5.00 pm (Melbourne time) on 12 May 2010. Subject to receiving effective contrary instructions from the shareholder, dividends payable to shareholders with a registered address in Great Britain (including the Channel Islands and the Isle of Man) or New Zealand will be converted to pounds sterling and New Zealand dollars respectively at ANZ’s exchange rate at 5.00 pm (Melbourne time) on 14 May 2010. There is no foreign conduit income attributed to the dividend.

CHIEF FINANCIAL OFFICER’S REVIEW (continued)

Market risk

Traded Market Risk

Below are aggregate Value at Risk (VaR) exposures at 97.5% and 99% confidence levels covering both physical and derivatives trading positions for the Bank’s principal trading centres. Figures are converted from USD at closing exchange rates. The VaR exposures do not include foreign exchange translation exposure on the mark-to-market for credit risk on structured credit derivatives as this is not a traded position.

•	97.5% confidence level (1 day holding period)

	As at Mar 10 $M	High for period Mar 10 $M	Low for period Mar 10 $M	Avg for period Mar 10 $M	As at Sep 09 $M	High for period Sep 09 $M	Low for period Sep 09 $M	Avg for period Sep 09 $M
Value at Risk at 97.5% confidence
Foreign exchange	1.9	7.8	0.8	2.5	3.5	4.6	0.9	2.0
Interest rate	23.8	23.8	9.2	15.7	9.6	10.8	2.4	6.6
Credit Spread	4.4	4.9	1.7	3.0	2.4	3.2	1.2	1.8
Commodities	2.1	3.2	1.1	2.2	1.2	4.3	0.6	1.4
Diversification benefit	(7.6)	n/a	n/a	(7.8)	(7.1)	n/a	n/a	(4.4)

Total VaR	24.6	24.9	10.0	15.6	9.6	13.2	3.6	7.4

•	99% confidence level (1 day holding period)

	As at Mar 10 $M	High for period Mar 10 $M	Low for period Mar 10 $M	Avg for period Mar 10 $M	As at Sep 09 $M	High for period Sep 09 $M	Low for period Sep 09 $M	Avg for period Sep 09 $M
Value at Risk at 99% confidence
Foreign exchange	2.7	10.4	1.3	3.9	4.8	7.0	1.3	3.2
Interest rate	52.7	57.4	15.2	27.6	19.0	19.5	3.7	10.6
Credit Spread	6.3	7.0	2.1	4.1	3.1	5.3	1.6	2.4
Commodities	3.0	5.0	2.4	3.6	1.7	8.0	0.8	2.3
Diversification benefit	(8.6)	n/a	n/a	(10.7)	(10.8)	n/a	n/a	(6.7)

Total VaR	56.1	56.1	15.0	28.5	17.8	25.9	4.5	11.8

Non-Traded Interest Rate Risk

Non-traded interest rate risk relates to the potential adverse impact of changes in market interest rates on future net interest income. Interest rate risk is reported using various techniques including VaR and scenario analysis to a 1% rate shock.

•	97.5% confidence level (1 day holding period)

	As at Mar 10 $M	High for period Mar 10 $M	Low for period Mar 10 $M	Avg for period Mar 10 $M	As at Sep 09 $M	High for period Sep 09 $M	Low for period Sep 09 $M	Avg for period Sep 09 $M
Value at Risk at 97.5% confidence
Australia	27.3	27.3	20.3	22.9	18.3	20.7	12.5	17.6
New Zealand	7.8	12.8	7.8	9.8	9.3	9.3	2.8	6.0
Overseas Markets	8.4	8.4	4.3	5.8	6.4	7.9	3.3	6.0
Diversification benefit	(4.5)	n/a	n/a	(5.8)	(8.0)	n/a	n/a	(5.7)

Total VaR	39.0	39.0	28.7	32.7	26.0	27.1	13.8	23.9

•	Impact of 1% rate shock on the next 12 months’ net interest income[1]

	As at	As at
	Mar 10	Sep 09
As at period end	0.91%	0.67%
Maximum exposure	1.37%	1.05%
Minimum exposure	0.81%	0.49%
Average exposure (in absolute terms)	1.03%	0.74%

1.

The impact is expressed as a percentage of net interest income. A positive result indicates that a rate increase is positive for net interest income. Conversely, a negative indicates a rate increase is negative for net interest income

CHIEF FINANCIAL OFFICER’S REVIEW (continued)

Market risk, cont’d

Revenue related hedges

The Group uses derivative instruments to economically hedge against the adverse impact on future offshore revenue streams from exchange rate movements. Movements in average exchange rates, net of associated revenue hedges, resulted in a decrease of $48 million in the Group’s underlying profit after tax for the March 2010 half when compared to the September 2009 half (Mar 2009 half: decrease $122 million). This included the impact on earnings (underlying basis) from associated revenue hedges, which decreased by $16 million (before tax) from the September 2009 half (Mar 2009 half: an increase of $29 million). Hedge revenue is booked in the Group Centre.

The Group has taken out economic hedges against New Zealand Dollar revenue streams. New Zealand Dollar exposure is the most significant, covering the New Zealand geography (refer page 60) and the debt component of New Zealand Dollar intragroup funding of this business, which amounted to NZD1.77 billion at 31 March 2010. Details of revenue hedges are set out below.

	Half	Half	Half
	year	year	year
	Mar 10	Sep 09	Mar 09
	$M	$M	$M
NZD Economic hedges
Net open NZD position (notional principal)	632	953	1,265
Amount taken to income (pre tax)	48	15	21
Amount taken to income (pre tax underlying basis)	15	9	10
USD Economic hedges
Net open USD position (notional principal)	—	—	175
Amount taken to income (pre tax)	—	20	(14)
Amount taken to income (pre tax underlying basis)	—	22	(24)

In the March 2010 half:

•	NZD 300 million of economic hedges matured and a realised gain of $15 million (pre-tax) was booked to the income statement.

•	NZD 800 million of economic hedges are in place at a forward rate of approximately NZD1.19/AUD partially hedging remaining 2010 and 2011 earnings.

•

An unrealised gain of $45 million (pre-tax) on the outstanding NZD 815 million of economic hedges was booked to the income statement and has been treated as an adjustment to statutory profit as these are hedges of future years’ NZD revenues.

CHIEF FINANCIAL OFFICER’S REVIEW (continued)

Balance sheet

Total assets increased by $29.7 billion (6%) from 30 September 2009 and $3.9 billion from 31 March 2009 to $506.7 billion at 31 March 2010. Included in this increase are additional assets of $37.1 billion from the ING acquisition, $2.2 billion from the Landmark acquisition and $0.6 billion from the RBS acquisition. Movements in exchange rates have resulted in a decrease of $7.6 billion from 30 September 2009 and a decrease of $17.9 billion since 31 March 2009.

Excluding the impact of acquisitions and exchange rates, total assets decreased $2.6 billion (1%) from 30 September 2009 and $18.1 billion (4%) since 31 March 2009. Australia decreased $2.8 billion, New Zealand decreased $1.8 billion (2%) and Asia Pacific, Europe & America increased $2.0 billion (4%) from 30 September 2009. The explanations below describe the major movements from 30 September 2009 and where material, movements from 31 March 2009.

Liquid assets ò11% (Excl Exchange Rates ò8%)

Liquid assets decreased $2.7 billion to $22.6 billion at 31 March 2010. Excluding the impact of exchange rates, the reduction was $1.9 billion due primarily to a reduction of $1.7 billion in the United States following reduction in investment of surplus funds and a reduction in Singapore of $0.9 billion due to a switch in placement of surplus liquidity to interbank lending.

Due from other financial institutions ñ38% (Excl Exchange Rates ñ44%)

Due from other financial institutions increased $1.9 billion to $6.9 billion at 31 March 2010, primarily in Asia, with an increase in interbank lending volumes in Singapore of $2.0 billion and Korea of $0.8 billion partially offset by a reduction of $0.9 billion in New Zealand in short dated repurchase agreements.

Trading and available-for-sale assets ñ7% (Excl Exchange Rates ñ9%)

Trading and available-for-sale assets increased $3.5 billion to $51.1 billion at 31 March 2010, with an increase of $2.3 billion in trading securities (high quality paper) within the Markets business due to an increase in liquidity requirements and an increase of $1.2 billion in available-for-sale assets due primarily to an increase in debt securities in Singapore largely for liquidity requirements.

Derivative Financial Instruments ò26% (Excl Exchange Rates ò25%)

Derivative assets decreased $9.8 billion to $27.6 billion at 31 March 2010 driven by volatility in the foreign exchange, interest rate and credit derivative markets. Derivative balances have decreased significantly since 30 September 2009 following the appreciation of the AUD against other currencies during the first half of 2010.

Net loans and advances including acceptances ñ1% (Excl Exchange Rates ñ2)

Net loans and advances including acceptances increased $2.1 billion to $347.9 billion at 31 March 2010, including an increase of $2.2 billion following the acquisition of the Landmark loan book and $0.3 billion following the acquisition of RBS assets in Asia. Exchange rate movements resulted in a reduction of $5.1 billion. Excluding exchange rate movements, net loans and advances including acceptances increased $7.2 million.

•

Australia grew by $4.9 billion (2%) excluding Landmark, with housing loans in Mortgages increasing by $7.6 billion (5%), partially offset by reduced lending in Institutional, primarily in Specialised Lending and Markets, of $3.4 billion (7%).

•	New Zealand declined by $5.4 billion or 7%. Excluding the impact of exchange rates the contraction was smaller at $1.0 billion (1%) principally in Institutional and Rural Banking.

•

Asia Pacific, Europe & America increased $0.4 billion (2%). Excluding the impact of exchange rates, lending increased by $1.1 billion (6%) principally in Asia, with solid growth particularly in China and Korea.

Exchange rate movements have significantly impacted movements since 31 March 2009. Excluding the acquisition of the Landmark loan book, RBS businesses and exchange rate movements, net loans and advances including acceptances decreased by $0.7 billion compared with 31 March 2009, with growth of $12.4 billion (9%) in Mortgages Australia and continued solid momentum in Asia (up $3.6 billion or 45%) offset by loan pay downs in the Institutional business across all geographies.

Other assets ñ17% (Excl Exchange Rates ñ19)

Other assets increased $2.6 billion to $18.6 billion at 31 March 2010, including an increase of $2.4 billion in Goodwill and other intangible assets following the acquisition of ING Australia and New Zealand, and increase of $2.0 billion in other assets due primarily to an increase in security settlements, partially offset by a reduction in Shares in associates and joint venture entities of $1.7 billion with ING Australia and New Zealand becoming fully owned subsidiaries.

CHIEF FINANCIAL OFFICER’S REVIEW (continued)

Balance sheet, cont’d

Total liabilities increased by $29.6 billion (7%) from 30 September 2009 and decreased $0.3 billion (flat) from 31 March 2009 to $474.1 billion at 31 March 2010. Included in this increase are additional liabilities of $35.3 billion from the ING acquisition, $0.3 billion from the Landmark acquisition and $1.5 billion from the RBS acquisition. Movements in exchange rates have resulted in a decrease of $6.5 billion from 30 September 2009 and a decrease of $16.9 billion since 31 March 2009.

Excluding the impact of acquisitions and exchange rates, total liabilities decreased $1.0 billion (flat) from 30 September 2009 and decreased $20.5 billion (5%) since 31 March 2009. Australia decreased $2.6 billion (1%), New Zealand decreased $2.7 billion (4%) and Asia Pacific, Europe & America increased $4.2 billion (9%) from 30 September 2009. The explanations below describe the major movements from 30 September 2009 and where material, movements from 31 March 2009.

Due to other financial institutions ò19% (Excl Exchange Rates ò18%)

Due to other financial institutions decreased $3.9 billion to $16.1 billion at 31 March 2010 with reduced wholesale funding required in Asia and New Zealand.

Deposits and other borrowings ñ3% (Excl Exchange Rates ñ4%)

Deposits and other borrowings increased $7.4 billion to $301.8 billion at 31 March 2010 driven by an increase in customer deposits of $5.1 billion (2%) and an increase in commercial paper funding of $2.2 billion (9%). Excluding the impact of exchange rate movements, deposits and other borrowing increased $12.2 billion (4%).

Australia increased $4.8 billion (3%) predominantly driven by an increase in wholesale funding within Group Treasury of $7.3 billion. Customer deposit growth in Deposits ($2.4 billion) was offset by decreases in Esanda of $1.2 billion following the winding back of debentures and reduced volumes in Transaction Banking of $3.3 billion.

New Zealand decreased $4.1 billion (7%). Excluding the impact of exchange rates, the decrease was $0.9 billion (2%) principally driven by a reduction in Institutional.

Asia Pacific, Europe & America increased $6.5 billion (16%). Excluding the impact of exchange rates and the RBS acquisitions in Asia, the increase was $6.6 billion (17%) primarily from Singapore and Japan through successful initiatives to raise deposit levels and additional certificates of deposit issued in the United Kingdom and the United States for funding requirements. The RBS acquisition increased deposits and other borrowings by $1.5 billion.

Exchange rate movements have heavily impacted growth since 31 March 2009. Excluding exchange rate movements and acquisitions, deposits and other borrowings increased $20.2 billion (7%) with growth in Australia of $6.8 billion (4%) and Asia Pacific, Europe & America of $14.9 billion (48%) partly offset by a reduction in New Zealand of $1.5 billion.

Derivative Financial Instruments ò25% (Excl Exchange Rates ò24%)

Derivative liabilities decreased $9.2 billion to $27.3 billion at 31 March 2010. The increase was driven principally by volatility in foreign exchange, interest rate and credit derivative markets. Derivative balances have decreased since 30 September 2009 following the appreciation of the AUD against other currencies during the first half of 2010.

Bonds and notes ñ2% (Excl Exchange Rates ñ3%)

Bonds and notes increased $1.1 billion to $58.4 billion at 31 March 2010. The movement is mainly driven by a $2.1 billion increase in term funding requirement with a decrease of $1 billion as a result of the appreciation of AUD when translated from the original currency at end of period rate.

CHIEF FINANCIAL OFFICER’S REVIEW (continued)

Liquidity risk

Liquidity risk is the risk that the Group has insufficient capacity to fund increases in assets or is unable to meet its payment obligations as they fall due, including repaying depositors or maturing wholesale debt. The timing mismatch of cash flows and the related liquidity risk is inherent in all banking operations and is closely monitored by the Group.

Market liquidity continued to improve during the first half of the year, however funding costs remain high by historical standards. ANZ has continued to manage liquidity risks by maintaining a strong funding profile that is supported by a portfolio of liquid assets that provides coverage of offshore wholesale debt maturities for at least one year.

Both APRA and the Basel Committee have released discussion papers relating to potential changes to liquidity prudential requirements. These proposals include enhancements to governance and other qualitative requirements, including the requirement for a clear risk appetite statement on liquidity risk from the Board. Many of these aspects have been integrated into ANZ’s liquidity management framework for some time. More significant however, are the proposed changes to the quantitative requirements, including changes to scenario stress tests and structural liquidity metrics. Whilst ANZ has an existing stress scenario framework and effective structural liquidity risk metrics and limits in place, the requirements proposed are in general more challenging. These changes may impact the future composition and size of ANZ’s liquid asset portfolio, as well as the size and composition of the Bank’s funding base. These proposals are currently subject to local and international developments and industry consultation. Final requirements are unlikely to be known with certainty until 2012.

The management of the Group’s liquidity and funding risk incorporates the following key components.

•	Scenario Modelling

The Global financial crisis highlighted the importance of differentiating between: stressed and normal market conditions in a name-specific crisis; and the different behaviour that offshore and domestic wholesale funding markets can exhibit during market stress events. Scenario modelling stresses site and total bank cash flow projections against multiple ‘survival horizons’. (A ‘Survival Horizon’ is the period that the Group is required to remain cash flow positive under a specific scenario or stress.) Scenarios modelled are either prudential requirements, i.e. a ‘going-concern’ scenario, or ‘name crisis’ scenario; or Board approved events including ‘Name-specific’ stresses and ‘Funding market’ events. Under these scenarios, customer and wholesale balance sheet asset/liability flows are stressed.

•	Funding metrics

ANZ manages its funding profile using a range of funding metrics and balance sheet disciplines. This approach is designed to ensure that an appropriate proportion of the Group’s assets are funded by stable funding sources including core customer deposits, longer-dated wholesale funding (with a remaining term exceeding one year) and equity. ANZ’s funding profile strengthened further during the financial half year as a result of solid growth in customer deposits and the issuance of $17.7 billion of senior and subordinated term wholesale funding (issued largely to replace maturing term debt) Customer deposits and other funding liabilities increased by 1% to $247.4 billion at 31 March 2010 (56% of total funding) from $242.4 billion (55% of total funding) at 30 September 2009. As a result, the Group’s proportional reliance on short-term wholesale funding for the first half decreased to 14% from 17% as at 30 September 2009.

•	Wholesale funding

ANZ maintained access to all major wholesale funding markets. Benchmark term debt issues were executed in AUD, USD, EUR, GBP, JPY, CAD, CHF and NZD. Short-term wholesale funding markets continue to function effectively, both locally and offshore.

In aggregate the Group raised $17.7 billion of new senior and subordinated term funding (remaining term greater than one year at the end of the financial year) during the March 2010 half, representing 71% of the current forecast FY10 requirement:

•	The weighted average tenor of new term debt issuance lengthened to 5.2 years, as the tenor of new benchmark transactions has been increased.

•

The weighted average cost of new term debt issuance decreased by 35 basis points during the first half as a result of improved market conditions although the average portfolio cost continues to increase and remains substantially above pre-crisis levels and is subject to market volatility.

•

In Feb 2010 the Australian Government announced that the Guarantee Scheme for Large Deposits and Wholesale Funding will close to new liabilities on 31 March 2010. We do not expect the withdrawal of the Australian Government Guarantee to have any adverse impact on ANZ’s funding activities.

•	ANZ has not used the Australian Government Guarantee for a benchmark debt issue since June 2009.

•	Guaranteed wholesale funding comprise only 5% of ANZ’s total funding.

ANZ continues to build and maintain strong, long-term relationships with wholesale debt investors. The Group’s wholesale debt issuance program was supported by debt investor meetings held in Australia, Asia, the United States, Canada, Europe and the United Kingdom.

CHIEF FINANCIAL OFFICER’S REVIEW (continued)

Liquidity risk, cont’d

•	Liquidity portfolio

The Group holds a diversified portfolio of cash and high-quality, highly-liquid securities that may be sold or pledged to provide same-day liquidity. This portfolio helps protect the Group’s liquidity position by providing cash in a severely stressed environment. All assets held in this portfolio are securities eligible for repurchase, under agreements with the applicable central bank (i.e. repo eligible).

At 31 March 2010 the volume of eligible securities available, post any repurchase (i.e. “repo”) discounts applied by the applicable central bank, was $63.2 billion. In addition, the liquidity portfolio provided cover against over one year of offshore wholesale debt maturities.

The Liquidity portfolio is well diversified by counterparty, currency, and tenor. Under the liquidity policy framework securities purchased must be of a similar or better credit quality to ANZ’s external long-term or short-term credit ratings and continue to be repo eligible. Currently securities issued by 89 separate counterparties—comprising bank, government and agency issuers—are held in the portfolio.

Supplementing the prime liquid asset portfolio the Group holds additional cash and liquid asset balances. Our Markets business also holds secondary sources of liquidity in the form of highly liquid instruments in its trading portfolios. These other assets are not included in the prime liquidity portfolio outlined below:

	As at	As at	As at
	Mar 10	Sep 09	Mar 09
	AUD $M	AUD $M	AUD $M
Prime liquidity portfolio (Market Values1)
Australia	20,563	18,694	21,750
New Zealand	8,506	8,771	7,376
United States	1,390	1,301	1,186
United Kingdom	2,521	2,939	3,469
Asia	3,564	1,984	—
Internal RMBS (Australia)	22,696	24,508	22,876
Internal RMBS (New Zealand)	3,937	1,954	3,444

Total	63,177	60,151	60,101

Counterparty credit ratings

Long term	Market Value
counterparty	(post haircut)	No. of
Credit Rating[2]	AUD $M	counterparties
AAA	46,913	56
AA+	7,567	6
AA	7,351	10
AA-	1,034	10
A+	104	3
A	208	4

Total	63,177	89

1.	Market value is post the repo discount applied by the applicable central bank
2.	Where available, based on Standard & Poor’s long-term credit ratings

CHIEF FINANCIAL OFFICER’S REVIEW (continued)

Liquidity risk, cont’d

The following table shows the Group’s funding composition.

	As at Mar 10 $M	As at Sep 09 $M	As at Mar 09 $M	Movt Mar 10 v. Sep 09%	Movt Mar 10 v. Mar 09%
Customer deposits and other liabilities[1]
Australia	151,438	153,481	147,464	-1%	3%
Asia Pacific, Europe & America	40,835	30,487	29,627	34%	38%
New Zealand	45,939	49,173	49,353	-7%	-7%

Total customer deposits	238,212	233,141	226,444	2%	5%
Other[2]	9,196	9,297	10,359	-1%	-11%

Total customer deposits and other liabilities (funding)	247,408	242,438	236,803	2%	4%

Wholesale funding
Bonds and notes	58,390	57,260	73,138	2%	-20%
Loan Capital	13,513	13,429	14,660	1%	-8%
Certificates of deposit (wholesale)	44,695	44,711	46,405	0%	-4%
Commercial paper	16,525	14,227	16,156	16%	2%
Liability for acceptances	12,510	13,762	15,017	-9%	-17%
Due to other financial institutions	16,068	19,924	18,314	-19%	-12%
Other wholesale borrowings[3]	2,325	1,572	(7,544)	48%	large

Total wholesale funding	164,026	164,885	176,146	-1%	-7%

Shareholders’ equity[5]	31,712	31,558	27,496	0%	15%

Total funding maturity
Short term wholesale funding	11%	14%	15%
Liability for acceptances	3%	3%	3%
Long term wholesale funding[4]
- Less than 1 year residual maturity	5%	5%	6%
- Greater than 1 year residual maturity	17%	15%	15%
Total customer deposits and other liabilities (funding)	56%	55%	54%
Shareholders’ equity and hybrid debt	8%	8%	7%

Total funding and shareholders’ equity	100%	100%	100%

1.	Includes term deposits, other deposits excluding Collateralised Loan Obligation and securitisation deposits and an adjustment to eliminate ING Australia investments in ANZ deposit products
2.	Includes interest accruals, payables and other liabilities, provisions and net tax provisions, excluding other liabilities in ING
3.	Includes net derivative balances, special purpose vehicles, other borrowings and preference share capital Euro hybrids
4.	Long term wholesale funding amounts are stated at original hedged exchange rates. Movements due to currency fluctuations in actual amounts borrowed are classified as short term wholesale funding
5.	Shareholders’ equity excludes preference share capital

CHIEF FINANCIAL OFFICER’S REVIEW (continued)

Capital management

	As at	As at	As at
	Mar 10	Sep 09	Mar 09
Core Tier 1[1]	8.5%	9.0%	6.4%
Tier 1	10.7%	10.6%	8.2%
Tier 2	2.3%	3.1%	2.8%

Total Capital	13.0%	13.7%	11.0%
Risk Weighted Assets $M	248,961	252,069	280,882

1.	Core Tier 1 is Tier 1 excluding hybrid Tier 1 capital instruments

Further details of the components of capital and the capital adequacy calculation are set out on pages 113 to 115

The Basel II Accord principles took effect in Australia and New Zealand from 1 January 2008. For calculation of minimum capital requirements under Pillar 1 (Capital Requirements) of the Basel II Accord, ANZ has been accredited by Australian Prudential Regulation Authority (APRA) to use Advanced Internal Ratings Based (AIRB) methodology for credit risk weighted assets and Advanced Measurement Approach (AMA) for the operational risk weighted asset equivalent.

Tier 1 Ratio

The Tier 1 ratio at March 2010 of 10.70% represents an increase from September 2009 of 14 basis points. The key contributors to the increase were:

•	underlying profit after preference share dividends of $2.3 billion (+91 basis points) and non-core and one-off items (-6 basis points) excluding write down of investment in ING joint venture.

•	ordinary share dividend commitments net of expected reinvestment through the DRP and BOP of $0.8 billion (-32 basis points)

•	increase in Risk Weighted Assets (RWA), excluding the impact of exchange rate movements was $1.0 billion due to:

•	acquisition of selected Asian assets from Royal Bank of Scotland (-3 basis points) and the loan book of Landmark Financial Services (-10 basis points)

•	portfolio mix (+19 basis points)

•	risk migration incorporating decline in RWA (+9 basis points)

•	portfolio data review (+8 basis points)

•	higher non-credit risk RWA (-28 basis points), predominantly due to interest rate risk in the banking book

•	increase in investment/profit retention in funds management businesses, associates and commercial operations excluding the impact of exchange rate movements (-6 basis points)

•	additional net hybrid capital issuances of $1.6 billion (+63 basis points) used to strengthen the balance sheet

•	acquisition from the ING Group of its 51% share in the ANZ – ING wealth management and life insurance joint venture in Australia and New Zealand (-75 basis points)

•

other items (net -16 basis points) including impact of exchange rate movements (-8 basis points) principally on hybrid Tier 1 instruments, movement in capitalised software expense (-4 basis points) and other deductions (-4 basis points).

CHIEF FINANCIAL OFFICER’S REVIEW (CONTINUED)

Capital management, cont’d

Hybrid Capital and Tier 1 Capital

ANZ raises hybrid Tier 1 capital to further strengthen the Group’s capital base and supplement its Core Tier 1 capital position, ensuring compliance with APRA’s prudential capital requirements and meeting Group operating targets for Tier 1. The total amount of qualifying hybrid capital is known as Residual Tier 1 capital which is limited to 25% of Tier 1 capital. Innovative Tier 1 capital, a sub category of Residual Tier 1 capital, is limited to 15% of Tier 1 capital. As at 31 March 2010, ANZ’s hybrid usage and instrument details were as follows:

Instrument	$M	% of Net Tier 1 capital	Limit	Amount in issue currency	Accounting classification	Interest rate
UK Hybrid	741			£450 million	Debt	Coupon 6.54%
ANZ Convertible Preference Shares	1,081			$1,081 million	Debt	90 day BBSW + 2.50% (gross pay equivalent)

ANZ Convertible Preference Shares II	1,969			$1,969 million	Debt	90 day BBSW + 3.10% (gross pay equivalent)

Non-innovative instruments	3,791

Euro Trust Securities	871			€500 million	Equity	Euribor (3 month) + 0.66%
US Stapled Trust Security	819			USD750 million	Debt	Coupon: 5.36%

Innovative instruments	1,690	6.3%	15%

Residual Tier 1 capital	5,481	20.6%	25%

Regulatory change

In December 2009 the Basel Committee on Banking Supervision released a consultation paper containing a number of proposals to strengthen the global capital and liquidity framework to improve the banking sector’s ability to absorb shocks arising from financial and economic stress.

The consultation paper aims to increase the quality, consistency and transparency of the capital base, whilst strengthening the risk coverage of the capital framework by:

•	Increasing the focus on Fundamental Tier 1 capital and tightening the regulations for Hybrid Tier 1 capital instruments;

•	Increasing Tier 1 deductions, although a number of the proposals are consistent with the current APRA prudential standards;

•

Introducing measures to reduce the impact of pro-cyclical factors on the capital base and to promote the building of counter cyclical capital buffers; address the impact of systematic risk and inter connectedness risk; and supplementing the risk adjusted capital ratio targets with a leverage ratio;

•	Improving transparency of reporting capital ratio calculations in the financial statements;

•	Increasing the capital requirements for traded market risk and securitisation transactions.

Although some aspects of the consultation paper are of concern and are the subject of ongoing dialogue with regulators, we expect that new capital standards and regulations will be issued by the Basel Committee by the end of 2010, for implementation in 2012, including associated transitional and grandfathering rules. It is not possible to accurately determine the economic impact associated revisions required to ANZ’s capital management strategy including operating capital targets until these standards and APRA’s subsequent application of these standards are finalised.

CHIEF FINANCIAL OFFICER’S REVIEW (continued)

Deferred acquisition costs and deferred income

The Group recognises deferred acquisition costs relating to the acquisition of interest earning assets as assets. The Group also recognised deferred income that is integral to the yield of an originated financial instrument, net of any direct incremental costs. This income is deferred and recognised as net interest income over the expected life of the financial instrument under AASB 139: ‘Financial Instruments: Recognition and Measurement’. Deferred acquisition costs relating to ING Australia are excluded from this analysis.

The balances of deferred acquisition costs and deferred income were:

	Deferred Acquisition Costs[1]			Deferred Income
	Mar 10	Sep 09	Mar 09	Mar 10	Sep 09	Mar 09
	$M	$M	$M	$M	$M	$M
Australia	561	530	562	345	310	308
New Zealand	50	64	78	40	43	45
Asia Pacific, Europe & America	1	3	3	40	38	50

Total	612	597	643	425	391	403

1.

Deferred acquisition costs largely include the amounts of brokerage capitalised and amortised in the Business segments: Australia and New Zealand Businesses. Deferred acquisition costs also include capitalised debt raising expenses

Deferred acquisition costs analysis:

	Half Year Mar 2010		Half Year Sep 2009
	Amortisation	Capitalised	Amortisation	Capitalised
	Charge	Costs[1]	Charge	Costs[1]
	$M	$M	$M	$M
Australia	146	177	178	146
New Zealand Businesses	22	8	23	9
Asia Pacific, Europe & America	2	—	1	1

Total	170	185	202	156

1.	Costs capitalised during the year exclude brokerage trailer commissions paid

Software capitalisation

At 31 March 2010, the Group’s intangibles included $1,034 million in relation to costs incurred in acquiring and developing software. Details are set out in the table below:

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	$M	$M	$M	%	%
Balance at start of period	849	723	625	17%	36%
Software capitalised during the period	212	223	188	-5%	13%
Amortisation during the period	(86)	(77)	(83)	12%	4%
Software written-off	(15)	(20)	(7)	-25%	large
ING Australia and New Zealand acquisitions	74	—	—	n/a	n/a

Total software capitalisation	1,034	849	723	22%	43%

SEGMENT REVIEW

Segment performance

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
Profit after tax	$M	$M	$M	%	%
Australia	1,385	1,416	668	-2%	large
Asia Pacific, Europe & America	234	301	399	-22%	-41%
New Zealand	306	(191)	350	large	-13%

	1,925	1,526	1,417	26%	36%

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
Underlying Profit	$M	$M	$M	%	%
Australia	1,694	1,476	1,084	15%	56%
Asia Pacific, Europe & America	308	285	414	8%	-26%
New Zealand	296	103	410	large	-28%

	2,298	1,864	1,908	23%	20%

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
Underlying profit excluding the impact of acquisitions and	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
exchange rate movements	$M	$M	$M	%	%
Australia	1,659	1,465	1,098	13%	51%
Asia Pacific, Europe & America	309	245	299	26%	3%
New Zealand	287	106	389	large	-26%

	2,255	1,816	1,786	24%	26%

	Comparison to Half Year Sep 2009
	Half Year Mar 2010					Growth Rate
	Income	Expenses	PBP[1]	Credit[2]	NPAT	Income	Expenses	PBP[3]	Credit[4]	NPAT
Australia	5,427	2,248	3,179	735	1,694	4%	6%	3%	-25%	15%
Asia Pacific, Europe & America	886	423	463	102	308	-1%	1%	-3%	-34%	8%
New Zealand	1,254	578	676	261	296	3%	-2%	7%	-46%	large

Total	7,567	3,249	4,318	1,098	2,298	3%	4%	3%	-32%	23%

New Zealand (NZD)	1,582	730	852	330	372	4%	-1%	7%	-45%	large

	Comparison to Half Year Mar 2009
	Half Year Mar 2010					Growth Rate
	Income	Expenses	PBP[1]	Credit[2]	NPAT	Income	Expenses	PBP[3]	Credit[4]	NPAT
Australia	5,427	2,248	3,179	735	1,694	19%	17%	21%	-31%	56%
Asia Pacific, Europe & America	886	423	463	102	308	-17%	-2%	-27%	-16%	-26%
New Zealand	1,254	578	676	261	296	-11%	-3%	-18%	8%	-28%

Total	7,567	3,249	4,318	1,098	2,298	7%	10%	5%	-23%	20%

New Zealand (NZD)	1,582	730	852	330	372	-7%	2%	-14%	13%	-25%

1.	PBP (profit before provisions) is profit before credit impairment and income tax
2.	Credit impairment expense

SEGMENT REVIEW (continued)

Australia region

Philip Chronican

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	$M	$M	$M	%	%
Net interest income	3,893	3,697	3,388	5%	15%
Other external operating income	1,534	1,512	1,165	1%	32%

Operating income	5,427	5,209	4,553	4%	19%
Operating expenses	(2,248)	(2,116)	(1,918)	6%	17%

Profit before credit impairment and income tax	3,179	3,093	2,635	3%	21%
Provision for credit impairment	(735)	(981)	(1,072)	-25%	-31%

Profit before tax	2,444	2,112	1,563	16%	56%
Income tax expense	(750)	(637)	(476)	18%	58%
Non-controlling interests	—	1	(3)	-100%	-100%

Underlying profit	1,694	1,476	1,084	15%	56%

Adjustments between statutory profit and underlying profit[1]	(309)	(60)	(416)	large	-26%

Profit	1,385	1,416	668	-2%	large

Consisting of:
Retail	744	755	630	-1%	18%
Commercial	385	333	313	16%	23%
Wealth	140	3	10	large	large
Other	—	(1)	1	-100%	-100%

Australia Division	1,269	1,090	954	16%	33%
Institutional	477	419	238	14%	100%
Group Centre	(52)	(33)	(108)	58%	-52%

Underlying profit	1,694	1,476	1,084	15%	56%

Adjustments between statutory profit and underlying profit[1]	(309)	(60)	(416)	large	-26%

Profit	1,385	1,416	668	-2%	large

Balance Sheet
Net loans & advances including acceptances	254,249	247,148	252,479	3%	1%
Other external assets	106,913	77,594	90,551	38%	18%

External assets	361,162	324,742	343,030	11%	5%

Customer deposits	151,438	153,481	147,464	-1%	3%
Other deposits and borrowings	47,815	40,769	45,005	17%	6%

Deposits and other borrowings	199,253	194,250	192,469	3%	4%
Other external liabilities	146,150	118,338	142,181	24%	3%

External liabilities	345,403	312,588	334,650	10%	3%

Risk weighted assets	163,337	163,902	185,571	0%	-12%
Average net loans and advances including acceptances	249,327	248,628	251,946	0%	-1%
Average deposits and other borrowings	195,964	188,680	191,473	4%	2%

Ratios
Net interest average margin	2.60%	2.48%	2.28%
Net interest average margin (excluding Global Markets)	2.87%	2.70%	2.47%
Operating expenses to operating income	41.4%	40.6%	42.1%
Operating expenses to average assets	1.26%	1.23%	1.06%

Individual provision charge[2]	753	897	1,290	-16%	-42%
Individual provision charge[2] as a % of average net advances	0.60%	0.72%	1.03%
Collective provision charge	(18)	84	(218)	large	-92%
Collective provision charge as a % of average net advances	-0.01%	0.07%	-0.17%
Net impaired loans	2,675	2,171	1,889	23%	42%
Net impaired loans as a % of net advances	1.05%	0.88%	0.75%

Total employees	22,433	20,231	19,877	11%	13%

1.	Refer pages 13 to 15 for explanation of adjustments. A reconciliation of statutory profit to underlying profit by geographical region is included within Supplementary Information at page 112
2.	Includes credit valuation adjustments on defaulted or impaired exposures of $13 million (Sep 2009 half: $14 million reversal; Mar 2009 half: $91 million)

SEGMENT REVIEW (continued)

Australia region

Philip Chronican

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
Underlying profit excluding the impact of acquisitions and	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
exchange rate movements	$M	$M	$M	%	%
Net interest income	3,878	3,698	3,383	5%	15%
Other external operating income	1,377	1,496	1,194	-8%	15%

Operating income	5,255	5,194	4,577	1%	15%
Operating expenses	(2,137)	(2,116)	(1,917)	1%	11%

Profit before credit impairment and income tax	3,118	3,078	2,660	1%	17%
Provision for credit impairment	(735)	(981)	(1,072)	-25%	-31%

Profit before tax	2,383	2,097	1,588	14%	50%
Income tax expense	(724)	(633)	(487)	14%	49%
Non-controlling interests	—	1	(3)	-100%	-100%

	1,659	1,465	1,098	13%	51%

	Comparison to Half Year Sep 2009
	Half Year Mar 2010					Growth Rate
	Income	Expenses	PBP[1]	Credit[2]	NPAT	Income	Expenses	PBP[1]	Credit[2]	NPAT
Retail	2,187	925	1,262	198	744	3%	11%	-2%	-6%	-1%
Commercial	1,107	409	698	151	385	6%	5%	7%	-13%	16%
Wealth	420	243	177	(3)	140	large	51%	large	large	large
Other	(2)	(2)	—	—	—	large	large	n/a	n/a	-100%

Australia Division	3,712	1,575	2,137	346	1,269	10%	13%	8%	-21%	16%
Institutional	1,581	523	1,058	379	477	-7%	-4%	-8%	-33%	14%
Group Centre	134	150	(16)	10	(52)	-6%	-18%	-60%	large	58%

Underlying Profit	5,427	2,248	3,179	735	1,694	4%	6%	3%	-25%	15%
Adjustments b/t stat profit & underlying profit	(337)	40	(377)	(12)	(309)	large	large	large	large	large

Australia	5,090	2,288	2,802	723	1,385	1%	8%	-4%	-27%	-2%

	Comparison to Half Year Mar 2009
	Half Year Mar 2010					Growth Rate
	Income	Expenses	PBP[1]	Credit[2]	NPAT	Income	Expenses	PBP[1]	Credit[2]	NPAT
Retail	2,187	925	1,262	198	744	10%	8%	12%	-13%	18%
Commercial	1,107	409	69 8	151	385	7%	8%	7%	-27%	23%
Wealth	420	243	17 7	(3)	140	large	79%	large	large	large
Other	(2)	(2)	—	—	—	large	large	-100%	n/a	-100%

Australia Division	3,712	1,575	2,137	346	1,269	17%	15%	19%	-22%	33%
Institutional	1,581	523	1,058	379	477	12%	17%	9%	-39%	100%
Group Centre	134	150	(1 6)	10	(52)	large	50%	-88%	n/a	-52%

Underlying Profit	5,427	2,248	3,179	735	1,694	19%	17%	21%	-31%	56%
Adjustments b/t stat profit & underlying profit	(337)	40	(377)	(12)	(309)	-12%	-68%	-26%	-80%	-26%

Australia	5,090	2,288	2,802	723	1,385	22%	12%	32%	-29%	large

1.	PBP (profit before provisions) is profit before credit impairment and income tax
2.	Credit impairment expense

SEGMENT REVIEW (continued)

Australia region

Philip Chronican

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
Individual provision charge	$M	$M	$M	%	%
Retail	174	204	181	-15%	-4%
Deposits	9	8	10	13%	-10%
Mortgages	13	17	19	-24%	-32%
Consumer Cards and Unsecured Lending	146	164	146	-11%	0%
Other	6	15	6	-60%	0%
Commercial	119	171	146	-30%	-18%
Esanda	55	79	80	-30%	-31%
Regional Commercial Banking	18	14	11	29%	64%
Business Banking	24	46	32	-48%	-25%
Small Business Banking	22	32	23	-31%	-4%
Wealth	(2)	26	11	large	large
Institutional	452	496	952	-9%	-53%
Transaction Banking	(1)	7	5	large	large
Specialised & Relationship Lending	437	440	771	-1%	-43%
Global Markets	13	(14)	91	large	-86%
Other	3	63	85	-95%	-96%
Group Centre	10	—	—	n/a	n/a

	753	897	1,290	-16%	-42%

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
Collective provision charge	$M	$M	$M	%	%
Retail	24	5	47	large	-49%
Deposits	3	2	2	50%	50%
Mortgages	8	15	2	-47%	large
Consumer Cards and Unsecured Lending	12	(4)	39	large	-69%
Other	1	(8)	4	large	-75%
Commercial	32	3	60	large	-47%
Esanda	(7)	10	33	large	large
Regional Commercial Banking	22	6	8	large	large
Business Banking	3	(8)	11	large	-73%
Small Business Banking	14	(5)	8	large	75%
Wealth	(1)	29	1	large	large
Institutional	(73)	69	(326)	large	-78%
Transaction Banking	(5)	6	(26)	large	-81%
Specialised & Relationship Lending	(67)	23	(223)	large	-70%
Global Markets	(1)	6	(3)	large	-67%
Other	—	34	(74)	-100%	-100%
Group Centre	—	(22)	—	-100%	n/a

	(18)	84	(218)	large	-92%

SEGMENT REVIEW (continued)

Australia region

Philip Chronican

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
Net loans & advances including acceptances	$M	$M	$M	%	%
Retail	159,266	151,128	145,901	5%	9%
Mortgages	148,939	141,367	136,534	5%	9%
Consumer Cards & Unsecured Lending	9,778	9,255	8,927	6%	10%
Other	549	506	440	8%	25%
Commercial	46,208	43,817	43,751	5%	6%
Esanda	15,002	14,716	14,819	2%	1%
Regional Commercial Banking	13,752	11,320	10,846	21%	27%
Business Banking	14,129	14,494	15,025	-3%	-6%
Small Business Banking	3,325	3,287	3,061	1%	9%
Wealth	2,949	2,810	2,603	5%	13%
Institutional	46,001	49,392	60,228	-7%	-24%
Transaction Banking	1,612	1,644	2,116	-2%	-24%
Specialised & Relationship Lending	44,042	45,907	54,030	-4%	-18%
Global Markets	347	1,841	4,082	-81%	-92%
Group Centre	(175)	1	(4)	large	large

	254,249	247,148	252,479	3%	1%

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
Customer deposits	$M	$M	$M	%	%
Retail	74,073	71,137	65,417	4%	13%
Mortgages	9,531	9,049	8,520	5%	12%
Consumer Cards and Unsecured Lending	201	200	104	1%	93%
Deposits	64,256	61,808	56,739	4%	13%
Other	85	80	54	6%	57%
Commercial	31,530	32,115	32,384	-2%	-3%
Esanda	879	2,041	6,051	-57%	-85%
Regional Commercial Banking	7,383	6,778	5,723	9%	29%
Business Banking	11,798	12,114	11,082	-3%	6%
Small Business Banking	11,470	11,182	9,528	3%	20%
Wealth	1,329	1,348	1,175	-1%	13%
Institutional	46,571	48,855	48,408	-5%	-4%
Transaction Banking	32,384	35,722	32,527	-9%	0%
Global Markets	13,291	11,978	14,097	11%	-6%
Other	896	1,155	1,784	-22%	-50%
Group Centre[1]	(2,065)	26	80	large	large

	151,438	153,481	147,464	-1%	3%

1.	Includes elimination of ING Australia investments in ANZ deposit products.

SEGMENT REVIEW (continued)

Australia division

Philip Chronican

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	$M	$M	$M	%	%
Net interest income	2,681	2,521	2,358	6%	14%
Other external operating income	1,031	847	812	22%	27%

Operating income	3,712	3,368	3,170	10%	17%
Operating expenses	(1,575)	(1,390)	(1,369)	13%	15%

Profit before credit impairment and income tax	2,137	1,978	1,801	8%	19%
Provision for credit impairment	(346)	(439)	(446)	-21%	-22%

Profit before income tax	1,791	1,539	1,355	16%	32%
Income tax expense and non-controlling interests	(522)	(449)	(401)	16%	30%

Underlying profit	1,269	1,090	954	16%	33%

Risk weighted assets	79,303	74,229	77,296	7%	3%
Average net loans & advances including acceptances	202,105	194,979	189,090	4%	7%
Average deposits and other borrowings	105,756	101,291	98,018	4%	8%

Ratios
Net interest margin	2.64%	2.56%	2.48%
Return on average assets	1.10%	1.09%	0.99%
Operating expenses to operating income	42.4%	41.3%	43.2%
Operating expenses to average assets	1.36%	1.39%	1.41%

Individual provision charge	291	401	339	-27%	-14%
Individual provision charge as a % of average net advances	0.29%	0.41%	0.36%
Collective provision charge	55	38	107	45%	-49%
Collective provision charge as a % of average net advances	0.05%	0.04%	0.11%
Net impaired loans	499	424	292	18%	71%
Net impaired loans as a % of net advances	0.24%	0.21%	0.15%

Total employees	16,761	14,117	14,214	19%	18%

Net loans and advances including acceptances	208,423	197,755	192,255	5%	8%

Deposits and other borrowings	107,257	104,965	100,927	2%	6%

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
Underlying profit excluding acquisitions	$M	$M	$M	%	%
Net interest income	2,667	2,521	2,358	6%	13%
Other operating income	842	847	812	-1%	4%

Operating income	3,509	3,368	3,170	4%	11%
Operating expenses	(1,464)	(1,390)	(1,369)	5%	7%

Profit before credit impairment and income tax	2,045	1,978	1,801	3%	14%
Provision for credit impairment	(346)	(439)	(446)	-21%	-22%

Profit before income tax	1,699	1,539	1,355	10%	25%
Income tax expense and non-controlling interests	(487)	(449)	(401)	8%	21%

Underlying profit	1,212	1,090	954	11%	27%

SEGMENT REVIEW (continued)

Australia

Philip Chronican

Australia region comprises of Australia Division (including Retail, Commercial and Wealth segments), Australia Institutional and some Group Centre items.

March 2010 half year compared to September 2009 half year

Profit for Australia region decreased 2%. After adjustments, underlying profit increased 15% and excluding the impact of acquisitions, underlying profit increased 13%.

Net interest income increased 5% due to an increase in net interest margin of 12 basis points driven by Commercial and Institutional, while average deposits grew by 4% and average net loans and advances were flat. Australia division increased by 6% with improved margins of 8 basis points reflecting impact of asset repricing to recoup higher funding costs across segments, partly offset by continued competition in deposit products. Growth in balance sheet volume for Australia division was 4% in both average net loans and advances and deposits, mainly due to growth in Mortgages and Retail Deposits and acquisition of the Landmark lending book. Institutional (excluding Markets) increased 3% with lower lending and deposit volumes offset by higher margins in the lending book. Net interest income in Markets (excluding the offset in other income) increased due to higher volumes and change in mix of trading and investment securities. Relationship Lending maintained strong margin growth from repricing of the corporate lending book for risk while lending volumes declined earlier in the March 2010 half year.

Other external operating income increased 1%. Excluding acquisitions, Australia division decreased by 1% mainly due to the reduction in exception and other fees in Retail. Institutional, excluding the offset in net interest income, decreased with Markets income lower after the increased earnings in 2009.

Operating expenses increased 6% or $132 million. Excluding acquisitions, Australia division increased by 5% due to increased volume related personnel in collections, credit assessment and Small Business frontline, commercial property costs, telecommunication costs and spend on initiatives. Expenses in Institutional decreased 4% with the September 2009 half year having higher remuneration.

Provision for credit impairment decreased $246 million (25%). The individual provision charge decreased by $144 million driven by improved loss rates across most portfolios. Within Retail, improvements to both delinquency trends and bankruptcies have been steady, while fewer large single name provisions within Commercial and Institutional have contributed to the improved result. The collective provision charge decreased by $102 million mainly due to Institutional as actual losses crystallised and flowed through the March 2010 half year individual provision charge coupled with reduced lending, partly offset by increases within Retail in line with seasonal trends.

March 2010 half year compared to March 2009 half year

Profit increased by $717 million. Underlying profit increased by $610 million or 56% and excluding the impact of acquisitions, underlying profit increased 51%.

Net interest income increased 15% driven by a 32 basis point increase in net interest margin. Australia division net interest margin increased 16 basis points reflecting higher margins in Retail and Commercial due to repricing for risk and the cost of increased funding, partly offset by lower margins on deposits resulting from competitive pressure and mix. Institutional net interest margin increased on the back of repricing of the loan book and management of interest rate risk in Markets (Markets total income increased by 46%). Average net loans and advances reduced by 1% overall, with growth in Australia division of 7% primarily in Mortgages and the acquisition of Landmark’s loan book, offset by a reduction in Institutional of 23%, driven primarily in Relationship Lending associated with equity raisings and widespread de-leveraging prompting pay down of loan balances. Specialised Lending was also impacted due to long lead times of lending demand from clients as the economy slowly recovers. Average deposit growth was 2%, with growth in Australia division of 8% due to targeted frontline staff focus on growing deposits primarily in Small Business, Retail Deposits and Regional Commercial businesses. Institutional average deposit growth was flat overall, taking into consideration maturity of $2.2bn CLO/Resonance transaction in the September 2009 half year.

Other external operating income increased 32%. Excluding acquisitions, Australia division grew 4% due to Retail benefiting from growth in volumes partly offset by the impact of lower exception and other fees and lower fee income from the industry move to introduce ATM direct charging in March 2009. Excluding the offset in net interest income, Markets other income was flat due to lower trading and sales revenues in March 2010 half year attributed to subdued volatility in rates and currency markets, offset by increased revenue opportunities attributed to the reopening of the credit markets.

Operating expenses increased 17%. Excluding acquisitions, Australia division increased 7% mainly due to key projects, volume growth, property costs and salary inflation. Operating expenses in Institutional increased by 17% due to the ramp up of investment in key initiatives, additional staff and remuneration costs.

Provision for credit impairment decreased 31%. The individual provision charge decreased $537 million with high level of provisions incurred in the March 2009 half year in Institutional reducing significantly in the March 2010 half year and modest improvements in the individual provision charge observed across all segments within Australia division. The collective provision charge increased $200 million. The March 2009 half year was heavily influenced by collective provision releases to individual provisions in Institutional following defaults by a number of large customers crystallising losses which were provided for in 2008. Within Australia division, collective provision charge reduction was predominantly due to continued delinquency and bankruptcy trend improvement.

SEGMENT REVIEW (continued)

INGA

Philip Chronican

For comparative purposes, the financial results of ING Australia presented below are based on 100% ownership for all reporting periods on a stand alone basis. These results do not represent the contribution to ANZ for the March 2010 half given ANZ did not acquire full ownership of INGA until 30 November 2009.

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	$M	$M	$M	%	%
Wealth management income	210	211	191	0%	10%
Insurance income
- planned margin	165	168	161	-2%	2%
- experience profit[1]	15	(18)	14	large	7%
- assumption changes[1]	(3)	3	19	large	large

	177	153	194	16%	-9%

Operating income	387	364	385	6%	1%
Wealth management expenses	(135)	(144)	(144)	-6%	-6%
Insurance expenses	(75)	(75)	(75)	0%	0%
Remediation expenses[2]	(11)	(4)	(2)	large	large
Capitalised software write-offs	—	—	(25)	n/a	-100%
Gross tax on operating profit	(47)	(41)	(43)	15%	9%

Profit after tax, before capital investment earnings	119	100	96	19%	24%
Capital investment earnings after tax[3]	25	2	(50)	large	large

Profit after tax before non-controlling interests	144	102	46	41%	large
Non-controlling interests	—	—	1	n/a	-100%

Profit	144	102	47	41%	large

Performance measures at 100%
Value of new business[4]	62	60	52	3%	19%
Cost to income[5]	54.3%	60.2%	56.9%
Wealth Management: (FUM)
Retail & Mezzanine	24,217	24,125	21,126	0%	15%
Employer Super	11,994	11,211	9,325	7%	29%
Oasis	5,529	5,383	3,574	3%	55%
Wealth Management netflows	(21)	1,820	248	large	large
Insurance: (In-Force)
Group risk	422	410	427	3%	-1%
Individual risk	612	581	542	5%	13%
General insurance	196	164	136	20%	44%
New premiums
Group & individual risk	121	121	123	0%	-2%
General insurance	46	39	33	18%	39%
Aligned adviser numbers	1,874	1,561	1,596	20%	17%

1.

Experience profit variations are gains or losses arising from actual experience differing from plan, primarily death and sickness. Assumption changes are gains or losses arising from a change in valuation methods and best estimate assumptions

2.	Remediation expenses represent costs incurred to correct operational deficiencies
3.	Capital investment earnings after tax includes mark-to-market gains/(losses) on shareholder investment assets, annuity and capital-guaranteed products, and interest on shareholder loans
4.

Value of new business represents the present value of future profits arising from the new business written over the periods less the present value of the cost of capital applying to that new business. It does not include the value of any associated imputation credits. Note prior period comparatives are reported using a consistent discount rate to that applicable in the 2009 financial year

5.	Cost to income ratio is management expenses (excluding remediation expenses & capitalised software write-offs) / total income

	Mar 10	In-	Out-	Other	Sep 09
Wealth Management cashflows	$M	flows	flows	flows[1]	$M
OneAnswer	16,925	1,057	(1,149)	330	16,687
Other Personal Investment	5,825	146	(385)	114	5,950
Mezzanine	1,467	136	(281)	124	1,488
Employer Super	11,994	961	(531)	353	11,211
Oasis	5,529	388	(363)	121	5,383

Total	41,740	2,688	(2,709)	1,042	40,719

1.	Other flows includes investment income net of taxes, fees and charges, distributions and timing

SEGMENT REVIEW (continued)

INGA

Philip Chronican

	Mar 10	New		Sep 09
Insurance cashflows	$M	business	Lapses	$M
Group risk	422	36	(24)	410
Individual risk	612	85	(54)	581
General insurance	196	46	(14)	164

Total	1,230	167	(92)	1,155

	As at	As at
	Mar 10	Sep 09
	$M	$M
Total capital resources by equity class
Share capital	1,771	1,772
Reserves	(57)	(58)
Retained earnings	646	500

Total ING Australia shareholder equity	2,360	2,214
Corporate debt	430	406

Total ING Australia capital resource	2,790	2,620

Total capital resources by asset class
Australian equities	40	42
International fixed interest	109	102
Australian fixed interest	501	504
Cash	971	798

Total shareholder funds	1,621	1,446
Other including intangibles[1]	1,169	1,174

Total ING Australia capital resource	2,790	2,620

1.	Intangibles include goodwill, deferred acquisition cost and capitalised software

March 2010 half year compared to September 2009 half year

INGA delivered a $42 million or 41% uplift in profit, reflecting a combination of higher operating profit and higher capital investment earnings. Relative stability in underlying investment markets is reflected in the Wealth Management operating result, while the insurance operations continued to perform strongly in a competitive market, producing a 16% uplift in income. In the aftermath of the global financial crisis, earnings on shareholder capital were restored to a more normalised level, based on a relatively conservative asset allocation (2% equities, 7% international fixed income, 91% cash and Australian fixed income)

Operating expenses were well contained, in particular those related to the Wealth Management operations.

Wealth Management income flat, as average client balances were adversely affected by further market volatility in the first quarter of 2010. Income from Insurance operations assisted by better than expected experience on the retail term and disability books, and the non-recurrence of strengthening of reserves on the group life and group income protection books. In-force premium grew 4% half-on-half, with growth achieved in all categories.

Capital investment earnings returned to more normalised levels as the impact of interest rate and inflation impacts on reserve revaluations and capital-guaranteed book mark-to-market adjustments was reduced.

March 2010 half year compared to March 2009 half year

There was a $97 million or 220% uplift in profit over the prior comparative period. Operating profit rose $23 million or 24% due to a combination of improved fee income from the Wealth Management businesses and reduced operating expenses. Capital investment earnings returned to more normalised levels due to the non-recurrence of issues which adversely impacted the first half 2009 : mark-to-market losses incurred in meeting legacy closed book capital-guaranteed obligations, impact of interest rate changes on policy liability revaluations and realised losses incurred in the course of de-risking the shareholder investment portfolio during the global financial crisis.

Wealth Management income up 10%, with average client funds under management (FUM) growing 9% over the course of the year. FUM market share now 8.4%, number 1 ranking retained amongst employer super providers (as rated by Heron Partnership) for Corporate Super product.

The Insurance operations performed well in a highly competitive market. New business levels were maintained (despite the inclusion of significant group life one-offs in the prior comparative period), in-force premiums up 6% (13% in retail). Insurance operating income lower due to the non-recurrence of a $19 million release of reserves from the annual review of risk assumptions.

Retail and disability claims experience remains favourable to valuation assumptions driven by improvements in the INGA underwriting and claims management practices.

SEGMENT REVIEW (continued)

Asia Pacific, Europe & America region

Alex Thursby

Table reflects USD for the Asia Pacific, Europe & America region

AUD results shown on page 57

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	USD M	USD M	USD M	%	%
Net interest income	350	320	298	9%	17%
Other external operating income	453	404	417	12%	9%

Operating income	803	724	715	11%	12%
Operating expenses	(384)	(335)	(289)	15%	33%

Profit before credit impairment and income tax	419	389	426	8%	-2%
Provision for credit impairment	(92)	(121)	(81)	-24%	14%

Profit before income tax	327	268	345	22%	-5%
Income tax expense	(47)	(35)	(67)	34%	-30%
Non-controlling interests	(1)	1	(1)	large	0%

Underlying profit	279	234	277	19%	1%

Adjustments between statutory profit and underlying profit[1]	(67)	10	(11)	large	large

Profit	212	244	266	-13%	-20%

Consisting of:
Retail	11	7	8	57%	38%
Asia Partnerships	149	146	97	2%	54%
Institutional	170	142	197	20%	-14%
Wealth	2	(1)	(4)	large	large
Operations and Support	(55)	(50)	(19)	10%	large

Asia Pacific, Europe & America Division	277	244	279	14%	-1%
Other	2	(10)	(2)	large	large

Underlying profit	279	234	277	19%	1%

Adjustments between statutory profit and underlying profit[1]	(67)	10	(11)	large	large

Profit	212	244	266	-13%	-20%

Geographic segments:
Asia	145	143	132	1%	10%
Pacific	63	53	60	19%	5%
Europe & America	71	38	85	87%	-16%

Underlying profit	279	234	277	19%	1%

Adjustments between statutory profit and underlying profit[1]	(67)	10	(11)	large	large

Profit	212	244	266	-13%	-20%

Balance Sheet
Net loans & advances including acceptances	17,727	16,662	15,507	6%	14%
Other external assets	29,142	27,650	20,600	5%	41%

External assets	46,869	44,312	36,107	6%	30%

Customer deposits	37,388	26,805	20,310	39%	84%
Other deposits and borrowings	6,337	9,455	7,760	-33%	-18%

Deposits and other borrowings	43,725	36,260	28,070	21%	56%
Other external liabilities	5,264	7,358	6,127	-28%	-14%

External liabilities	48,989	43,618	34,197	12%	43%

Risk weighted assets	31,346	29,241	27,463	7%	14%
Average net loans and advances including acceptances	17,034	15,781	16,231	8%	5%

Average deposits and other borrowings	42,668	32,806	27,643	30%	54%

Ratios
Net interest average margin	1.45%	1.72%	1.69%
Net interest average margin (excluding Global Markets)	2.59%	2.60%	2.22%
Operating expenses to operating income	47.8%	46.2%	40.4%
Operating expenses to average assets	1.37%	1.54%	1.44%

Individual provision[2] charge	88	47	42	87%	large
Individual provision[3] charge as a % of average net advances	1.05%	0.64%	0.36%
Collective provision charge	4	74	39	-95%	-90%
Collective provision charge as a % of average net advances	0.05%	1.07%	0.50%
Net impaired loans	186	98	119	90%	56%
Net impaired loans as a % of net advances	1.05%	0.59%	0.77%

Total employees	9,902	8,554	7,609	16%	30%

1.	Refer pages 13 to 15 for explanation of adjustments. A reconciliation of statutory profit to underlying profit by geographical region is included at page 112
2.	Includes impairment expense on available-for-sale assets of $18 million (Sep 2009 half: $nil; Mar 2009 half: $13 million)
3.	For the purposes of this ratio the individual provision charge excludes impairment expense on available-for-sale assets

SEGMENT REVIEW (CONTINUED)

Asia Pacific, Europe & America region

Alex Thursby

	Comparison to Half Year Sep 2009 USD M
	Half Year Mar 2010 USD M					Growth Rate
	Income	Expenses	PBP[1]	Credit[2]	NPAT	Income	Expenses	PBP[1]	Credit[2]	NPAT
Retail	188	144	44	25	11	17%	24%	0%	-24%	57%
Asia Partnerships	154	3	151	—	149	1%	-40%	2%	n/a	2%
Institutional	481	195	286	59	170	16%	13%	19%	9%	20%
Wealth	27	21	5	2	2	23%	0%	large	0%	large
Operations & Support	(13)	49	(61)	6	(55)	63%	69%	65%	-57%	10%

Asia Pacific, Europeand America division	837	412	425	92	277	13%	20%	7%	-11%	14%
Other	(34)	(28)	(6)	—	2	large	large	-25%	-100%	large

Underlying Profit	803	384	419	92	279	11%	15%	8%	-24%	19%
Adjustments b/t stat profit & underlying profit	—	72	(72)	—	(67)	-100%	large	large	n/a	large

Profit	803	456	347	92	212	9%	37%	-14%	-24%	-13%

	Comparison to Half Year Sep 2009 USD M
	Half Year Mar 2010 USD M					Growth Rate
	Income	Expenses	PBP[1]	Credit[2]	NPAT	Income	Expenses	PBP[1]	Credit[2]	NPAT
Asia	481	274	207	62	145	12%	20%	2%	9%	1%
Pacific	167	71	96	6	63	11%	15%	9%	-57%	19%
Europe & America	155	39	116	24	71	8%	-11%	17%	-52%	87%

Underlying Profit	803	384	419	92	279	11%	15%	8%	-24%	19%
Adjustments b/t stat profit & underlying profit	—	72	(72)	—	(67)	-100%	large	large	n/a	large

Profit	803	456	347	92	212	9%	37%	-14%	-24%	-13%

1.	PBP (profit before provisions) is profit before credit impairment and income tax
2.	Credit impairment expense

	Comparison to Half Year Mar 2009 USD M
	Half Year Mar 2010 USD M					Growth Rate
	Income	Expenses	PBP[1]	Credit[2]	NPAT	Income	Expenses	PBP[1]	Credit[2]	NPAT
Retail	188	144	44	25	11	25%	29%	16%	0%	38%
Asia Partnerships	154	3	151	—	149	50%	0%	51%	n/a	54%
Institutional	481	195	286	59	170	3%	36%	-12%	11%	-14%
Wealth	27	21	5	2	2	42%	5%	large	-33%	large
Operations & Support	(13)	49	(61)	6	(55)	44%	large	large	n/a	large

Asia Pacific, Europeand America division	837	412	425	92	277	14%	39%	-2%	14%	-1%
Other	(34)	(28)	(6)	—	2	100%	large	-33%	n/a	large

Underlying Profit	803	384	419	92	279	12%	33%	-2%	14%	1%
Adjustments b/t stat profit & underlying profit	—	72	(72)	—	(67)	-100%	large	large	-100%	large

Profit	803	456	347	92	212	15%	58%	-15%	15%	-20%

	Comparison to Half Year Mar 2009 USD M
	Half Year Mar 2010 USD M					Growth Rate
	Income	Expenses	PBP[1]	Credit[2]	NPAT	Income	Expenses	PBP[1]	Credit[2]	NPAT
Asia	481	274	207	62	145	34%	54%	14%	82%	10%
Pacific	167	71	96	6	63	6%	15%	2%	-40%	5%
Europe & America	155	39	116	24	71	-22%	-20%	-23%	-35%	-16%

Underlying Profit	803	384	419	92	279	12%	33%	-2%	14%	1%
Adjustments b/t stat profit & underlying profit	—	72	(72)	—	(67)	-100%	large	large	-100%	large

Profit	803	456	347	92	212	15%	58%	-15%	15%	-20%

1.	PBP (contribution before provisions) is profit before credit impairment and income tax
2.	Credit impairment expense

SEGMENT REVIEW (continued)

Asia Pacific, Europe & America region

Alex Thursby

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	USD M	USD M	USD M	%	%
Individual provision charge
Retail	23	23	18	0%	28%
Asia	18	17	11	6%	64%
Pacific	5	6	7	-17%	-29%
Institutional	63	22	24	large	large
Transaction Banking	23	10	—	large	n/a
Specialised & Relationship Lending	22	12	9	83%	large
Global Markets	18	—	15	n/a	20%
Wealth	2	2	—	0%	n/a

	88	47	42	87%	large

Individual provision charge
Asia	50	37	17	35%	large
Pacific	5	7	6	-29%	-17%
Europe & America	33	3	19	large	74%

	88	47	42	87%	large

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	USD M	USD M	USD M	%	%
Collective provision charge
Retail	2	8	8	-75%	-75%
Asia	1	2	4	-50%	-75%
Pacific	1	6	4	-83%	-75%
Institutional	(4)	33	28	large	large
Transaction Banking	(1)	2	1	large	large
Specialised & Relationship Lending	1	23	25	-96%	-96%
Global Markets	(4)	8	2	large	large
Wealth	—	1	3	-100%	-100%
Operations & Support	6	14	—	-57%	n/a
Other	—	18	—	-100%	n/a

	4	74	39	-95%	-90%

Collective provision charge
Asia	13	21	17	-38%	-24%
Pacific	1	6	4	-83%	-75%
Europe & America	(10)	47	18	large	large

	4	74	39

SEGMENT REVIEW (continued)

Asia Pacific, Europe & America region

Alex Thursby

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	USD M	USD M	USD M	%	%
Net loans & advances including acceptances
Retail	2,669	2,421	2,266	10%	18%
Asia	676	414	365	63%	85%
Pacific	1,993	2,007	1,901	-1%	5%
Institutional	13,938	13,121	12,235	6%	14%
Transaction Banking	4,156	2,955	1,732	41%	large
Specialised & Relationship Lending	9,333	9,707	9,995	-4%	-7%
Other	449	459	508	-2%	-12%
Wealth	1,153	1,115	1,002	3%	15%
Other	(33)	5	4	large	large

	17,727	16,662	15,507	6%	14%

Net loans & advances including acceptances
Asia	10,608	8,879	6,962	19%	52%
Pacific	1,995	2,007	1,901	-1%	5%
Europe & America	5,124	5,776	6,644	-11%	-23%

	17,727	16,662	15,507	6%	14%

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	USD M	USD M	USD M	%	%
Customer deposits
Retail	5,469	4,641	3,919	18%	40%
Asia	2,364	1,669	1,174	42%	large
Pacific	3,105	2,972	2,745	4%	13%
Institutional	28,831	19,147	13,751	51%	large
Transaction Banking	12,028	6,874	3,124	75%	large
Global Markets	16,622	11,818	10,175	41%	63%
Other	181	455	452	-60%	-60%
Wealth	3,045	3,014	2,638	1%	15%
Other	43	3	2	large	large

	37,388	26,805	20,310	39%	84%

Customer deposits
Asia	22,605	15,900	10,898	42%	large
Pacific	3,106	2,971	2,745	5%	13%
Europe & America	11,677	7,934	6,667	47%	75%

	37,388	26,805	20,310	39%	84%

This page has been left blank intentionally

SEGMENT REVIEW (continued)

Asia Pacific, Europe & America region

Alex Thursby

Table reflects AUD for the Asia Pacific, Europe & America region

USD results shown on page 52

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	$M	$M	$M	%	%
Net interest income	387	399	447	-3%	-13%
Other external operating income	499	497	624	0%	-20%

Operating income	886	896	1,071	-1%	-17%
Operating expenses	(423)	(419)	(433)	1%	-2%

Profit before credit impairment and income tax	463	477	638	-3%	-27%
Provision for credit impairment	(102)	(154)	(122)	-34%	-16%

Profit before income tax	361	323	516	12%	-30%
Income tax expense	(52)	(39)	(101)	33%	-49%
Non-controlling interests	(1)	1	(2)	large	-50%

Underlying profit	308	285	414	8%	-26%

Adjustments between statutory profit and underlying profit[1]	(74)	16	(15)	large	large

Profit	234	301	399	-22%	-41%

Consisting of:
Retail	13	9	12	44%	8%
Asia Partnerships	164	187	146	-12%	12%
Institutional	187	168	294	11%	-36%
Wealth	2	(1)	(5)	large	large
Operations and Support	(61)	(66)	(28)	-8%	large

Asia Pacific, Europe & America Division	305	297	419	3%	-27%
Other	3	(12)	(5)	large	large

Underlying profit	308	285	414	8%	-26%

Adjustments between statutory profit and underlying profit[1]	(74)	16	(15)	large	large

Profit	234	301	399	-22%	-41%

Geographic segments:
Asia	160	180	198	-11%	-19%
Pacific	70	64	90	9%	-22%
Europe & America	78	41	126	90%	-38%

Underlying profit	308	285	414	8%	-26%

Adjustments between statutory profit and underlying profit[1]	(74)	16	(15)	large	large

Profit	234	301	399	-22%	-41%

Balance Sheet
Net loans & advances including acceptances	19,362	18,952	22,622	2%	-14%
Other external assets	31,828	31,448	30,050	1%	6%

External assets	51,190	50,400	52,672	2%	-3%

Customer deposits	40,835	30,487	29,627	34%	38%
Other deposits and borrowings	6,921	10,754	11,322	-36%	-39%

Deposits and other borrowings	47,756	41,241	40,949	16%	17%
Other external liabilities	5,748	8,370	8,937	-31%	-36%

External liabilities	53,504	49,611	49,886	8%	7%

Risk weighted assets	34,235	33,259	40,063	3%	-15%
Average net loans and advances including acceptances	18,801	19,832	24,310	-5%	-23%
Average deposits and other borrowings	47,095	41,227	41,401	14%	14%

Ratios
Net interest average margin	1.45%	1.72%	1.69%
Net interest average margin (excluding Global Markets)	2.59%	2.60%	2.23%
Operating expenses to operating income	47.8%	46.2%	40.4%
Operating expenses to average assets	1.37%	1.54%	1.44%

Individual provision[2] charge	98	59	62	66%	58%
Individual provision[3] charge as a % of average net advances	1.05%	0.65%	0.36%
Collective provision charge	4	95	60	-96%	-93%
Collective provision charge as a % of average net advances	0.05%	1.07%	0.50%
Net impaired loans	204	112	173	82%	18%
Net impaired loans as a % of net advances	1.05%	0.60%	0.77%

Total employees	9,902	8,555	7,610	16%	30%

1.	Refer pages 13 to 15 for explanation of adjustments. A reconciliation of statutory profit to underlying profit by geographical region is included at page 112
2.	Includes impairment expense on available-for-sale assets of $20 million (Sep 2009 half: $nil; Mar 2009 half: $20 million)
3.	For the purposes of this ratio the individual provision charge excludes impairment expense on available-for-sale assets

SEGMENT REVIEW (continued)

Asia Pacific, Europe & America division

Alex Thursby

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	USD M	USD M	USD M	%	%
Net interest income	383	340	314	13%	22%
Other external operating income	454	401	418	13%	9%

Operating income	837	741	732	13%	14%
Operating expenses	(412)	(345)	(297)	19%	39%

Profit before credit impairment and income tax	425	396	435	7%	-2%
Provision for credit impairment	(92)	(103)	(81)	-11%	14%

Profit before income tax	333	293	354	14%	-6%
Income tax expense and non-controlling interests	(56)	(49)	(75)	14%	-25%

Underlying profit	277	244	279	14%	-1%

Risk weighted assets	31,082	28,994	26,976	7%	15%
Average net loans & advances including acceptances	17,034	15,781	16,231	8%	5%
Average deposits and other borrowings	42,664	32,806	27,642	30%	54%

Ratios
Net interest margin	1.66%	1.92%	1.85%
Net interest average margin (excluding Global Markets)	2.74%	2.52%	2.16%
Return on average assets	1.04%	1.18%	1.45%
Operating expenses to operating income	49.3%	47.1%	40.6%
Operating expenses to average assets	1.56%	1.71%	1.54%

Individual provision[1] charge	88	47	41	87%	large
Individual provision[2] charge as a % of average net advances	1.03%	0.59%	0.35%
Collective provision charge	4	56	40	-93%	-90%
Collective provision charge as a % of average net advances	0.04%	0.71%	0.49%
Net impaired loans	187	98	118	90%	58%
Net impaired loans as a % of net advances	1.05%	0.59%	0.76%

Total employees	6,570	5,677	5,231	16%	26%

Net loans and advances including acceptances	17,727	16,661	15,507	6%	14%

Deposits and other borrowings	43,721	36,255	28,066	21%	56%

1.	Includes impairment expense on available-for-sale assets of $20 million.
2.	For the purpose of this ratio the individual provision charge excludes impairment expense on available-for-sale assets

SEGMENT REVIEW (continued)

Asia Pacific, Europe & America

Alex Thursby

March 2010 half year compared to September 2009 half year

Underlying profit grew a solid 19% compared with the September 2009 half with good growth in all the businesses, except for the Asia Partnerships. The positive impact of the reversal of the Saigon Securities Incorporation (SSI) impairment charge in the March 2010 half was partially offset by the timing of the adjustments recorded in the September 2009 half in relation to our share of earnings from prior periods of Bank of Tianjin (BoT) in China and AMMB Holdings Berhad (AMMB) in Malaysia. Profit for the March 2010 half of USD212 million was 13% lower than the September 2009 half, mainly due to costs associated with the RBS integration.

Key factors affecting the result were:

•

Strong balance sheet growth contributed to net interest income increasing 9%. Both net loans and advances and other external assets registered steady growth half on half. The growth momentum in customer deposits continued, resulting in an increase of 39% half on half. Margins were 27 basis points lower due to narrowing credit spreads and a higher proportion of lower yielding assets arising from increased liquidity from strong growth in customer deposits.

•	Other external operating income increased by 12%, driven primarily by higher fees and other income in the Global Markets business.

•

The 15% increase in operating expenses reflected continued investments in expanding distribution across the region and increased resources to support the growth agenda. Employees increased by 1,348, including 384 from the RBS businesses acquired in Hong Kong.

•

Provisions for credit impairment was 24% lower half on half. The significant increase in the individual provision charges was associated with a few large Institutional customers and legacy issues from certain US bonds. This was more than offset by the lower collective provision charges as a result of releases associated with the above individual provision charges, no concentration risk provision charge (in comparison to what was set aside in the September 2009 half) and the additional charges taken in the September 2009 half relating to the refinement to the collective provision calculation.

During the March 2010 half, we completed the acquisitions of the RBS businesses in the Philippines, Vietnam and Hong Kong. The contribution of those businesses to the results for the March 2010 half was not significant.

March 2010 half year compared to March 2009 half year

Underlying profit was flat compared with the March 2009 half which included significant additional earnings from the Institutional business arising from increased market volatility due to the global financial crisis. Ongoing investments in the Retail and Wealth businesses in Asia have started to yield returns with solid earnings growth recorded in the March 2010 half. The contribution by the Asia Partnerships benefited from the reversal in the March 2010 half of the impairment charge taken in the March 2009 half relating to the carrying value of our investment in SSI in Vietnam following a sustained recovery in the share price. Profit for the March 2010 half was 20% lower than the March 2009 half, mainly due to costs associated with the RBS integration.

Key factors affecting the result were:

•

Net interest income was 17% higher compared with the corresponding half in 2009, following strong balance sheet growth. Overall external assets increased by 30% due to significant increases in net loans and advances by Transaction Banking and increased Global Markets activities. Customer deposits were 84% higher, further improving our deposits to loans ratio to 211%. Overall, margins were 24 basis points lower as credit spreads narrowed compared with the March 2009 half when the markets experienced extremely tight liquidity and high volatility.

•

Other external operating income grew 9% primarily from the increased earnings from the Asia Partnerships in the March 2010 half. This was offset by the decrease in Institutional income from the exceptional results achieved in the March 2009 half.

•

Operating expenses increased 33% as a result of our continued investment in the key strategic markets of Indonesia, Vietnam and China as well as building regional operating and support capabilities. Employees increased by 2,293, including 384 from the RBS businesses we acquired in Hong Kong. We continued to build core front line capability in the region and increase our operations and technology support staff in Bangalore.

•

The provision charges for credit impairment increased by 14%. The significant increase in the individual provision charges was associated with a few large Institutional customers and legacy issues from certain US bonds. This was partially offset by lower collective provision charges due to releases associated with those individual provision charges and a lower concentration risk provision charge.

SEGMENT REVIEW (continued)

New Zealand region

Jenny Fagg

Table reflects NZD results for New Zealand region

AUD results shown on page 63

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	NZD M	NZD M	NZD M	%	%
Net interest income	1,149	1,114	1,188	3%	-3%
Other external operating income	433	413	516	5%	-16%

Operating income	1,582	1,527	1,704	4%	-7%
Operating expenses	(730)	(734)	(714)	-1%	2%

Profit before credit impairment and income tax	852	793	990	7%	-14%
Provision for credit impairment	(330)	(598)	(291)	-45%	13%

Profit before income tax	522	195	699	large	-25%
Income tax expense	(150)	(61)	(205)	large	-27%

Underlying profit	372	134	494	large	-25%

Adjustments between statutory profit and underlying profit[1]	14	(361)	(73)	large	large

Profit/(Loss)	386	(227)	421	large	-8%

Consisting of:
Retail	137	75	168	83%	-18%
Commercial	59	(13)	133	large	-56%
Wealth	21	6	7	large	large
Operations & Support	—	(2)	11	-100%	-100%

New Zealand Businesses	217	66	319	large	-32%
Institu tional	194	127	240	53%	-19%
Other	(39)	(59)	(65)	-34%	-40%

Underlying profit	372	134	494	large	-25%

Adjustments between statutory profit and underlying profit[1]	14	(361)	(73)	large	large

Profit/(Loss)	386	(227)	421	large	-8%

Balance Sheet
Net loans & advances including acceptances	95,717	97,023	98,484	-1%	-3%
Other external assets	25,162	26,464	30,248	-5%	-17%

External assets	120,879	123,487	128,732	-2%	-6%

Customer deposits	59,345	59,931	59,553	-1%	0%
Other deposits and borrowings	11,366	11,829	13,066	-4%	-13%

Deposits and other borrowings	70,711	71,760	72,619	-1%	-3%
Other external liabilities	26,172	28,824	35,789	-9%	-27%

External liabilities	96,883	100,584	108,408	-4%	-11%

Risk weighted assets	66,302	66,922	66,668	-1%	-1%
Average net loans and advances including acceptances	95,595	96,754	97,991	-1%	-2%
Average deposits and other borrowings	72,167	72,222	76,561	0%	-6%

Ratios
Net interest average margin	2.09%	2.03%	2.14%
Net interest average margin (excluding Global Markets)	2.07%	1.96%	2.04%
Operating expenses to operating income	46.1%	48.1%	41.9%
Operating expenses to average assets	1.18%	1.15%	1.09%

Individual provision[2] charge	267	404	214	-34%	25%
Individual provision charge as a % of average net advances	0.56%	0.83%	0.44%
Collective provision charge	63	194	77	-68%	-18%
Collective provision charge as a % of average net advances	0.13%	0.40%	0.16%
Net impaired loans	1,120	711	337	58%	large
Net impaired loans as a % of net advances	1.17%	0.73%	0.34%

Total employees	9,276	8,879	9,028	4%	3%

1.	Refer pages 13 to 15 for explanation of adjustments. A reconciliation of statutory profit to underlying profit by geographical region is included within Supplementary Information at page 112
2.	Includes credit valuation adjustments on defaulted or impaired exposures of NZD5 million (Sep 2009 half: NZD6 million; Mar 2009 half: NZD1 million)

SEGMENT REVIEW (continued)

New Zealand region

Jenny Fagg

	Comparison to Half Year Sep 2009
	Half Year Mar 2010 (NZD M)					Growth Rate
	Income	Expenses	PBP[1]	Credit[2]	NPAT	Income	Expenses	PBP[1]	Credit[2]	NPAT
Retail	781	445	336	142	137	-2%	-4%	0%	-38%	83%
Commercial	434	140	294	208	59	4%	2%	5%	-30%	large
Wealth	72	53	19	2	21	large	large	large	-33%	large
Operations & Support	4	5	(1)	—	—	large	large	-67%	n/a	-100%

New Zealand Businesses	1,291	643	648	352	217	4%	4%	5%	-34%	large
Institutional	329	76	253	(21)	194	-1%	-12%	3%	large	53%
Other	(38)	11	(49)	—	(39)	-12%	-61%	-32%	-100%	-35%

Underlying Profit	1,582	730	852	330	372	4%	-1%	7%	-45%	large
Adjustments b/t stat profit & underlying profit	(17)	16	(34)	(5)	14	-90%	n/a	-81%	-17%	large

New Zealand	1,565	746	818	325	386	16%	2%	34%	-45%	large

Underlying profit excluding acquisitions	1,542	698	844	330	361	1%	-5%	6%	-45%	large

	Comparison to Half Year Mar 2009
	Half Year Mar 2010 (NZD M)					Growth Rate
	Income	Expenses	PBP[1]	Credit[2]	NPAT	Income	Expenses	PBP[1]	Credit[2]	NPAT
Retail	781	445	336	142	137	-4%	0%	-8%	14%	-18%
Commercial	434	140	294	208	59	-3%	3%	-5%	73%	-56%
Wealth	72	53	19	2	21	large	large	90%	-33%	large
Operations & Support	4	5	(1)	—	—	-85%	-64%	large	n/a	-100%

New Zealand Businesses	1,291	643	648	352	217	-2%	4%	-7%	42%	-32%
Institutional	329	76	253	(21)	194	-26%	-5%	-30%	large	-19%
Other	(38)	11	(49)	—	(39)	-30%	-35%	-31%	-100%	-39%

Underlying Profit	1,582	730	852	330	372	-7%	2%	-14%	13%	-25%
Adjustments b/t stat profit & underlying profit	(17)	16	(34)	(5)	14	-79%	-36%	-68%	large	large

New Zealand	1,565	746	818	325	386	-4%	1%	-7%	12%	-8%

Underlying profit excluding acquisitions	1,542	698	844	330	361	-5%	-6%	-5%	14%	-14%

1.	PBP (profit before provisions) is profit before credit impairment and income tax
2.	Credit impairment expense

SEGMENT REVIEW (continued)

New Zealand region

Jenny Fagg

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
Individual provision charge	NZD M	NZD M	NZD M	%	%
Retail	144	186	106	-23%	36%
Commercial	123	165	104	-25%	18%
Corporate & Commercial Banking	71	107	74	-34%	-4%
Rural Banking	37	40	12	-8%	large
Other	15	18	18	-17%	-17%
Institutional	(1)	50	2	large	large
Specialised & Relationship Lending	17	—	—	n/a	n/a
Transaction Banking	(24)	45	—	large	n/a
Global Markets	6	5	2	20%	large
Wealth	1	3	2	-67%	-50%

	267	404	214	-34%	25%

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
Collective provision charge	NZD M	NZD M	NZD M	%	%
Retail	(3)	40	19	large	large
Commercial	85	134	16	-37%	large
Corporate & Commercial Banking	30	67	12	-55%	large
Rural Banking	57	69	1	-17%	large
Other	(2)	(2)	3	0%	large
Institutional	(19)	20	23	large	large
Specialised & Relationship Lending	(13)	8	22	large	large
Transaction Banking	(6)	10	—	large	n/a
Global Markets	—	2	1	-100%	-100%
Other	—	—	19	n/a	-100%

	63	194	77	-68%	-18%

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
Net loans & advances including acceptances	NZD M	NZD M	NZD M	%	%
Retail	52,310	52,443	52,688	0%	-1%
Commercial	35,385	35,958	36,034	-2%	-2%
Corporate & Commercial Banking	14,505	14,732	15,415	-2%	-6%
Rural Banking	19,041	19,397	18,695	-2%	2%
Other	1,839	1,829	1,924	1%	-4%
Institutional	6,962	7,655	8,820	-9%	-21%
Specialised & Relationship Lending	5,969	6,390	6,850	-7%	-13%
Transaction Banking	341	301	516	13%	-34%
Global Markets	659	967	1,454	-32%	-55%
Other	(7)	(3)	—	large	n/a
Wealth	1,060	967	941	10%	13%

	95,717	97,023	98,484	-1%	-3%

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
Customer deposits	NZD M	NZD M	NZD M	%	%
Retail	34,042	33,661	33,836	1%	1%
Commercial	10,029	10,365	11,152	-3%	-10%
Corporate & Commercial Banking	6,445	6,600	6,999	-2%	-8%
Rural Banking	2,226	2,228	2,450	0%	-9%
Other	1,358	1,537	1,703	-12%	-20%
Institutional	10,619	11,142	10,235	-5%	4%
Transaction Banking	5,750	5,477	5,729	5%	0%
Global Markets	4,869	5,665	4,506	-14%	8%
Wealth	4,576	4,688	4,247	-2%	8%
Other	79	75	83	5%	-5%

	59,345	59,931	59,553	-1%	0%

SEGMENT REVIEW (continued)

New Zealand region

Jenny Fagg

Table reflects AUD results for New Zealand region

NZD results shown on page 60

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	$M	$M	$M	%	%
Net interest income	911	892	987	2%	-8%
Other external operating income	343	330	429	4%	-20%

Operating income	1,254	1,222	1,416	3%	-11%
Operating expenses	(578)	(589)	(593)	-2%	-3%

Profit before credit impairment and income tax	676	633	823	7%	-18%
Provision for credit impairment	(261)	(486)	(241)	-46%	8%

Profit before income tax	415	147	582	large	-29%
Income tax expense	(119)	(44)	(172)	large	-31%

Underlying profit	296	103	410	large	-28%

Adjustments between statutory profit and underlying profit[1]	10	(294)	(60)	large	large

Profit/(Loss)	306	(191)	350	large	-13%

Consisting of:
Retail	107	59	139	81%	-23%
Commercial	47	(12)	111	large	-58%
Wealth	17	4	6	large	large
Operations & Support	—	(1)	9	-100%	-100%

New Zealand Businesses	171	50	265	large	-35%
Institutional	154	100	200	54%	-23%
Other	(29)	(47)	(55)	-38%	-47%

Underlying profit	296	103	410	large	-28%

Adjustments between statutory profit and underlying profit[1]	10	(294)	(60)	large	large

Profit/(Loss)	306	(191)	350	large	-13%

Balance Sheet
Net loans & advances including acceptances	74,188	79,605	81,614	-7%	-9%
Other external assets	19,502	21,714	25,068	-10%	-22%

External assets	93,690	101,319	106,682	-8%	-12%

Customer deposits	45,939	49,173	49,353	-7%	-7%
Other deposits and borrowings	8,867	9,705	10,827	-9%	-18%

Deposits and other borrowings	54,806	58,878	60,180	-7%	-9%
Other external liabilities	20,286	23,650	29,659	-14%	-32%

External liabilities	75,092	82,528	89,839	-9%	-16%

Risk weighted assets	51,389	54,908	55,248	-6%	-7%
Average net loans and advances including acceptances	75,779	77,566	81,442	-2%	-7%
Average deposits and other borrowings	57,207	57,850	63,631	-1%	-10%

Ratios
Net interest average margin	2.09%	2.03%	2.14%
Net interest average margin (excluding Global Markets)	2.07%	1.96%	2.04%
Operating expenses[1] to operating income	46.1%	48.1%	41.9%
Operating expenses[1] to average assets	1.18%	1.15%	1.09%

Individual provision[2] charge	212	328	178	-35%	19%
Individual provision charge as a % of average net advances	0.56%	0.83%	0.44%
Collective provision charge	50	158	63	-68%	-21%
Collective provision charge as a % of average net advances	0.13%	0.40%	0.16%
Net impaired loans	868	584	280	49%	large
Net impaired loans as a % of net advances	1.17%	0.73%	0.34%

Total employees	9,276	8,879	9,028	4%	3%

1.	Refer pages 13 to 15 for explanation of adjustments. A reconciliation of statutory profit to underlying profit by geographical region is included within Supplementary Information at page 112
2.	Includes credit valuation adjustments on defaulted or impaired exposures of $4 million (Sep 2009 half: $5 million; Mar 2009 half: $1 million)

SEGMENT REVIEW (continued)

New Zealand Businesses

Jenny Fagg

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	NZD M	NZD M	NZD M	%	%
Net interest income	963	943	991	2%	-3%
Other external operating income	328	296	323	11%	2%

Operating income	1,291	1,239	1,314	4%	-2%
Operating expenses	(643)	(620)	(617)	4%	4%

Profit before credit impairment and income tax	648	619	697	5%	-7%
Provision for credit impairment	(352)	(531)	(247)	-34%	43%

Profit before income tax	296	88	450	large	-34%
Income tax expense and non-controlling interests	(79)	(22)	(131)	large	-40%

Underlying profit	217	66	319	large	-32%

Risk weighted assets	52,740	53,198	51,330	-1%	3%
Average net loans & advances including acceptances	89,007	89,518	89,457	-1%	-1%
Average deposits and other borrowings	56,990	55,833	59,695	2%	-5%

Ratios
Net interest margin	2.14%	2.08%	2.20%
Return on average assets	0.47%	0.14%	0.70%
Operating expenses to operating income	49.8%	50.0%	47.0%
Operating expenses to average assets	1.40%	1.32%	1.34%

Individual provision charge	269	356	212	-24%	27%
Individual provision charge as a % of average net advances	0.61%	0.79%	0.48%
Collective provision charge	82	175	35	-53%	large
Collective provision charge as a % of average net advances	0.18%	0.39%	0.08%
Net impaired loans	1,068	672	334	59%	large
Net impaired loans as a % of net advances	1.20%	0.75%	0.37%

Total employees	8,999	8,641	8,603	4%	5%

Net loans and advances including acceptances	88,755	89,369	89,673	-1%	-1%

Deposits and other borrowings	56,068	56,107	55,379	0%	1%

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	NZD M	NZD M	NZD M	%	%
Underlying profit excluding ING acquisition
Net interest income	961	943	991	2%	-3%
Other operating income	289	296	323	-2%	-11%

Operating income	1,250	1,239	1,314	1%	-5%
Operating expenses	(609)	(620)	(617)	-2%	-1%

Profit before credit impairment and income tax	641	619	697	4%	-8%
Provision for credit impairment	(351)	(531)	(247)	-34%	42%

Profit before income tax	290	88	450	large	-36%
Income tax expense and non-controlling interests	(83)	(23)	(131)	large	-37%

Underlying profit	207	65	319	large	-35%

SEGMENT REVIEW (continued)

New Zealand

Jenny Fagg

March 2010 half year compared to September 2009 half year

Whilst not showing the same resilience and economic pick up that has been evident in Australia, the New Zealand economy is stabilising. Although growth remains at sub trend levels as the economy undergoes a protracted period of structural re-balancing, an easing in business conditions is evident. Financial performance for the March 2010 half year reflected the impact of these economic trends. Underlying profit increased 178% from the low base of the September 2009 half year, with the result including a NZD188 million after tax decrease in credit impairment charge. Excluding the higher contribution from consolidating 100% ownership of ING, operating income and balance sheet growth were substantially flat half on half.

•

Net interest income increased 1% after adjusting for a NZD20 million increase in net interest income from derivative and liquidity positions that was offset by a decrease in trading income. The result reflected net interest margin improvement in the New Zealand Businesses of 6 basis points, driven by increasing recovery of elevated funding costs (increased wholesale spreads, deposits competition) through ongoing re-pricing of fixed rate lending. Lending volumes declined 1%.

•	The overall result was moderated by higher break costs on mortgages; and a lower contribution from management of interest rate risks in Markets.

•

Excluding the impact of the change in composition of the derivatives result, and the higher contribution from ING as a result of 100% ownership (NZD39 million), other external operating income was flat half on half. Fee growth remained weak, with Retail fees reducing NZD20 million largely due to the restructure and reduction in exception fees during the March 2010 half year. This was offset by a stronger underlying contribution from ING, and revaluations of trading assets.

•

Operating expenses decreased 5% after excluding the impact of consolidating 100% ownership in ING (NZD32 million). This largely reflected the cost of business transformation programs included in the September 2009 half year result; and continued strong control of discretionary expenditure.

•

Provision for credit impairment charge reduced NZD268 million as credit quality shows some signs of stabilising. The individual provision charge decreased NZD137 million, with loss rates across the NZ Businesses coming off the high levels reached during the September 2009 half year. The charge in Institutional reduced NZD51 million, largely reflecting recoveries on a single name exposure that was provisioned in the preceding half. The collective provision charge decreased NZD131 million, with risk levels moderating across the businesses, albeit with some uncertainty remaining in the rural and commercial sectors. The total loss rate (total provision charge as a percentage of average net advances) for the March 2010 half year was 0.69%, down from 1.23% for the September 2009 half.

March 2010 half year compared to March 2009 half year

Business conditions, although showing early signs of easing from those experienced during the September 2009 half year, remained difficult relative to the March 2009 half year, reflecting the economic cycle which manifested more significantly during the second half of 2009. The economic environment impacted financial performance across the NZ Businesses in credit provisioning and lending volumes during the March 2010 half year. Reduced market volatility has also meant that the Institutional Markets business has not been able to match the very strong performance of the first half of 2009.

Underlying profit for the March 2010 half year decreased 25% on the March 2009 half year. Excluding the impact from 100% ownership of ING, operating income in the New Zealand Businesses declined 5%, with lending growth constrained in the current environment by consumer and business de-leveraging, and net interest margin contracting as a result of increased funding costs. Institutional revenue declined 26%, driven by the lower result in Markets.

•

Net interest income decreased 1% after adjusting for a NZD31 million decrease in net interest income from derivative and liquidity positions that was offset by an increase in trading income. This reflected margin contraction of 5 basis points in the NZ Businesses, with increased funding costs in the current environment as a result of widening wholesale spreads and intense competition for customer deposits. Re-pricing on the lending side has lagged the funding cost increases due to the predominance of fixed rate mortgages in the lending book. Break costs on mortgages have also increased. The lower result in the NZ Businesses was moderated by a higher contribution from management of interest rate risks in Markets.

•

Excluding the change in composition of the derivative and liquidity result referred to above, and the higher contribution from 100% ownership of ING (NZD39 million), other external operating income decreased 25%. This mainly reflected a lower Markets result with the exceptional performance in the March 2009 half year not being matched. Other income for

•

NZ Businesses decreased 11%, reflecting the result in Retail (NZD23 million lower) which was impacted by the restructure of exception fees; and the March 2009 half year result benefited from the sale of bank branches (NZD17 million).

•

Excluding the increase from consolidation of ING (NZD32 million) operating expenses decreased 2%. This mainly reflected the ongoing benefits from business transformation strategies implemented part way through the March 2009 half year.

•

Provision for credit impairment charge increased NZD39 million. The individual provision charge increased NZD53 million, reflecting an increase in loss rate to 56 basis points, up from 44 basis points for the March 2009 half year. This was largely from deterioration across the Retail and Rural books. The collective provision charge decreased NZD14 million, reflecting reductions in Retail and Institutional with risk levels stabilising, partly offset by higher charges in Rural, Corporate and Commercial that were driven by credit cycle adjustments required to reflect the uncertain outlook in those sectors.

SEGMENT REVIEW (continued)

Institutional division

Shayne Elliott

Institutional division is included as a separate segment as it operates as a global line of business across all three regions offering specialist products and services within Transaction Banking, Specialised & Relationship Lending and Markets. The results for Institutional are also reported in the applicable region, consistent with how this segment is internally managed.

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	$M	$M	$M	%	%
Net interest income	1,500	1,514	1,559	-1%	-4%
Other external operating income	872	953	928	-8%	-6%

Operating income	2,372	2,467	2,487	-4%	-5%
Operating expenses	(798)	(827)	(728)	-4%	10%

Profit before credit impairment and income tax	1,574	1,640	1,759	-4%	-11%
Provision for credit impairment	(427)	(689)	(726)	-38%	-41%

Profit before income tax	1,147	951	1,033	21%	11%
Income tax expense and non-controlling interests	(329)	(264)	(301)	25%	9%

Underlying profit	818	687	732	19%	12%

Key profit and loss accounts excluding exchange rate impacts:
Operating income	2,372	2,416	2,310	-2%	3%
Operating expenses	(798)	(801)	(668)	0%	19%
Underlying profit	818	671	660	22%	24%

Consisting of:
Transaction Banking	141	93	223	52%	-37%
Specialised & Relationship Lending	270	119	84	large	large
Global Markets	424	570	445	-26%	-5%
Relationship & Infrastructure	(17)	(95)	(20)	-82%	-15%

Underlying Profit	818	687	732	19%	12%

Geographic segments:
Australia	477	419	238	14%	100%
New Zealand	154	100	200	54%	-23%
Asia Pacific, Europe and America	187	168	294	11%	-36%

Underlying profit	818	687	732	19%	12%

Balance Sheet
Net loans & advances including acceptances	66,620	70,596	85,385	-6%	-22%
Other external assets	104,776	113,684	123,945	-8%	-15%

External assets	171,396	184,280	209,330	-7%	-18%

Customer deposits	86,290	79,777	79,094	8%	9%
Other deposits and borrowings	11,805	16,315	18,941	-28%	-38%

Deposits and other borrowings	98,095	96,092	98,035	2%	0%
Other external liabilities	53,442	66,562	79,797	-20%	-33%

External liabilities	151,537	162,654	177,832	-7%	-15%

Risk weighted assets	118,805	124,954	149,667	-5%	-21%

Ratios
Net interest margin	2.09%	2.17%	1.98%
Net interest margin (excluding Global Markets)	2.99%	2.76%	2.36%
Operating expenses to operating income	33.6%	33.5%	29.3%
Operating expenses to average assets	0.88%	0.88%	0.64%

Individual provision charge[1]	520	560	992	-7%	-48%
Individual provision charge[2] as a % of average net advances	1.55%	1.49%	2.18%
Collective provision charge (credit)	(93)	128	(266)	large	-65%
Collective provision charge (credit) as a % of average net advances	(0.28%)	0.34%	(0.60%)
Net impaired loans	2,379	1,864	1,746	28%	36%
Net impaired loans as a % of net advances	3.57%	2.64%	2.04%

Total employees	5,162	4,963	4,681	4%	10%

1.

Includes credit valuation adjustments on defaulted or impaired exposures of $17 million (Sep 2009 half: $10 million reversal; Mar 2009 half: $92 million) and impairment expense on available-for-sale assets of $20 million (Sep 2009 half: $nil; Mar 2009 half: $20 million)

2.	For the purpose of this ratio the individual provision charge excludes impairment expense on available-for-sale assets

SEGMENT REVIEW (continued)

Institutional

Shayne Elliott

March 2010 half year compared to September 2009 half year

Institutional’s underlying profit grew 19% (or 22% at constant exchange rates), with a lower credit impairment charge and a solid revenue result, down 2% (at constant exchange rates), in a half-year in which market volatility stabilised and customer hedging activity returned to more normalised levels. The solid income performance demonstrates the strength of the regionally focussed model, linked through flows of trade, capital and population.

In the analysis that follows, comparisons are on a constant exchange rate basis.

Specialised & Relationship Lending increased revenue by 6%, benefiting from repricing for risk. Average loan balances were down 8%, with the rate of decline slowing markedly after the previous halves’ significant systemic reductions. Transaction Banking revenue increased 1%, with competition for deposits leading to margin contraction in Australia and with growth in volume (5%) skewed to lower margin balances in Asia as we build up the customer franchise in that region. Trade & Supply Chain revenues were up 11% driven by strong customer acquisition. Global Markets revenue fell 15%, a function of reduced market volatility leading to lower customer hedging activity and reduced trading opportunities, and tightening margins as market conditions stabilised. Looking through the exceptional Markets’ performance in 2009 and comparing the result to the more normalised level of 2008, Markets’ revenue recorded circa 30% compound annualised growth on the 2008 half-year, demonstrating the strength of the regionally focussed model. Net interest margin (excluding Global Markets) increased by 23 basis points reflecting repricing for credit risk. Operating Expenses were flat with personnel increases associated with Asia growth (including RBS acquisition) offsetting higher remuneration costs in the prior half.

Provision for credit impairment decreased 37% reflecting an improvement in the economic environment. Individual provisions of $520 million were predominantly in Australia, largely related to property exposures, agribusiness and a limited number of corporate names. Individual provisions as a percentage of net advances increased 6 basis points due to the reduction in average lending assets while security over lending strengthened. The collective provision release of $93 million was due to a reduction in lending volumes and the migration of certain names to impaired loans. Net impaired loans grew to $2.4 billion, although the rate of growth stabilised compared to 2009.

Significant factors affecting the result included:

•	Net interest margin decreased by 8 basis points to 2.09%. Excluding the impact of Global Markets, net interest margin increased 23 basis points due to repricing for risk.

•	Australian revenue decreased 7%, driven by a reduction in Markets’ revenue as the exceptional conditions of 2009 reverted to more normalised levels.

•	Asia Pacific, Europe & America revenue increased 17% reflecting the strategic investment in the region.

•	New Zealand revenue decreased 1%, while underlying profit increased 54% with significantly lower credit impairment charges.

March 2010 half year compared to March 2009 half year

Underlying profit for the half increased 24%, benefiting from substantially lower credit impairment charges. Revenue increased 3% in large part due to a strong Markets’ performance in Australia in the half and the impact of repricing for risk across the lending portfolios. Transaction Banking revenues were adversely impacted by competition on deposit margins and lower volumes within Australia not fully offset by volume growth in the relatively lower margin Asian region.

The provision for credit impairment charge was 39% lower with a large decrease in the individual provisions offset by an increase in the collective provision where the prior comparative period included a $228 million concentration provision release following defaults by a number of large customers crystallising losses which were provided for in 2008. The individual provision charge as a percentage of net advances has fallen 63 basis points to 1.55%, reflecting the improvement in economic conditions. Risk weighted assets fell $31 billion or 21%, mainly due to the sharp fall in loan balances and the impact of portfolio data reviews.

Net interest margin increased 11 basis points as a result of loan repricing. Excluding Global Markets, margins improved to 2.99% from 2.36% . Net lending assets decreased 22% driven by corporate de-leveraging following equity raisings and the global financial crisis prompting the pay down of lending. Customer deposits increased by 9% mainly due to the build up of our Asian franchise.

Operating expenses increased 19% as the division continued with investment in technology, the “Rebuild and Refocus” program and people, particularly in Asia where personnel numbers increased 40% to over 1,000 permanent staff. Significant factors affecting the result were as follows:

•	Australia revenue increased 12% with a strong half from Markets in Australia and the benefit of re-pricing risk on Specialised & Relationship Lending margins.

•	Asia Pacific Europe & America revenue decreased 2%, with lower Markets’ revenue in that region as market volatility and spreads returned to more normalised conditions.

•	New Zealand revenue decreased 26%, again driven by a reduction in New Zealand Markets’ opportunities.

SEGMENT REVIEW (CONTINUED)

Institutional Asia Pacific, Europe & America

Alex Thursby

The contribution from Institutional Asia Pacific, Europe & America is included in both the Institutional results (pages 66 to 67) and the Asia Pacific, Europe & America results (pages 52 to 55). This is consistent with how this business is internally managed. The following information is presented purely for reconciliation purposes.

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	USD M	USD M	USD M	%	%
Net interest income	240	216	202	11%	19%
Other external operating income	241	197	268	22%	-10%

Operating income	481	413	470	16%	2%
Operating expenses	(195)	(173)	(144)	13%	35%

Profit before credit impairmen t and income tax	286	240	326	19%	-12%
Provision for credit impairment	(59)	(54)	(53)	9%	11%

Profit before income tax	227	186	273	22%	-17%
Income tax expense and non-controlling interests	(57)	(44)	(76)	30%	-25%

Underlying profit	170	142	197	20%	-14%

Consisting of:
Institutional Asia	92	86	103	7%	-11%
Institutional Pacific	38	32	33	19%	15%
Institutional Europe & America	40	24	61	67%	-34%

	170	142	197	20%	-14%

Balance Sheet
Net loans & advances including acceptances	13,938	13,121	12,234	6%	14%
Other external assets	25,359	24,920	17,376	2%	46%

External assets	39,297	38,041	29,610	3%	33%

Customer deposits	28,830	19,148	13,751	51%	large
Other deposits and borrowings	6,307	9,404	7,688	-33%	-18%

Deposits and other borrowings	35,137	28,552	21,439	23%	64%
Other external liabilities	6,523	8,382	5,365	-22%	22%

External liabilities	41,660	36,934	26,804	13%	55%

Risk weighted assets	25,559	24,328	22,434	5%	14%

Total employees	1,303	936	857	39%	52%

SEGMENT REVIEW (continued)

Group Centre1

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	$M	$M	$M	%	%
Net interest income	90	43	(89)	large	large
Other external operating income	(23)	44	(12)	large	92%

Operating income	67	87	(101)	-23%	large
Operating expenses	(128)	(195)	(105)	-34%	22%

Profit before credit impairment and income tax	(61)	(108)	(206)	-44%	-70%
Provision for credit impairment	(10)	(1)	(15)	large	-33%

Profit before income tax	(71)	(109)	(221)	-35%	-68%
Income tax expense and non-controlling interests	(7)	17	53	large	large

Underlying profit/(loss)	(78)	(92)	(168)	-15%	-54%

Key profit and loss accounts excluding acquisitions and exchange rate movements:
Operating income	98	70	(85)	39%	large
Operating expenses	(128)	(195)	(105)	-34%	22%
Underlying profit	(57)	(103)	(161)	-44%	-65%

Total employees	5,422	5,400	4,812	0%	13%

1.

Group Centre comprises Operations, Technology & Shared Services, Group Human Resources, Group Risk Management, Group Treasury (includes the funding component of Treasury results, with the mismatch component being included in Institutional Division’s Global Markets business), Group Strategy and Marketing, Corporate Affairs, Corporate Communications, Group Financial Management and Shareholder Functions

March 2010 half year compared to September 2009 half year

The underlying loss of $79 million compared to an underlying loss of $97 million for the September 2009 half with a number of offsetting factors impacting the result.

•

Operating income reduced $17 million. Higher net interest income ($47 million) resulted from higher capital earnings following the $2.5 billion Institutional share placement, the $2.2 billion retail share purchase plan and dividend reinvestment plans and the elimination of $32 million interest paid to INGA on the investment of funds in ANZ deposit products (offset in other income). These increases were partly offset by a higher cost of funding tax balances and the new 833 Collins Street Headquarters. Other income reduced by $64 million with a $16 million reduction in earnings on contracts put in place to hedge NZD and USD revenues, and the elimination of funds management and insurance income received by INGA from ANZ deposit products.

•	Operating expenses reduced $67 million largely as a result on the September 2009 half including project costs associated with ANZ’s transformation programs.

•	Provisions for credit impairment increased $9 million with an individual provision charge in Australia Division being partly covered by internal insurance arrangements.

March 2010 half year compared to March 2009 half year

The underlying loss of $79 million reduced from a loss of $166 million in the March 2009 half.

•

Operating income improved $169 million due primarily to higher capital earnings following the $2.5 billion Institutional share placement, the $2.2 billion retail share purchase plan, dividend reinvestment plans and a full half’s impact from underwriting of the 2008 final dividend, combined with reduced capital allocated to the businesses. These factors were partially offset by the impacts of reduced interest rates earned on the capital. In addition there was a $32 million increase as a result of the elimination of interest paid to INGA on the investment of funds in ANZ deposit products (offset in other income). Earnings on matured revenue hedges improved by $29 million from the March 2009 half.

•	Operating expenses increased $23 million in the March 2010 half year as a result of an increase in staff numbers and higher remuneration costs in the corporate centre.

SEGMENT REVIEW (continued)

Global Customer review

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	$M	$M	$M	%	%
Underlying operating income
Retail	3,181	3,157	3,034	1%	5%
Australia	2,187	2,124	1,981	3%	10%
Asia Pacific, Europe & America	377	394	379	-4%	-1%
New Zealand	617	639	674	-3%	-8%
Commercial	1,451	1,376	1,404	5%	3%
Australia	1,107	1,042	1,033	6%	7%
New Zealand	344	334	371	3%	-7%
Institutional	2,372	2,466	2,487	-4%	-5%
Australia	1,581	1,698	1,415	-7%	12%
Asia Pacific, Europe & America	530	504	703	5%	-25%
New Zealand	261	264	369	-1%	-29%
Group Centre, Wealth, Support and Operations	563	328	115	72%	large

	7,567	7,327	7,040	3%	7%

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	$M	$M	$M	%	%
Underlying profit
Retail	1,028	1,010	927	2%	11%
Australia	744	755	630	-1%	18%
Asia Pacific, Europe & America	177	196	158	-10%	12%
New Zealand	107	59	139	81%	-23%
Commercial	432	321	424	35%	2%
Australia	385	333	313	16%	23%
New Zealand	47	(12)	111	large	-58%
Institutional	818	687	732	19%	12%
Australia	477	419	238	14%	100%
Asia Pacific, Europe & America	187	168	294	11%	-36%
New Zealand	154	100	200	54%	-23%
Group Centre, Wealth, Support and Operations	20	(154)	(175)	large	large

	2,298	1,864	1,908	23%	20%

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	$M	$M	$M	%	%
Net loans and advances and acceptances
Retail	202,726	196,910	192,878	3%	5%
Australia	159,266	151,128	145,901	5%	9%
Asia Pacific	2,915	2,754	3,306	6%	-12%
New Zealand	40,545	43,028	43,671	-6%	-7%
Commercial	73,633	73,320	73,613	0%	0%
Australia	46,208	43,817	43,751	5%	6%
New Zealand	27,425	29,503	29,862	-7%	-8%
Institutional	66,620	70,596	85,385	-6%	-22%
Australia	46,001	49,392	60,228	-7%	-24%
Asia Pacific, Europe & America	15,223	14,924	17,848	2%	-15%
New Zealand	5,396	6,280	7,309	-14%	-26%
Group Centre, Wealth, Support and Operations	4,883	4,943	4,924	-1%	-1%

	347,862	345,769	356,800	1%	-3%

FOUR YEAR SUMMARY BY HALF YEAR

	Mar 10	Sep 09	Mar 09	Sep 08	Mar 08	Sep 07	Mar 07	Sep 06
	$M	$M	$M	$M	$M	$M	$M	$M
Income Statement
Net interest income	5,191	4,988	4,822	4,074	3,781	3,691	3,611	3,575
Other operating income	2,376	2,339	2,218	2,241	2,199	1,995	1,770	1,583
Operating expense	(3,249)	(3,124)	(2,944)	(2,751)	(2,655)	(2,567)	(2,386)	(2,346)
Provision for credit impairment	(1,098)	(1,621)	(1,435)	(1,364)	(726)	(327)	(240)	(183)

Profit before income tax	3,220	2,582	2,661	2,200	2,599	2,792	2,755	2,629
Income tax expense	(920)	(720)	(749)	(606)	(759)	(799)	(817)	(770)
Non -controlling interests	(2)	2	(4)	(5)	(3)	(5)	(2)	(3)

Underlying profit[1]	2,298	1,864	1,908	1,589	1,837	1,988	1,936	1,856
Adjustments to arrive at statutory profit[1]	(373)	(338)	(491)	(233)	126	90	166	21
Profit attributable to shareholders of the Company	1,925	1,526	1,417	1,356	1,963	2,078	2,102	1,877

Balance Sheet
Assets	506,708	476,987	502,798	470,293	437,759	392,773	351,849	334,640

Net assets	32,583	32,429	28,367	26,552	23,964	22,048	20,910	19,906

Ratios
Return on average ordinary equity[2]	12.2%	10.3%	10.4%	11.4%	17.7%	20.5%	21.3%	20.4%
Return on average assets	0.76%	0.63%	0.54%	0.61%	0.92%	1.10%	1.21%	1.13%
Tier 1 capital ratio[3]	10.7%	10.6%	8.2%	7.7%	6.9%	6.7%	6.7%	6.8%
Total capital ratio[3]	13.0%	13.7%	11.0%	11.1%	10.1%	10.1%	10.3%	10.6%
Operating expenses to operating income	46.8%	44.5%	47.0%	49.7%	44.0%	44.5%	42.5%	45.2%
Operating expenses to operating income[1]	42.9%	42.6%	41.8%	43.6%	44.4%	45.1%	44.3%	45.5%

Shareholder value - ordinary shares
Total return to shareholders (share price movement plus dividends)	7.9%	58.0%	(12.0%)	(14.6%)	(22.1%)	2.1%	13.2%	3.4%
Market capitalisation	64,250	61,085	33,990	38,263	43,328	55,382	54,788	49,331
Dividend	52 cents	56 cents	46 cents	74 cents	62 cents	74 cents	62 cents	69 cents
Franked portion	100%	100%	100%	100%	100%	100%	100%	100%
Share price
- high	$25.72	$24.99	$19.63	$24.28	$31.74	$31.50	$30.24	$28.66
- low	$20.13	$14.90	$11.83	$15.07	$19.38	$25.75	$26.75	$24.45
- closing	$25.36	$24.39	$15.75	$18.75	$22.55	$29.70	$29.70	$26.86

Share information (per fully paid)
Earnings per share - basic	76.8c	64.8c	66.3c	68.3c	102.4c	110.9c	113.2c	101.6c
Dividend payout ratio	68.7%	92.5%	71.3%	113.6%	61.4%	67.1%	54.9%	68.0%
Net tangible assets	$9.99	$11.02	$10.94	$10.72	$10.06	$9.37	$9.01	$8.53

Number of fully paid ordinary shares (M)	2,533.5	2,504.5	2,158.1	2,040.7	1,921.4	1,864.7	1,844.7	1,836.6
Other information
Permanent employees (FTE)	39,472	36,094	35,415	35,423	34,190	33,004	31,818	30,644
Temporary employees (FTE)	2,383	1,593	1,631	1,502	1,292	1,349	1,365	1,612

Total employees (FTE)	41,855	37,687	37,046	36,925	35,482	34,353	33,183	32,256

Number of shareholders[4]	405,698	396,181	391,052	376,813	355,809	327,703	300,987	291,262

1.

For 2008 and 2009, adjusted to reflect result for the ongoing business activities of the Group. Refer pages 13 to 15 for explanation of adjustments. For 2005 to 2007, the income statement has been adjusted for one-off significant items and non-core income arising from the use of derivatives in economic hedges and fair value through profit and loss. This measure, known as Cash Profit, has been superseded by Underlying Profit.

2.	Average ordinary shareholders’ equity excludes non-controlling interests and preference share dividend
3.	Prior to March 2008, values were calculated using Basel I methodology
4.	Excludes employees whose only ANZ shares are held in trust under ANZ employee share schemes

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Australia and New Zealand Banking Group Limited

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AND OTHER DISCLOSURES

Half year ended

31 March 2010

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – TABLE OF CONTENTS

DIRECTORS’ REPORT

The directors present their report on the condensed consolidated financial statements for the half year ended 31 March 2010.

Directors

The names of the directors of the Company who held office during and since the end of the half year are:

Mr JP Morschel	Director since 1 October 2004, Chairman since 1 March 2010
Mr CB Goode, AC	Director since 24 July 1991, Chairman since 24 August 1995
Retired 28 February 2010
Mr MRP Smith, OBE – Chief Executive Officer	CEO and director since 1 October 2007
Dr GJ Clark	Director since 1 February 2004
Mr JK Ellis	Director since 1 October 1995, Retired 18 December 2009
Mr PAF Hay	Director since 12 November 2008
Mr Lee Hsien Yang	Director since 1 February 2009
Mr IJ Macfarlane, AC	Director since 16 February 2007
Mr DE Meiklejohn, AM	Director since 1 October 2004
Ms AM Watkins	Director since 12 November 2008

Result

The consolidated profit attributable to shareholders of the Company was $1,925 million. Further details are contained in the Chief Financial Officer’s Review on pages 13 to 42 and in the financial report.

Review of operations

A review of the operations of the Group during the half year and the results of those operations are contained in the Chief Financial Officer’s Review on pages 13 to 42.

Lead auditor’s independence declaration

The lead auditor’s independence declaration given under section 307C of the Corporations Act 2001 (as amended) is set out on page 109 and forms part of the Directors’ Report for the half year ended 31 March 2010.

Rounding of amounts

The Company is a company of the kind referred to in the Australian Securities and Investments Commission class order 98/100 (as amended) dated 10 July 1998 pursuant to section 341(1) of the Corporations Act 2001 (as amended). Consequently, amounts in this report and the accompanying financial report have been rounded to the nearest million dollars except where otherwise indicated.

Significant event since balance date

The Group completed its acquisition of The Royal Bank of Scotland Taiwan businesses on 17 April 2010. Based on preliminary unaudited information, this resulted in the acquisition of approximately USD 2.3 billion of assets and USD 2.3 billion of deposits.

Signed in accordance with a resolution of the directors.

John Morschel	Michael R P Smith
Chairman	Director

28 April 2010

CONDENSED CONSOLIDATED INCOME STATEMENT

Australia and New Zealand Banking Group Limited

		Half	Half	Half	Movt	Movt
		year	year	year	Mar 10	Mar 10
		Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	Note	$M	$M	$M	%	%
Total income	3	14,336	13,563	16,445	6%	-13%

Interest income		12,307	11,506	14,700	7%	-16%
Interest expense		(7,119)	(6,520)	(9,878)	9%	-28%

Net interest income	3	5,188	4,986	4,822	4%	8%
Net funds management and insurance income	3	293	112	108	large	large
Other operating income	3	1,535	1,718	1,399	-11%	10%
Share of joint venture profit from ING Australia and ING New Zealand	20	33	54	29	-39%	14%
Share of associates’ profit	20	168	173	209	-3%	-20%

Operating income		7,217	7,043	6,567	2%	10%
Operating expenses	4	(3,382)	(3,135)	(3,090)	8%	9%

Profit before credit impairment and income tax		3,835	3,908	3,477	-2%	10%
Provision for credit impairment	10	(1,082)	(1,632)	(1,373)	-34%	-21%

Profit before income tax		2,753	2,276	2,104	21%	31%
Income tax expense	5	(826)	(752)	(683)	10%	21%

Profit for the period		1,927	1,524	1,421	26%	36%

Comprising:
Profit attributable to non-controlling interests		2	(2)	4	large	-50%
Profit attributable to shareholders of the Company		1,925	1,526	1,417	26%	36%

Earnings per ordinary share (cents)
Basic	7	76.8	64.8	66.3	19%	16%
Diluted	7	75.4	63.8	63.4	18%	19%
Dividend per ordinary share (cents)	6	52	56	46	-7%	13%

The notes appearing on pages 81 to 107 form an integral part of the Condensed Consolidated Financial Information and Other Disclosures

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

Australia and New Zealand Banking Group Limited

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	$M	$M	$M	%	%
Profit for the period	1,927	1,524	1,421	26%	36%
Other comprehensive income
Currency translation adjustments
Exchange differences taken to equity	(660)	(1,378)	459	-52%	large
Available-for-sale assets
Valuation gain/(loss) taken to equity	188	129	(98)	46%	large
Cumulative (gain)/loss transferred to the income statement	14	9	24	56%	-42%
Cash flow hedges
Valuation gain/(loss) taken to equity	27	(227)	71	large	-62%
Transferred to income statement for the period	(14)	(68)	(21)	-79%	-33%
Actuarial gain/(loss) on defined benefit plans	(19)	(51)	(122)	-63%	-84%
Income tax on items transferred directly to / from equity
Foreign currency translation reserve	4	26	(16)	-85%	large
Available-for-sale reserve	(42)	(49)	32	-14%	large
Cash flow hedge reserve	1	106	(30)	-99%	large
Actuarial gain / (loss) on defined benefits plan	5	14	35	-64%	-86%

Other comprehensive income	(496)	(1,489)	334	-67%	large

Total comprehensive income for the period	1,431	35	1,755	large	-18%

Comprising:
Total comprehensive income attributable to non-controlling interests	2	(2)	4	large	-50%
Total comprehensive income attributable to shareholders of the company	1,429	37	1,751	large	-18%

The notes appearing on pages 81 to 107 form an integral part of the Condensed Consolidated Financial Information and Other Disclosures

CONDENSED CONSOLIDATED BALANCE SHEET

Australia and New Zealand Banking Group Limited

		As at Mar 10	As at Sep 09	As at Mar 09	Movt Mar 10 v. Sep 09	Movt Mar 10 v. Mar 09
	Note	$M	$M	$M	%	%
Assets
Liquid assets		22,626	25,317	26,743	-11%	-15%
Due from other financial institutions		6,894	4,985	5,354	38%	29%
Trading securities		33,274	30,991	21,312	7%	56%
Derivative financial instruments		27,630	37,404	57,445	-26%	-52%
Current tax assets		442	693	327	-36%	35%
Available-for-sale assets		17,777	16,575	16,182	7%	10%
Net loans and advances	8	335,352	332,007	341,783	1%	-2%
Customers’ liability for acceptances		12,510	13,762	15,017	-9%	-17%
Shares in associates and joint venture entities		2,854	4,565	4,712	-37%	-39%
Deferred tax assets		584	503	1,495	16%	-61%
Goodwill and other intangible assets[1]		6,329	3,896	3,816	62%	66%
Investments relating to insurance business		32,054	—	—	n/a	n/a
Other assets		6,228	4,227	6,757	47%	-8%
Premises and equipment		2,154	2,062	1,855	4%	16%

Total assets		506,708	476,987	502,798	6%	1%

Liabilities
Due to other financial institutions		16,068	19,924	18,314	-19%	-12%
Deposits and other borrowings	11	301,757	294,370	293,598	3%	3%
Derivative financial instruments		27,289	36,516	49,439	-25%	-45%
Liability for acceptances		12,510	13,762	15,017	-9%	-17%
Current tax liabilities		131	99	1,123	32%	-88%
Deferred tax liabilities		570	111	173	large	large
Insurance policy liabilities		28,332	—	—	n/a	n/a
External unit holder liabilities (insurance funds)		5,610	—	—	n/a	n/a
Payables and other liabilities		8,788	7,775	7,710	13%	14%
Provisions		1,167	1,312	1,259	-11%	-7%
Bonds and notes		58,390	57,260	73,138	2%	-20%
Loan capital	12	13,513	13,429	14,660	1%	-8%

Total liabilities		474,125	444,558	474,431	7%	0%

Net assets		32,583	32,429	28,367	0%	15%

Shareholders’ equity
Ordinary share capital	13,14	19,294	19,151	14,138	1%	36%
Preference share capital	13,14	871	871	871	0%	0%
Reserves	14	(2,277)	(1,787)	(334)	27%	large
Retained earnings	14	14,629	14,129	13,620	4%	7%

Share capital and reserves attributable to shareholders of the Company		32,517	32,364	28,295	0%	15%
Non-controlling interests		66	65	72	2%	-8%

Total equity		32,583	32,429	28,367	0%	15%

1.	Excludes notional goodwill in equity accounted entities

The notes appearing on pages 81 to 107 form an integral part of the Condensed Consolidated Financial Information and Other Disclosures

CONDENSED CONSOLIDATED CASH FLOW STATEMENT

Australia and New Zealand Banking Group Limited

		Half year	Half year	Half year
		Mar 10	Sep 09	Mar 09
		Inflows	Inflows	Inflows
		(Outflows)	(Outflows)	(Outflows)
	Note	$M	$M	$M
Cash flows from operating activities
Interest received		12,183	11,754	15,041
Dividends received		21	27	22
Fee income received		1,206	1,451	1,348
Other income received		609	681	511
Interest paid		(7,261)	(6,689)	(10,665)
Personnel expenses paid		(1,919)	(1,790)	(1,862)
Premises expenses paid		(267)	(246)	(257)
Other operating expenses paid		(906)	(514)	(647)
Net cash (paid)/received on derivatives		463	(5,641)	(2,113)
Income taxes (paid)/refunds received
Australia		85	(1,083)	232
Overseas		(514)	(146)	(293)
Goods and services tax paid		11	(22)	(7)
(Increase)/ decrease in operating assets:
Liquid assets - greater than three months		1,834	1,818	435
Due from other financial institutions - greater than three months		(46)	4	1,398
Trading securities		(1,693)	(8,382)	(7,589)
Loans and advances		(4,843)	3,853	(5,750)
Increase/(decrease) in operating liabilities
Deposits and other borrowings		9,484	4,238	8,363
Due to other financial institutions		(4,753)	1,610	(1,778)
Payables and other liabilities		977	760	(1,754)
Net cash from Wealth Management & Investment business		429	—	—

Net cash provided by/(used in) operating activities	16(a)	5,100	1,683	(5,365)

Cash flows from investing activities - net decrease/(increase)
Available-for-sale assets
Purchases		(18,483)	(14,328)	(16,652)
Proceeds from sale or maturity		17,206	13,888	17,671
Controlled entities and associates
Purchased (net of cash acquired)		(1,746)	(205)	(58)
Proceeds from sale (net of cash disposed)		6	3	12
Premises and equipment
Purchases		(179)	(330)	(379)
Proceeds from sale		5	—	27
Insurance business
Purchase of insurance assets		(830)	—	—
Proceeds from sale/maturity of insurance assets		689	—	—
Other assets		(699)	286	(336)

Net cash provided by/(used in) investing activities		(4,031)	(686)	285

Cash flows from financing activities - net (decrease)/increase
Bonds and notes
Issue proceeds		14,215	6,608	13,809
Redemptions		(13,183)	(10,656)	(9,992)
Loan capital
Issue proceeds		1,737	1,287	—
Redemptions		(1,306)	(1,330)	(14)
Net dividends paid		(880)	(673)	(24)
Share capital issues		15	4,655	25
On market share purchases		(68)	—	—

Net cash provided by financing activities		530	(109)	3,804

Net cash provided by/(used in) operating activities		5,100	1,683	(5,365)
Net cash provided by/(used in) investing activities		(4,031)	(686)	285
Net cash provided by/(used in) financing activities		530	(109)	3,804

Net increase/(decrease) in cash and cash equivalents		1,599	888	(1,276)
Cash and cash equivalents at beginning of period		22,805	22,380	23,487
Foreign currency translation		(397)	(463)	169

Cash and cash equivalents at end of period	16(b)	24,007	22,805	22,380

The notes appearing on pages 81 to 107 form an integral part of the Condensed Consolidated Financial Information and Other Disclosures

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

Australia and New Zealand Banking Group Limited

					Shareholders’
					equity	Non-	Total
	Ordinary	Preference		Retained	attributable to	controlling	Shareholders’
	share	shares	Reserves	earnings	Equity holders	interests	equity
	capital $M	$M	$M	$M	of the Bank $M	$M	$M
As at 1 October 2008	12,589	871	(742)	13,772	26,490	62	26,552

Total comprehensive income for the period	—	—	421	1,330	1,751	4	1,755
Transactions with equity holders in their capacity as equity holders:
Share placement	—	—	—	—	—	—	—
Dividends paid	—	—	—	(1,500)	(1,500)	—	(1,500)
Dividend reinvestment plan	1,495	—	—	—	1,495	—	1,495
Group employee share acquisition scheme	47	—	—	—	47	—	47
Other equity movements:
Share based payments	—	—	5	—	5	—	5
Group share option scheme	7	—	—	—	7	—	7
Other changes	—	—	(18)	18	—	6	6

As at 31 March 2009	14,138	871	(334)	13,620	28,295	72	28,367

Total comprehensive income for the period	—	—	(1,452)	1,489	37	(2)	35
Transactions with equity holders in their capacity as equity holders:
Share placement	4,661	—	—	—	4,661	—	4,661
Dividends paid	—	—	—	(985)	(985)	—	(985)
Dividend reinvestment plan	293	—	—	—	293	—	293
Group employee share acquisition scheme	52	—	—	—	52	—	52
Other equity movements:
Share based payments	—	—	4	—	4	—	4
Group share option scheme	7	—	—	—	7	—	7
Other changes	—	—	(5)	5	—	(5)	(5)

As at 30 September 2009	19,151	871	(1,787)	14,129	32,364	65	32,429

Total comprehensive income for the period	—	—	(482)	1,911	1,429	2	1,431
Transactions with equity holders in their capacity as equity holders:
Share placement	—	—	—	—	—	—	—
Dividends paid	—	—	—	(1,380)	(1,380)	—	(1,380)
Dividend reinvestment plan	500	—	—	—	500	—	500
Other equity movements:
Treasury shares	(68)	—	—	—	(68)	—	(68)
Share based payments:
Group share option scheme	15	—	—	—	15	—	15
Treasury shares INGA adjustment	(366)	—	—	—	(366)	—	(366)
Group employee share acquisition scheme	62	—	—	—	62	—	62
Adjustments to opening retained earnings on adoption of revised accounting standard AASB 3R	—	—	—	(39)	(39)	—	(39)
Other changes	—	—	(8)	8	—	(1)	(1)

As at 31 March 2010	19,294	871	(2,277)	14,629	32,517	66	32,583

The notes appearing on pages 81 to 107 form an integral part of the Condensed Consolidated Financial Information and Other Disclosures

NOTES TO CONDENSED FINANCIAL STATEMENTS

1.	Basis of preparation

These Condensed Consolidated Financial Statements comprise a general purpose financial report and:

•

should be read in conjunction with the ANZ Annual Report for the year ended 30 September 2009 and any public announcements made by the Parent Entity and its controlled entities (the Group) for the half year ended 31 March 2010 in accordance with the continuous disclosure obligations under the Corporations Act 2001 (as amended) and the ASX Listing Rules;

•	are condensed financial statements as defined in AASB 134 Interim Financial Reporting. This report does not include all notes of the type normally included in the annual financial report;

•	are presented in Australian dollars unless otherwise stated; and

•	was approved by the Board of Directors on 28 April, 2010.

i)	Statement of compliance

The Condensed Consolidated Financial Statements and Other Disclosures have been prepared in accordance with the accounts provisions of the Banking Act 1959 (as amended), Australian Accounting Standards (AASs), AASB Interpretations, other authoritative pronouncements of the Australian Accounting Standards Board (AASB), and the Corporations Act 2001.

ii)	Use of estimates and assumptions

The preparation of the financial statements requires the use of management judgement, estimates and assumptions that affect reported amounts and the application of policies. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable. Actual results may differ from these estimates. Discussion of these critical accounting treatments, which include complex or subjective decisions or assessments, are covered in Note 2. Such estimates may require review in future periods.

iii)	Basis of measurement

The financial information has been prepared in accordance with the historical cost basis except that the following assets and liabilities are stated at their fair value: derivative financial instruments, including in the case of fair value hedging the fair value of any applicable underlying exposure; assets treated as available-for-sale; financial instruments held for trading; assets and liabilities designated at fair value through profit and loss; insurance policy liabilities; and defined benefit plan assets and liabilities.

iv)	Changes in Accounting Policy and early adoptions

The accounting policies adopted in the preparation of the Condensed Consolidated Financial Statements are consistent with those adopted and disclosed in the ANZ Annual Report for the year ended 30 September 2009 with the following exceptions:

•

All new accounting standards and interpretations applicable to annual reporting periods beginning on or after 1 October 2009 have been applied to the Group effective from the required date of application. The initial application of these Standards and Interpretations has not had a material impact on the financial results of the Group.

•

The revised accounting standards relating to business combinations (AASB 3) has been applied in these financial statements prospectively to all business combinations for which the acquisition date is on or after 1 October 2009. Prior to the adoption of the revised standard, the Group had $39 million of capitalised transaction costs in respect of acquisitions not completed at 30 September 2009, which was written off to retained earnings on adoption of the revised standard. As a result of the adoption of the standard the Group is required to:

•	expense acquisition related costs ($14 million in the current period);

•

remeasure the existing interest to fair value through profit or loss and to reclassify from equity to profit or loss amounts previously held in the acquiree, for business combinations achieved in stages ($213 million debit in the current period); and

•	recognise movements in contingent consideration, subsequent to initial measurement, in profit and loss.

•	The revised accounting standard on Consolidated and Separate Financial Statements (AASB 127) has been adopted. As a result of the adoption the Group is required to:

•	replace the term ‘minority interests’ with ‘non-controlling interests’;

•	account for changes in a parent’s ownership in a subsidiary that does not result in loss of control as an equity transaction (no impact in the current period).

•	recognise gains and losses upon loss of control of a subsidiary in profit and loss with any investment retained measured at fair value at the date control is lost (no impact in the current period).

•

The revised accounting standard on Presentation of Financial Statements (AASB 101) has also been applied which has required inclusion of a new statement of changes in equity in these financial statements.

•	The Group has previously not disclosed its accounting policies set out in note 1 (v) relating to insurance businesses.

NOTES TO CONDENSED FINANCIAL STATEMENTS (continued)

v)	Significant accounting polices adopted on the acquisition of insurance business

The Group primarily conducts its life insurance business through ING Life Limited (“the Life Business”) which is registered under the Life Insurance Act 1995 (“Life Act”), amended by the Financial Sector Legislation Amendment (Simplifying Regulation and Review) Act 2007 (SRR Act). The life insurance operations of the Life Business are conducted within separate statutory funds as required by the Life Act. The assets of the Life Insurance business are allocated between policyholder and shareholder funds in accordance with the requirements of the Life Act. Significant aspects of life insurance accounting are summarised below:

Investments relating to insurance assets

Securities held to back insurance and investment contract liabilities are classified as policyholder assets, being those assets held within the statutory funds of ING Life Limited that are not segregated and managed under a distinct shareholder investment mandate, and all assets of ING General Insurance Pty Limited. These policyholder assets are designated as fair value through the profit or loss.

Acquired Portfolio of Insurance and Investment Business

Identifiable intangible assets in respect of acquired portfolios of insurance and investment business are stated initially at fair value. These are amortised over the period which reflects the expected period of benefit.

External unit holder liabilities

The life insurance business includes controlling interests in trusts and companies, and the total amounts of each underlying asset, liability, revenue and expense of the controlled entities are recognised in the Group’s consolidated Financial Statements. When a unit trust is consolidated, the share of the unit holder liability attributable to the Group is eliminated but amounts due to external unit holders remain as liabilities in the Group’s consolidated Balance Sheet.

Insurance policy liabilities

Insurance policy liabilities include liabilities arising from investment and life insurance contracts.

Provisions for liabilities under investment contracts are measured at fair value. The provision consists of a deposit component, being a financial instrument, which is recognised as an increase in investment contract liabilities and an investment management services element. Fair value is determined as the net present value of fees, in respect of the investment management service, discounted at the risk free rate.

Life insurance contract liabilities are determined using either a projection method or an accumulation method. Using a projection method, expected policy cash flows are projected into the future. The liability is determined as the net present value of the expected cash flows. The assumptions utilised in determining the policy liability are based on the best estimates about the future. An accumulation method is used where the policy liabilities determined are not materially different from those determined under the projection method.

Treasury shares

Under AAS, the Group cannot recognise ‘treasury shares’ on the Consolidated Balance Sheet. These assets, plus any corresponding Income Statement fair value movement on the assets and dividend income, are eliminated when the life statutory funds are consolidated into the Group. The cost of the investment in the shares is deducted from contributed equity. However, the corresponding investment contract and insurance contract liabilities, and related Income Statement changes in the liabilities, remain upon consolidation.

vi)	Rounding

The Parent Entity is an entity of the kind referred to in Australian Securities and Investments Commission class order 98/100 dated 10 July 1998 (as amended). Consequently, amounts in the Condensed Consolidated Financial Statements have been rounded to the nearest million dollars, except where otherwise indicated.

vii)	Comparatives

Certain amounts in the comparative information have been reclassified to conform to current period financial statement presentations.

2.	Critical estimates and judgements used in applying Accounting Policies

The Group prepares its consolidated financial information in accordance with policies which are based on Australian Accounting Standards (AAS), other authoritative accounting pronouncements of the Australian Accounting Standards Board (AASB), AASB Interpretations and the Corporations Act 2001. This involves the Group making estimates and assumptions that affect the reported amounts within the financial statements. Estimates and judgements are continually evaluated and are based on historical factors, including expectations of future events that are believed to be reasonable under the circumstances. All material changes to accounting policies and estimates and the application of these policies and judgements are approved by the Audit Committee of the Board.

A brief explanation of critical estimates and judgements, and their impact on the Group, follows.

NOTES TO CONDENSED FINANCIAL STATEMENTS (continued)

Critical accounting estimates and assumptions

•	Provisions for credit impairment

The Group’s accounting policy relating to measuring the impairment of loans and advances requires the Group to assess impairment at least at each reporting date. The credit provisions raised (individual and collective) represent management’s best estimate of the losses incurred in the loan portfolio at balance date based on experienced judgement. The collective provision is estimated on the basis of historical loss experience for assets with credit characteristics similar to those in the collective pool. The historical loss experience is adjusted based on current observable data and events and an assessment of the impact of model risk. The provision also takes into account the impact of large concentrated losses within the portfolio and the stage of the economic cycle.

The use of such judgements and reasonable estimates is considered by management to be an essential part of the process and does not impact on reliability.

Individual provisioning is applied when the full collectability of a loan is identified as being doubtful.

Individual and collective provisioning is calculated using discounted expected future cash flows. The methodology and assumptions used for estimating both the amount and timing of future cash flows are revised regularly to reduce any differences between loss estimates and actual loss experience.

Critical judgements in applying the entity’s accounting policies

•	Special purpose and off-balance sheet entities

The Group may invest in or establish special purpose entities (SPEs) to enable it to undertake specific types of transactions. The main types of these SPEs are securitisation vehicles, structured finance entities, and entities used to sell credit protection.

Where the Group has established SPEs which are controlled by the Group, they are consolidated in the Group’s financial statements.

The Group does not consolidate SPEs that it does not control. As it can be complex to determine whether the Group has control of an SPE, the Group makes judgements about its exposure to the risks and rewards, as well as about its ability to make operational decisions for the SPE in question.

The table below summarises the main types of SPEs with which the Group is involved, the reason for their establishment, and the control factors associated with ANZ’s interest in them. Although there may be some indicators of control, ANZ does not bear the majority of residual risks and rewards of the SPEs, therefore they are not consolidated.

Type of SPE	Reason for establishment	Control factors
Securitisation vehicles	Securitisation is a financing technique whereby assets are transferred to an SPE which funds the purchase by issuing securities. This enables ANZ (in the case where transferred assets originate within ANZ) or customers to increase diversity of funding sources.	ANZ may manage these securitisation vehicles, service assets in the vehicle or provide liquidity or other support. ANZ retains the risks associated with the provision of these services. For any SPE which is not consolidated, credit and market risks associated with the underlying assets are not retained or assumed by ANZ except to the limited extent that ANZ provides arm’s length services and facilities.

Structured finance entities	These entities are set up to assist the structuring of client financing. The resulting lending arrangements are at arms length and ANZ typically has limited ongoing involvement with the entity.	ANZ may manage these vehicles, hold minor amounts of capital, provide financing or provide derivatives.

Credit protection	The SPEs in this category are created to allow ANZ to purchase credit protection.	ANZ may manage these vehicles.

NOTES TO CONDENSED FINANCIAL STATEMENTS (continued)

2.	Critical estimates and judgements used in applying Accounting Policies, cont’d

•	Significant Associates

The carrying values of all significant investments in associates are subject to an annual recoverable amount test. This assessment involves ensuring that the investment’s fair value less costs to sell or its value in use is greater than its carrying amount. Judgement is applied when determining the assumptions supporting these calculations.

As at 31 March 2010, the Group reviewed all investments in associates against the following impairment indicators:

•	actual financial performance against budgeted financial performance;

•	any material unfavourable operational factors and regulatory factors;

•	any material unfavourable economic outlook and market competitive factors;

•	carrying value against available quoted market values (supported by third-party broker valuations where possible); and

•	carrying value against market capitalisation (for listed investments).

Where appropriate, additional potential impairment indicators are reviewed which are more specific to the respective investment.

The review of impairment indicators listed above did not reveal any indicators of potential impairment.

•	Available-for-sale assets

The accounting policy for impairment of available-for-sale financial assets requires the Group to assess whether there is objective evidence of impairment. This requires judgement when considering whether such evidence exists and if so, in reliably determining the impact of such events on the estimated cash flows of the asset.

•	Financial Instruments at Fair Value

A significant portion of financial instruments are carried on the balance sheet at fair value.

The best evidence of fair value is a quoted price in an active market. Accordingly, wherever possible fair value is based on quoted market prices for the financial instrument. In the event that there is no active market for the instrument, fair values are based on present value estimates or other market accepted valuation techniques.

The majority of valuation techniques employ only observable market data, however, for certain financial instruments the fair value cannot be determined with reference to current market transactions or valuation techniques whose variables only include data from observable markets.

In respect of the valuation component where market observable data is not available, the fair value is determined using data derived and extrapolated from market data and tested against historic transactions and observed market trends. These valuations are based upon assumptions established by application of professional judgement to analyse the data available to support each assumption. Changing the assumptions changes the resulting estimate of fair value.

The valuation models incorporate the impact of factors that would influence the fair value determined by a market participant. Principal inputs used in the determination of fair value of financial instruments based on valuation techniques include data inputs such as statistical data on delinquency rates, foreclosure rates, actual losses, counterparty credit spreads, recovery rates, implied default probabilities, credit index tranche prices and correlation curves.

The majority of outstanding derivative positions are transacted over-the-counter and therefore need to be valued using valuation techniques. Included in the determination of the fair value of derivatives is a credit valuation adjustment to reflect the credit worthiness of the counterparty, representing the credit risk component of the overall fair value increment on a particular derivative asset. The total valuation adjustment is influenced by the mark-to-market of the derivative trades and by movement in the current market cost of credit.

NOTES TO CONDENSED FINANCIAL STATEMENTS (continued)

2.	Critical estimates and judgements used in applying Accounting Policies, cont’d

•	Goodwill and Indefinite Life Intangible Assets

The carrying values of goodwill and intangible assets with indefinite lives are reviewed at each balance date and written-down, to the extent that they are no longer supported by probable future benefits.

Goodwill is allocated to cash-generating units (CGUs) for the purpose of impairment testing, which is undertaken at the lowest level at which goodwill is monitored for internal management reporting purposes. Intangible assets with indefinite useful lives are allocated to the CGU to which they relate.

Impairment testing of purchased goodwill and indefinite life intangibles is performed annually, or more frequently when there is an indication that the asset may be impaired. Impairment testing is conducted by comparing the recoverable amount of the CGU with the current carrying amount of its net assets, including goodwill and intangibles as applicable. Where the current carrying value is greater than recoverable amount, a charge for impairment will be recognised in the income statement.

The most significant components of the Group’s goodwill balance at 31 March 2010 relate to ANZ National Bank Limited which was $2,510 million (Sep 2009: $2,657 million, Mar 2009: $2,683 million) and ING Australia Limited which is provisionally estimated to be $1,057 million.

In determining the recoverable amount of the CGU to which each goodwill component has been allocated a discounted cash flow approach is utilised. Changes in assumptions upon which the valuation is based, together with changes in future cash flows could materially impact the assessment.

The results of the impairment testing performed did not result in any impairment being identified.

•	Intangible Assets with Finite Useful Lives

The carrying value of intangible assets with finite useful lives are reviewed each balance date for any indication of impairment. This assessment involves applying judgement and consideration is given to both internal and external sources of potential impairment. The majority of the Group’s intangible assets with a finite life is represented by capitalised software and intangible assets purchased as part of the acquisition of ING Australia Limited and ING NZ Limitied. The review conducted by management for these assets at 31 March 2010 did not reveal any impairment indicators and accordingly no write-down was considered necessary.

•	Insurance contract liabilities

Policy liabilities for life insurance contracts are computed using statistical or mathematical methods, which are expected to give approximately the same results as if an individual liability was calculated for each contract. The computations are made by suitably qualified personnel on the basis of recognised actuarial methods, with due regard to relevant actuarial principles and standards. The methodology takes into account the risks and uncertainties of the particular classes of life insurance business written. Deferred policy acquisition costs are connected with the measurement basis of life insurance liabilities and are equally sensitive to the factors that are considered in the liability measurement.

The key factors that affect the estimation of these liabilities and related assets are:

•	the cost of providing the benefits and administering these insurance contracts;

•	mortality and morbidity experience on life insurance products, including enhancements to policyholder benefits;

•	discontinuance experience, which affects the Group’s ability to recover the cost of acquiring new business over the lives of the contracts; and

•	the amounts credited to policyholders’ accounts compared to the returns on invested assets through asset-liability management and strategic and tactical asset allocation.

In addition, factors such as regulation, competition, interest rates, taxes and general economic conditions affect the level of these liabilities.

The total value of policy liabilities for life insurance contracts have been appropriately calculated in accordance with these principles.

NOTES TO CONDENSED FINANCIAL STATEMENTS (continued)

3.	Income

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	$M	$M	$M	%	%
Interest income	12,307	11,506	14,700	7%	-16%
Interest expense	(7,119)	(6,520)	(9,878)	9%	-28%

Net interest income	5,188	4,986	4,822	4%	8%

i) Fee and commission income
Lending fees	353	403	361	-12%	-2%
Non-lending fees and commissions	967	997	995	-3%	-3%

Total fee and commission income	1,320	1,400	1,356	-6%	-3%
Fee and commission expense[1]	(139)	(133)	(136)	5%	2%

Net fee and commission income	1,181	1,267	1,220	-7%	-3%

ii) Other income
Foreign exchange earnings[2]	393	396	566	-1%	-31%
Net gains from trading securities and derivatives	155	220	83	-30%	87%
Credit risk on derivatives[3]	47	769	(904)	-94%	large
Fair value impairment for INGA & INGNZ	(213)	—	—	n/a	n/a
Movement on financial instruments measured at fair value through profit & loss[4]	(192)	(1,013)	655	-81%	large
Brokerage income	38	46	30	-17%	27%
Profit on sale of premises	1	—	15	n/a	-93%
ANZ share of ING NZ frozen funds investor settlement[5]	4	(35)	(138)	large	large
Write-down on assets in non continuing businesses	(3)	(7)	(105)	-57%	-97%
Mark to market (loss)/gain on Panin warrants	—	21	(35)	-100%	-100%
Mark to market (loss)/gain on Saigon Securities Incorporation options	6	6	(7)	0%	large
Write-back (write-down) of investment in Saigon Securities Incorporation	25	—	(25)	n/a	large
Other	93	48	44	94%	large

Total other income	354	451	179	-22%	98%

Other operating income	1,535	1,718	1,399	-11%	10%

iii) Net funds management and insurance income
Funds management income	180	37	35	large	large
Elimination of treasury share gain	(57)	—	—	n/a	n/a
Investment (expense) / income	(39)	—	—	n/a	n/a
Commission and insurance premium income	459	75	73	large	large
Claims and policy holder liability expenses	(250)	—	—	n/a	n/a

Total net income from funds management and insurance income	293	112	108	large	large

Total other operating income	1,828	1,830	1,507	0%	21%
Share of joint venture and associates’ profit [6]	201	227	238	-11%	-16%

Total income	14,336	13,563	16,445	6%	-13%

Profit before income tax as a % of total income	19.20%	16.78%	12.79%

1.	Includes interchange fees paid
2.

2010 comprises underlying foreign exchange earnings $360 million and $33 million non-underlying revenue and net investment hedges volatility profit (Sep 2009 half: $393 million underlying and $3 million non-underlying revenue; Mar 2009 half: $539 million underlying and $27 million non-underlying revenue)

3.

2010 comprises credit intermediation trades $64 million credit (Sep 2009 half: $759 million credit; Mar 2009 half: $812 million) and credit risk on impaired derivatives $17 million (Sep 2009 half: $10 million reversal; Mar 2009 half: $92 million)

4.

Includes any fair value movements on derivatives entered into to manage interest rate and foreign exchange risk on funding instruments not designated as accounting hedges, ineffective portions of cash flow hedges and fair value movement in bonds and notes designated at fair value

5.

$23 million included in share of joint venture and associates profit in 2010 and represents the increase in fair value of securities held in the ING Diversified Yield Fund and ING Diversified Income Fund which were accounted for as associates up to 30 November 2009 prior to full acquisition of ING (NZ) Holdings Limited

6.	Refer note 20

NOTES TO CONDENSED FINANCIAL STATEMENTS (continued)

4.	Operating expenses

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	$M	$M	$M	%	%
Personnel
Employee entitlements and taxes	105	118	124	-11%	-15%
Salaries and wages	1,242	1,109	1,129	12%	10%
Superannuation costs - defined benefit plans	7	8	2	-13%	large
Superannuation costs - defined contribution plans	118	115	123	3%	-4%
Equity-settled share-based payments	65	51	52	27%	25%
Temporary staff	87	78	77	12%	13%
Other	324	350	262	-7%	24%

Total personnel expenses	1,948	1,829	1,769	7%	10%

Premises
Depreciation and amortisation	34	29	27	17%	26%
Rent	174	162	173	7%	1%
Utilities and other outgoings	77	65	69	18%	12%
Other	16	19	15	-16%	7%

Total premises expenses	301	275	284	9%	6%

Computer
Computer contractors	56	55	42	2%	33%
Data communications	41	37	40	11%	3%
Depreciation and amortisation	130	123	116	6%	12%
Rentals and repairs	59	48	44	23%	34%
Software purchased	96	98	83	-2%	16%
Software written-off	9	20	6	-55%	50%
Other	20	32	24	-38%	-17%

Total computer expenses	411	413	355	0%	16%

Other
Advertising and public relations	107	104	91	3%	18%
Audit fees	5	6	4	-17%	25%
Depreciation of furniture and equipment	46	36	36	28%	28%
Freight and cartage	31	34	30	-9%	3%
Non-lending losses, frauds and forgeries	46	49	25	-6%	84%
Postage and stationery	61	57	61	7%	0%
Professional fees	147	108	89	36%	65%
Telephone	30	32	31	-6%	-3%
Travel	87	71	78	23%	12%
Other	160	112	116	43%	38%

Total other expenses	720	609	561	18%	28%

Restructuring
One ANZ	—	5	113	-100%	-100%
Other	2	4	8	-50%	-75%

Total restructuring expenses	2	9	121	-78%	-98%

Operating expenses[1]	3,382	3,135	3,090	8%	9%

1.

2010 includes integration and acquisition costs and amortisation of intangible assets of $126 million and comprises personnel costs of $35 million, premises costs of $2 million, computer costs of $5 million and other costs of $84 million

NOTES TO CONDENSED FINANCIAL STATEMENTS (continued)

5.	Income tax expense

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	$M	$M	$M	%	%
Reconciliation of the prima facie income tax expense on pre-tax profit with the income tax expense charged in the Income Statement
Profit before income tax	2,753	2,276	2,104	21%	31%
Prima facie income tax expense at 30%	826	683	631	21%	31%
Tax effect of permanent differences:
Overseas tax rate differential	(6)	(13)	(3)	-54%	100%
Rebateable and non-assessable dividends	(3)	(3)	(5)	0%	-40%
Profit from associates and joint venture entities	(60)	(70)	(71)	-14%	-15%
Fair value adjustment for INGA and INGNZ	64	—	—	n /a	n/a
Mark-to-market (gains)/losses on fair valued investments related to associated entities	(2)	(8)	13	-75%	large
Impairment / (writeback) of investment in associate company	(7)	—	7	n /a	large
Offshore Banking Unit	(6)	(63)	95	-90%	large
New Zealand Conduits	(38)	196	—	large	n/a
INGA - Policy holder income and contributions tax	8	—	—	n /a	n/a
Other	51	30	16	70%	large

	827	752	683	10%	21%
Income tax (over) provided in previous years	(1)	—	—	n /a	n/a

Total income tax expense charged in the income statement	826	752	683	10%	21%
Australia	693	511	446	36%	55%
Overseas	133	241	237	-45%	-44%

	826	752	683	10%	21%

Effective Tax Rate - Group	30.0%	33.0%	32.5%

NOTES TO CONDENSED FINANCIAL STATEMENTS (continued)

6.	Dividends

Ordinary Shares

	Half year Mar 10		Half year Sep 09		Half year Mar 09		Movt Mar 10 v. Sep 09%	Movt Mar 10 v. Mar 09%
Dividend per ordinary share (cents)
Interim (fully franked)		52		n/a		46	n/a	13%
Final (fully franked)		n/a		56		n/a	n/a	n/a

Ordinary share dividend	$	M	$	M	$	M	%	%
Interim dividend		—		993		—	n/a	n/a
Final dividend		1,403		—		1,514	n/a	-7%
Bonus option plan adjustment		(29)		(17)		(38)	71%	-24%

Total[1]		1,374		976		1,476	41%	-7%

Ordinary share dividend payout ratio[2] (%)		68.7%		92.5%		71.3%

1.	Dividends recorded when paid
2.

Dividend payout ratio calculated using proposed 2010 interim dividend of $1,318 million not included in the above table. The proposed 2010 interim dividend of $1,318 million is based on the forecast number of ordinary shares on issue at the dividend record date. Dividend payout ratios for the September 2009 half year and March 2009 half year calculated using actual dividend paid of $1,403 million and $993 million respectively

For the 2010 interim dividend, a discount of 1.5% will be applied when calculating the “Acquisition Price” used in determining the number of shares to be provided under ANZ’s Dividend Reinvestment Plan (DRP) and Bonus Option Plan (BOP) terms and conditions, and the “Pricing Period” under the DRP and BOP terms and conditions will be the seven trading days commencing on 14 May 2010 as determined in accordance with those terms and conditions. Shares provided under the DRP and BOP will rank equally in all respects with existing fully paid ANZ ordinary shares.

Preference Shares

	Half year Mar 10 $M	Half year Sep 09 $M	Half year Mar 09 $M	Movt Mar 10 v. Sep 09%	Movt Mar 10 v. Mar 09%
Preference share dividend
Euro Trust Securities	6	9	24	-33%	-75%

Dividend per preference share
Euro Trust Securities	€7.06	€10.79	€24.28	-35%	-71%

NOTES TO CONDENSED FINANCIAL STATEMENTS (continued)

7.	Earnings per share

	Half year Mar 10	Half year Sep 09	Half year Mar 09	Movt Mar 10 v. Sep 09%	Movt Mar 10 v. Mar 09%
Number of fully paid ordinary shares on issue (M)	2,533.5	2,504.5	2,158.1	1%	17%

Basic
Profit attributable to shareholders of the Company ($M)	1,925	1,526	1,417	26%	36%
Less Preference share dividends ($M)	(6)	(9)	(24)	-33%	-75%

Profit excluding preference share dividends ($M)	1,919	1,517	1,393	26%	38%
Weighted average number of ordinary shares (M)	2,499.8	2,341.8	2,100.7	7%	19%
Basic earnings per share (cents)	76.8	64.8	66.3	19%	16%

Diluted
Profit excluding preference share dividends ($M)	1,919	1,517	1,393	26%	38%
Interest on US Trust securities[1] ($ M)	19	24	30	-21%	-37%
Interest on Convertible Preference Shares[2] ($M)	53	22	30	large	77%
Interest on Convertible Notes[3] ($M)	—	11	14	-100%	-100%

Profit attributable to shareholders of the Company excluding interest on US Trust securities, Convertible	1,991	1,574	1,467	26%	36%
Preference Shares and Convertible Perpetual Notes ($M)
Weighted average number of shares on issue (M)	2,499.8	2,341.8	2,100.7	7%	19%
Weighted average number of convertible options (M)	4.8	4.0	3.9	20%	23%
Weighted average number of convertible US Trust securities at current market price[1] (M)	47.4	51.3	101.9	-8%	-53%
Weighted average number of convertible preference shares[2] (M)	88.5	45.5	70.4	95%	26%
Weighted average number of convertible notes[3] (M)	—	24.6	38.5	-100%	-100%

Adjusted weighted average number of shares - diluted (M)	2,640.5	2,467.2	2,315.4	7%	14%

Diluted earnings per share (cents)	75.4	63.8	63.4	18%	19%

1.

The US Stapled Trust securities issued on 27 November 2003 convert to ordinary shares in 2053 unless redeemed or bought back prior to that date. The US Stapled Trust Security issue can be de-stapled and the investor left with coupon paying preference shares at ANZ’s discretion at any time, or at the investor’s discretion under certain circumstances. AASB 133 requires that potential ordinary shares for which conversion to ordinary share capital is mandatory must be included in the calculation of diluted EPS. The inclusion of this issue in EPS increased the diluted number of shares by 47.4 million for the half year ended 31 March 2010.

2.

There are two “Tranches” of convertible preference shares. The first are convertible preference shares issued on 30 September 2008 and convert to ordinary shares on the fifth anniversary of the issue date at the market price of ANZ ordinary shares less 2.5% (subject to certain conversion conditions). The second are convertible preference shares issued on 17 December 2009 and convert to ordinary shares on the fifth anniversary of the issue date at the market price of ANZ ordinary shares less 1.0% (subject to certain conversion conditions). AASB 133 requires that potential ordinary shares for which conversion to ordinary share capital is mandatory and must be included in the calculation of diluted EPS. The inclusion of these issues in EPS increased the diluted number of shares by 88.5 million for the half year ended 31 March 2010.

3.	Convertible notes (issued on 26 September 2008) were fully redeemed by ANZ for cash at face value on 28 September 2009.

NOTES TO CONDENSED FINANCIAL STATEMENTS (continued)

8.	Net loans and advances

	Half year Mar 10 $M	Half year Sep 09 $M	Half year Mar 09 $M	Movt Mar 10 v. Sep 09%	Movt Mar 10 v. Mar 09%
Australia
Overdrafts	6,309	6,447	6,288	-2%	0%
Credit card outstandings	8,404	7,902	7,614	6%	10%
Term loans - housing	149,078	141,652	137,239	5%	9%
Term loans - non-housing	69,340	68,309	76,766	2%	-10%
Lease finance	1,533	1,656	2,018	-7%	-24%
Hire purchase	10,238	10,390	10,520	-1%	-3%
Other	1,902	2,025	2,179	-6%	-13%

	246,804	238,381	242,624	4%	2%

New Zealand
Overdrafts	1,315	1,444	1,463	-9%	-10%
Credit card outstandings	1,098	1,151	1,184	-5%	-7%
Term loans - housing	42,021	44,689	45,573	-6%	-8%
Term loans - non-housing	30,281	32,657	33,368	-7%	-9%
Lease finance	178	184	201	-3%	-11%
Hire purchase	358	376	412	-5%	-13%
Other	267	352	357	-24%	-25%

	75,518	80,853	82,558	-7%	-9%

Overseas Markets
Overdrafts	536	456	549	18%	-2%
Credit card outstandings	352	323	306	9%	15%
Term loans - housing	1,737	1,749	2,067	-1%	-16%
Term loans - non-housing	16,092	15,946	18,959	1%	-15%
Lease finance	218	224	291	-3%	-25%
Other	538	413	441	30%	22%

	19,473	19,111	22,613	2%	-14%

Total gross loans and advances	341,795	338,345	347,795	1%	-2%

Provisions for credit impairment (refer note 10)	(4,630)	(4,526)	(4,083)	2%	13%
Less income yet to mature[1]	(2,368)	(2,372)	(2,530)	0%	-6%
Capitalised brokerage/mortgage origination fees	555	560	601	-1%	-8%

	(6,443)	(6,338)	(6,012)	2%	7%

Total net loans and advances	335,352	332,007	341,783	1%	-2%

1.	Includes fees and expenses capitalised and amortised using the effective interest method of $425 million (Sep 2009: $391 million; Mar 2009: $403 million)

The following table shows gross loans and advances for New Zealand in NZD terms.

	Half year Mar 10 NZD M	Half year Sep 09 NZD M	Half year Mar 09 NZD M	Movt Mar 10 v. Sep 09%	Movt Mar 10 v. Mar 09%
New Zealand
Overdrafts	1,696	1,760	1,765	-4%	-4%
Credit card outstandings	1,417	1,402	1,429	1%	-1%
Term loans - housing	54,215	54,466	54,992	0%	-1%
Term loans - non-housing	39,068	39,802	40,265	-2%	-3%
Lease finance	230	224	243	3%	-5%
Hire purchase	462	458	498	1%	-7%
Other	345	431	431	-20%	-20%

	97,433	98,543	99,623	-1%	-2%

NOTES TO CONDENSED FINANCIAL STATEMENTS (continued)

9.	Credit quality

Maximum exposure to credit risk

For financial assets recognised on the balance sheet, the maximum exposure to credit risk is the carrying amount. In certain circumstances, there may be differences between the carrying amounts reported on the balance sheet and the amounts reported in the table below. Principally, these differences arise in respect of financial assets that are subject to risks other than credit risk, such as equity investments which are primarily subject to market risk, or bank notes and coins. For contingent exposures, the maximum exposure to credit risk is the maximum amount the Group would have to pay if the instrument is called upon. For undrawn facilities, the maximum exposure to credit risk is the full amount of the committed facilities.

The following table presents the maximum exposure to credit risk of on-balance sheet and off-balance sheet financial instruments before taking account of any collateral held or other credit enhancements.

					Maximum exposure
	Reported		Excluded[1]		to credit risk
	As at	As at	As at	As at	As at	As at
	Mar 10	Sep 09	Mar 10	Sep 09	Mar 10	Sep 09
	$M	$M	$M	$M	$M	$M
Maximum exposure to credit risk
Liquid assets	22,626	25,317	3,462	3,108	19,164	22,209
Due from other financial institutions	6,894	4,985	—	—	6,894	4,985
Trading securities	33,274	30,991	—	—	33,274	30,991
Derivative financial instruments	27,630	37,404	—	—	27,630	37,404
Available-for-sale assets	17,777	16,575	527	459	17,250	16,116
Net loans, advances and acceptances	347,862	345,769	—	—	347,862	345,769
Other financial assets	5,233	3,265	—	—	5,233	3,265

	461,296	464,306	3,989	3,567	457,307	460,739

Undrawn facilities	110,502	106,644	—	—	110,502	106,644
Contingent facilities	25,251	25,218	—	—	25,251	25,218

	135,753	131,862	—	—	135,753	131,862

Total	597,049	596,168	3,989	3,567	593,060	592,601

1.	Includes bank notes and coins and cash at bank for liquid assets and equity instruments within available-for-sale financial assets

NOTES TO CONDENSED FINANCIAL STATEMENTS (continued)

9.	Credit quality, cont’d

Distribution of financial instruments by credit quality

	Neither past due nor impaired		Past due but not impaired		Restructured		Impaired		Total
	As at Mar 10	As at Sep 09	As at Mar 10	As at Sep 09	As at Mar 10	As at Sep 09	As at Mar 10	As at Sep 09	As at Mar 10	As at Sep 09
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Liquid assets	19,164	22,209	—	—	—	—	—	—	19,164	22,209
Due from financial institutions	6,894	4,985	—	—	—	—	—	—	6,894	4,985
Trading securities	33,274	30,991	—	—	—	—	—	—	33,274	30,991
Derivative financial instruments[1]	27,561	37,272	—	—	2	5	67	127	27,630	37,404
Available-for-sale assets	17,250	16,116	—	—	—	—	—	—	17,250	16,116
Net loans, advances and acceptances	329,835	330,340	12,139	10,369	558	668	5,330	4,392	347,862	345,769
Other financial assets	5,233	3,265	—	—	—	—	—	—	5,233	3,265
Credit relatedcommitments[2]	135,149	131,459	—	—	—	—	604	403	135,753	131,862

	574,360	576,637	12,139	10,369	560	673	6,001	4,922	593,060	592,601

1.	Derivative assets are net of credit valuation adjustments
2.	Comprises undrawn facilities and customer contingent liabilities

Credit quality of financial assets neither past due nor impaired

The credit quality of financial assets is managed by ANZ using internal ratings which aim to reflect the relative ability of counterparties to fulfil, on time, their credit-related obligations, and is based on their current probability of default.

					Sub-standard[3] but not past
	Strong credit[1] profile		Satisfactory risk[2]		due or impaired		Total
	As at	As at	As at	As at	As at	As at	As at	As at
	Mar 10	Sep 09	Mar 10	Sep 09	Mar 10	Sep 09	Mar 10	Sep 09
	$M	$M	$M	$M	$M	$M	$M	$M
Liquid assets	18,957	21,631	177	368	30	210	19,164	22,209
Due from financial institutions	6,376	4,959	290	20	228	6	6,894	4,985
Trading securities	32,262	30,570	1,012	421	—	—	33,274	30,991
Derivative financial instruments	26,292	35,317	828	1,336	441	619	27,561	37,272
Available-for-sale assets	15,938	15,181	1,312	931	—	4	17,250	16,116
Net loans, advances and acceptances	219,878	229,712	90,822	82,045	19,135	18,583	329,835	330,340
Other financial assets	5,200	3,254	26	7	7	4	5,233	3,265
Credit related commitments	110,250	105,167	22,296	23,072	2,603	3,220	135,149	131,459

	435,153	445,791	116,763	108,200	22,444	22,646	574,360	576,637

1.

Customers that have demonstrated superior stability in their operating and financial performance over the long-term, and whose debt servicing capacity is not significantly vulnerable to foreseeable events. This rating broadly corresponds to ratings “Aaa” to “Baa3” and “AAA” to “BBB-” of Moody’s and Standard & Poor respectively

2.

Customers that have consistently demonstrated sound operational and financial stability over the medium to long term, even though some may be susceptible to cyclical trends or variability in earnings. This rating broadly corresponds to ratings “Ba1” to “Ba3” and “BB+” to “BB-” of Moody’s and Standard & Poor respectively

3.

Customers that have demonstrated some operational and financial instability, with variability and uncertainty in profitability and liquidity projected to continue over the short and possibly medium term. This rating broadly corresponds to ratings “B1” to “Caa” and “B+” to “CCC” of Moody’s and Standard & Poor respectively

NOTES TO CONDENSED FINANCIAL STATEMENTS (continued)

9.	Credit quality, cont’d

Credit quality of financial assets that are past due but not impaired

As at 31 March 2010
	1-5 days	6-29 days	30-59 days	60-89 days	> 90 days	Total
	$M	$M	$M	$M	$M	$M
Ageing analysis of past due financial instruments that are not impaired
Liquid assets	—	—	—	—	—	—
Due from financial institutions	—	—	—	—	—	—
Trading securities	—	—	—	—	—	—
Derivative financial instruments	—	—	—	—	—	—
Available-for-sale assets	—	—	—	—	—	—
Net loans, advances and acceptances	2,224	5,608	1,951	833	1,523	12,139
Other financial assets	—	—	—	—	—	—
Credit related commitments	—	—	—	—	—	—

	2,224	5,608	1,951	833	1,523	12,139

As at 30 September 2009
	1-5 days	6-29 days	30-59 days	60-89 days	> 90 days	Total
	$M	$M	$M	$M	$M	$M
Ageing analysis of past due financial instruments that are not impaired
Liquid assets	—	—	—	—	—	—
Due from financial institutions	—	—	—	—	—	—
Trading securities	—	—	—	—	—	—
Derivative financial instruments	—	—	—	—	—	—
Available-for-sale assets	—	—	—	—	—	—
Net loans, advances and acceptances	2,143	4,518	1,425	686	1,597	10,369
Other financial assets	—	—	—	—	—	—
Credit related commitments	—	—	—	—	—	—

	2,143	4,518	1,425	686	1,597	10,369

Ageing analysis of past due loans is used by the Group to measure and manage emerging credit risks. Financial assets that are past due but not impaired include those which are assessed, approved and managed on a portfolio basis within a centralised environment (for example credit cards and personal loans), those which can be held on a productive basis until they are 180 days past due and those which are managed on an individual basis.

A large portion of credit exposures are generally well secured, such as residential mortgages and other secured lending facilities. That is, the fair value of associated security is sufficient to ensure that ANZ will recover the entire amount owing over the life of the facility and there is reasonable assurance that collection efforts will result in payment of the amounts due in a timely manner.

NOTES TO CONDENSED FINANCIAL STATEMENTS (continued)

9.	Credit Quality, cont’d

Credit quality of financial assets that are individually impaired

ANZ regularly reviews its portfolio and monitors adherence to contractual terms. When doubt arises as to the collectability of a credit facility, the financial instrument (or ‘the facility’) is classified and reported as individually impaired and an individual provision is allocated against it.

As described in the summary of significant accounting policies in the ANZ 2009 Annual Report, provisions are created for financial instruments that are reported on the balance sheet at amortised cost. For instruments reported at fair value, impairment provisions are treated as part of overall change in fair value and directly reduce the reported carrying amounts.

Individual provision
	Impaired instruments		balances
	As at	As at	As at	As at
	Mar 10	Sep 09	Mar 10	Sep 09
	$M	$M	$M	$M
Liquid assets	—	—	—	—
Due from other financial institutions	—	—	—	—
Trading securities	—	—	—	—
Derivative financial instruments[1]	67	127	—	—
Available-for-sale assets	—	—	—	—
Net loans, advances and acceptances	5,330	4,392	1,560	1,512
Other financial assets	—	—	—	—
Credit related commitments	604	403	33	14

Total	6,001	4,922	1,593	1,526

1.	Derivative financial instruments are net of credit valuation adjustments

	As at	As at
	Mar 10	Sep 09
	$M	$M
Impaired Assets and Restructured Items by size of exposure
Less than $10 million	1,897	1,704
$10 million to $100 million	1,938	1,330
Greater than $100 million	2,726	2,561

Gross impaired assets[1]	6,561	5,595
Less individually assessed provisions for impairment	(1,593)	(1,526)

Net impaired assets	4,968	4,069

1.	Includes $560 million restructured items (Sep 2009: $673 million)

NOTES TO CONDENSED FINANCIAL STATEMENTS (continued)

10.	Provision for credit impairment

	Half year Mar 10 $M	Half year Sep 09 $M	Half year Mar 09 $M	Movt Mar v. Sep 09%	Movt Mar 10 v. Mar 09%
Collective provision
Balance at start of period	3,000	2,742	2,821	9%	6%
Charge/(Credit) to income statement	36	331	(96)	-89%	large
Provisions acquired	49	—	—	n/a	n/a
Adjustment for exchange rate fluctuations	(48)	(73)	17	-34%	large

Total collective provision[1]	3,037	3,000	2,742	1%	11%

Individual provision
Balance at start of period	1,526	1,341	675	14%	large
Charge to income statement for loans and advances	1,026	1,301	1,449	-21%	-29%
Provisions acquired	39	—	—	n/a	n/a
Adjustment for exchange rate fluctuations	(32)	(16)	(6)	large	large
Discount unwind	(61)	(37)	(36)	65%	69%
Bad debts written-off	(963)	(1,106)	(783)	-13%	23%
Recoveries of amounts previously written-off	58	43	42	35%	38%

Total individual provision	1,593	1,526	1,341	4%	19%

Total provision for credit impairment	4,630	4,526	4,083	2%	13%

1.

The Collective Provision includes amounts for off-balance sheet credit exposures: $355 million at 31 March 2010 (Sep 2009: $397 million; Mar 2009: $322 million). The impact on the income statement for the half year ended 31 March 2010 was a $40 million release (Sep 2009 half year: $59 million charge; Mar 2009 half year: $34 million release)

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	$M	$M	$M	%	%
Provision movement analysis
New and increased provisions
Australia	896	1,053	1,330	-15%	-33%
New Zealand	299	352	188	-15%	59%
Overseas Markets	91	68	50	34%	82%

	1,286	1,473	1,568	-13%	-18%
Provision releases	(202)	(129)	(77)	57%	large

	1,084	1,344	1,491	-19%	-27%
Recoveries of amounts previously written-off	(58)	(43)	(42)	35%	38%

Individual provision charge for loans and advances	1,026	1,301	1,449	-21%	-29%
Impairment on available-for-sale assets	20	—	20	n/a	0%
Collective provision charge/(credit) to income statement	36	331	(96)	-89%	large

Charge to Income Statement	1,082	1,632	1,373	-34%	-21%

	As at Mar 10	As at Sep 09	As at Mar 09	Movt Mar 10 v. Sep 09	Movt Mar 10 v. Mar 09
	$M	$M	$M	%	%
Individual provision balance
Australia	1,009	1,060	1,072	-5%	-6%
New Zealand	471	391	224	20%	large

Domestic Markets	1,480	1,451	1,296	2%	14%
Overseas Markets	113	75	45	51%	large

Total individual provision	1,593	1,526	1,341	4%	19%

NOTES TO CONDENSED FINANCIAL STATEMENTS (continued)

11.	Deposits and other borrowings

	Half year Mar 10 $M	Half year Sep 09 $M	Half year Mar 09 $M	Movt Mar 10 v. Sep 09%	Movt Mar 10 v. Mar 09%
Certificates of deposit	44,695	44,711	46,405	0%	-4%
Term Deposits	119,204	108,367	99,252	10%	20%
Other deposits bearing interest	107,110	111,299	111,570	-4%	-4%
Deposits not bearing interest	9,966	10,174	10,122	-2%	-2%
Commercial paper	16,525	14,227	16,156	16%	2%
Borrowing corporations’ debt	2,173	3,587	7,972	-39%	-73%
Other borrowings	2,084	2,005	2,121	4%	-2%

Total deposits and other borrowings	301,757	294,370	293,598	3%	3%

12.	Loan capital

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v.Sep 09	v. Mar 09
	$M	$M	$M	%	%
Innovative hybrid loan capital
US stapled trust security issue[1]	890	1,330	1,734	-33%	-49%
Convertible Notes (ANZ CN) [2]	—	—	600	n/a	-100%
Non-innovative hybrid loan capital
ANZ Convertible Preference Shares[3]	1,081	1,081	1,081	0%	0%
ANZ Convertible Preference Shares 2[4]	1,969	—	—	n/a	n/a
UK Hybrid[5]	741	820	938	-10%	-21%
Perpetual subordinated notes	975	1,026	1,130	-5%	-14%
Subordinated notes	7,857	9,172	9,177	-14%	-14%

Total Loan Capital	13,513	13,429	14,660	1%	-8%

1.

Loan capital of USD750 million is subordinated in right of payment to the claims of depositors and all other creditors of the parent entity and its controlled entities which have issued the notes. This instrument constitutes Tier 1 capital as defined by APRA for capital adequacy purposes

2.

On 28 September 2009 ANZ redeemed the convertible perpetual notes (issued on 26 September 2008). These notes were convertible to a number of ordinary shares calculated at the market price of ANZ ordinary shares, plus 1% conversion premium if the instruments were not redeemed by ANZ. This instrument constituted Tier 1 capital as defined by APRA for capital adequacy purposes

3.

Convertible preference shares (issued on 30 September 2008) convert to ordinary shares on the fifth anniversary of the issue date at the market price of ANZ ordinary shares less 2.5% (subject to certain conversion conditions). This instrument constitutes Tier 1 capital as defined by APRA for capital adequacy purposes

4.

On 17 December 2009, ANZ issued convertible preference shares which will convert into ordinary shares of ANZ on 15 December 2016 (subject to certain conditions being satisfied), unless ANZ elects for a third party to purchase the convertible preference shares or they are exchanged earlier. This instrument constitutes Tier 1 capital as defined by APRA for capital adequacy purposes.

5.

Loan capital of GBP450 million is subordinated in right of payment to the claims of depositors and all other creditors of the parent entity and its controlled entities which have issued the notes. This instrument constitutes Tier 1 capital as defined by APRA for capital adequacy purposes

NOTES TO CONDENSED FINANCIAL STATEMENTS (continued)

13.	Share capital

Issued and quoted securities

		Issue price	Amount paid
	Number quoted	per share	up per share
Ordinary shares
As at 31 March 2010	2,533,472,241
Issued during the half year	28,931,316
Preference shares
As at 31 March 2010
Euro Trust Securities[1]	500,000	€1,000	€1,000

1.

On 13 December 2004 the Group issued €500 million hybrid capital into the European market. The instruments consist of Floating Rate Non-cumulative Trust Securities issued by ANZ Capital Trust III each representing a unit consisting of €1,000 principal amount of subordinated rate notes due 2053 issued by ANZ Jackson Funding PLC stapled to a fully paid up preference share with a liquidation preference of €1,000 each, issued by Australia and New Zealand Banking Group Limited

	Half	Half	Half
	year	year	year
	Mar 10	Sep 09	Mar 09
Profit[1] as a % of shareholders’ equity including preference shares at end of period (annualised)	11.9%	9.4%	10.0%

1.	Profit attributable to shareholders

14.	Shareholders’ equity

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	$M	$M	$M	%	%
Share capital
Balance at start of period	20,022	15,009	13,460	33%	49%
Ordinary share capital
Treasury shares[1,2]	(68)	—	—	n/a	n/a
Share placement	—	4,661	—	-100%	n/a
Dividend reinvestment plan	500	293	1,495	71%	-67%
Group employee share acquisition scheme	62	52	47	19%	32%
Treasury shares in INGA[3]	(366)	—	—	n/a	n/a
Group share option scheme	15	7	7	large	large

Total share capital	20,165	20,022	15,009	1%	34%

Foreign currency translation reserve
Balance at start of period	(1,725)	(373)	(816)	large	large
Currency translation adjustments net of hedges after tax	(656)	(1,352)	443	-51%	large

Total foreign currency translation reserve	(2,381)	(1,725)	(373)	38%	large

Share option reserve [4]
Balance at start of period	69	70	83	-1%	-17%
Share-based payments	—	4	5	-100%	-100%
Transfer of options lapsed to retained earnings	(8)	(5)	(18)	60%	-56%

Total share option reserve	61	69	70	-12%	-13%

1.	On-market purchase of shares for settlement of amounts due under the share-based payments compensation plans.
2.	As at 31 March 2010, there were 11,532,597 treasury shares outstanding (Sep 09: 7,721,314; Mar 09:7,869,128)
3.	On acquisition of ING Australia, an adjustment has been made for ANZ shares held by ING Australia. As at 31 March 2010, there were 16,679,811 INGA treasury shares outstanding
4.

The share option reserve arises on the grant of share options to selected employees under the ANZ Share option plan. Amounts are transferred out of the reserve and into share capital when the options are exercised

NOTES TO CONDENSED FINANCIAL STATEMENTS (continued)

14.	Shareholders’ equity, cont’d

	Half	Half	Half	Movt	Movt
	year	year	year	Mar 10	Mar 10
	Mar 10	Sep 09	Mar 09	v. Sep 09	v. Mar 09
	$M	$M	$M	%	%
Available-for-sale revaluation reserve[5]
Balance at start of period	(41)	(130)	(88)	-68%	-53%
Valuation gain / (loss) recognised after tax	147	84	(55)	75%	large
Cumulative (gain) / loss transferred to the income statement[6]	13	5	13	large	0%

Total available-for-sale revaluation reserve	119	(41)	(130)	large	large

Hedging reserve[7]
Balance at start of period	(90)	99	79	large	large
Gain / (loss) recognised after tax	23	(141)	35	large	-34%
Transferred to income statement	(9)	(48)	(15)	-81%	-40%

Total hedging reserve	(76)	(90)	99	-16%	large

Total reserves	(2,277)	(1,787)	(334)	27%	large

Retained earnings
Balance at start of period	14,129	13,620	13,772	4%	3%
Profit attributable to shareholders of the Company	1,925	1,526	1,417	26%	36%
Transfer of options lapsed from share option reserve	8	5	18	60%	-56%

Total available for appropriation	16,062	15,151	15,207	6%	6%
Actuarial gain / (loss) on defined benefit plans after tax[8]	(14)	(37)	(87)	-62%	-84%
Adjustments to opening retained earnings on adoption of revised accounting standard AASB 3R	(39)	—	—	n/a	n/a
Ordinary share dividends paid	(1,374)	(976)	(1,476)	41%	-7%
Preference share dividends paid	(6)	(9)	(24)	-33%	-75%

Retained earnings at end of period	14,629	14,129	13,620	4%	7%

Share capital and reserves attributable to shareholders of the Company	32,517	32,364	28,295	0%	15%
Non-controlling interests	66	65	72	2%	-8%

Total equity	32,583	32,429	28,367	0%	15%

5.

The available-for-sale revaluation reserve arises on the revaluation of available-for-sale financial assets. Where a revalued financial asset is sold, that portion of the reserve which relates to that financial asset is realised and recognised in the profit or loss. Where a revalued financial asset is impaired, that portion of the reserve which relates to that financial asset is recognised in the profit or loss

6.	Includes $32 million re-classification of equity accounted reserves upon obtaining control of ING Australia.
7.

The hedging reserve represents hedging gains and losses recognised on the effective portion of cash flow hedges. The cumulative deferred gain or loss on the hedge is recognised in the profit or loss when the hedged transaction impacts profit or loss, consistent with the applicable accounting policy

8.	ANZ has taken the option available under AASB 119 to recognise actuarial gains/losses on defined benefit superannuation plans directly in retained earnings

NOTES TO CONDENSED FINANCIAL STATEMENTS (continued)

15.	Contingent liabilities and contingent assets

Contingent liabilities

•	General

There are outstanding court proceedings, claims and possible claims against the Group, the aggregate amount of which cannot readily be quantified. Appropriate legal advice has been obtained and, in the light of such advice, provisions as deemed necessary have been made. In some instances we have not disclosed the estimated financial impact as this may prejudice the interests of the Group.

•	Securities Lending

There are ongoing developments concerning the events surrounding ANZ’s securities lending business which may continue for some time. There is a risk that further actions (court proceedings or regulatory actions) may be commenced against various parties, including ANZ. The potential impact or outcome of future claims (if any) cannot presently be ascertained. ANZ would review and defend any claim, as appropriate.

On 4 July 2008, ANZ appointed a receiver and manager to Primebroker Securities Limited. On 31 August 2009, an Associate Justice set aside some statutory demands served by the receiver and said that, among other things, ANZ’s appointment of the receiver to Primebroker was invalid. The receiver is appealing the decision. ANZ has joined in the appeal. On 14 April 2010, the liquidator of Primebroker filed a separate action against the receiver of Primebroker and ANZ, alleging that a charge created on 12 February 2008 is void against the liquidators and seeking $98 million (plus interest and costs) from ANZ. ANZ will defend the action.

•	Contingent tax liability

The Australian Taxation Office (ATO) is reviewing the taxation treatment of certain transactions, including structured finance transactions, undertaken by the Group in the course of normal business activities. Some assessments have been received, which are being challenged in the normal manner.

The New Zealand Inland Revenue Department (“IRD”) had disputed the treatment of a number of structured finance transactions as part of an audit of the 2000 to 2005 tax years. ANZ has reached a settlement with the IRD in respect of all the transactions in dispute. This liability, net of amounts received from Lloyds Banking Group plc pursuant to indemnity arrangements, was met from existing tax provisions.

Other audits and risk reviews are being undertaken by the ATO, the IRD and by revenue authorities in other jurisdictions, as part of normal revenue authority activity in those countries.

The Group has assessed these and other taxation claims arising in Australia, New Zealand and elsewhere, including seeking independent advice where appropriate, and considers that it holds appropriate provisions.

•	Interbank Deposit Agreement

ANZ has entered into an Interbank Deposit Agreement with the major banks in the payments system. This agreement is a payment system support facility certified by the Australian Prudential Regulation Authority, where the terms are such that if any bank is experiencing liquidity problems, the other participants are required to deposit equal amounts of up to $2 billion for a period of 30 days. At the end of 30 days the deposit holder has the option to repay the deposit in cash or by way of assignment of mortgages to the value of the deposit.

•	Nominee activities

The Group will indemnify each customer of controlled entities engaged in nominee activities against loss suffered by reason of such entities failing to perform any obligation undertaken by them to a customer in accordance with the terms of the applicable agreement.

NOTES TO CONDENSED FINANCIAL STATEMENTS (continued)

15.	Contingent liabilities and contingent assets, cont’d

•	Clearing and Settlement Obligations

In accordance with the clearing and settlement arrangements set out:

•

in the Australian Payments Clearing Association Limited Regulations for the Australian Paper Clearing System, the Bulk Electronic Clearing System, the Consumer Electronic Clearing System and the High Value Clearing System (HVCS), the Company has a commitment to comply with rules which could result in a bilateral exposure and loss in the event of a failure to settle by a member institution; and

•

in the Austraclear System Regulations and the CLS Bank International Rules, the Company has a commitment to participate in loss-sharing arrangements in the event of a failure to settle by a member institution.

For HVCS and Austraclear, the obligation arises only in limited circumstances.

•	New Zealand Commerce Commission

ANZ is aware that the Commerce Commission is looking closely at credit contract fees under the Credit Contracts and Consumer Finance Act 2003 (“CCCFA”). In its 2009-2012 Statement of Intent the Commission stated that: “Compliance with the Credit Contracts and Consumer Finance Act is a priority area for the Commission, given the deterioration in consumer confidence in the financial sector and the important role that a competitive lending market can play in strengthening the New Zealand economy.”

In particular ANZ is aware that the Commerce Commission is investigating the level of default fees charged on credit cards and the level of currency conversion charges on overseas transactions using credit cards under the CCCFA. The Commission is also investigating early repayment charges on fixed rate mortgages. At this stage the possible outcome of these investigations and any liability or impact on fees cannot be determined with any certainty.

•	ING New Zealand Funds

ANZ National Bank markets and distributes a range of wealth management products in New Zealand. The products are manufactured and managed by ING NZ. Trading in two of the products, the ING Diversified Yield Fund and the ING Regular Income Fund (together, “the Funds”), was suspended on 13 March 2008, due to the deterioration in the liquidity and credit markets. Units in the Funds were sold by ANZ National Bank to its customers.

In June 2009, ING NZ AUT Investments Limited, a subsidiary of ING NZ, made an offer to investors in the Funds. The offer closed on 13 July 2009. Investors holding approximately 99% of the funds accepted the offer to purchase their units and have received a payment of 60 cents per unit in the ING Diversified Yield Fund or 62 cents per unit in the ING Regular Income Fund, as applicable, either (i) in cash, or (ii) by way of deposit in an on-call account with ANZ National, paying 8.30% per annum fixed for up to five years.

Although acceptance of this offer included a waiver of claims, ANZ National Bank customers were offered an additional opportunity, to access the ANZ National Bank customer complaints team (and, where still unsatisfied, the New Zealand Banking Ombudsman) even where the investors had accepted the offer. This opportunity was available until 31 July 2009 and approximately 1,300 customers requested for their circumstances to be considered, and over half of these requests have been resolved.

The Commerce Commission is separately investigating both ANZ National Bank and ING NZ in respect of their roles in manufacturing, managing and selling of the Funds. At this stage it is not possible to predict the outcome of either of these investigations.

The ultimate cost to ANZ National Bank will depend on the final value of units in the Funds, any recoveries under insurance, the assessment and outcome of the customer complaints and the results of any litigation and regulatory investigations or proceedings that may be brought in connection with the Funds or their sale. The Group considers that it has adequately provided for these matters.

NOTES TO CONDENSED FINANCIAL STATEMENTS (continued)

15.	Contingent liabilities and contingent assets, cont’d

•	Sale of Grindlays businesses

On 31 July 2000, ANZ completed the sale to Standard Chartered Bank (SCB) of ANZ Grindlays Bank Limited and the private banking business of ANZ in the United Kingdom and Jersey, together with ANZ Grindlays (Jersey) Holdings Limited and its subsidiaries, for USD1.3 billion in cash. ANZ provided warranties and certain indemnities relating to those businesses and, where it was anticipated that payments would be likely under the warranties or indemnities, made provisions to cover the anticipated liability. The issues below have not impacted adversely the reported results. All settlements, penalties and costs have been covered within the provisions established at the time.

•	FERA

In 1991 certain amounts were transferred from non-convertible Indian Rupee accounts maintained with Grindlays in India. These transactions may not have complied with the provisions of the Foreign Exchange Regulation Act, 1973. Grindlays, on its own initiative, brought these transactions to the attention of the Reserve Bank of India. The Indian authorities served notices on Grindlays and certain of its officers in India and civil penalties have been imposed which are the subject of appeals. Criminal prosecutions are pending and will be defended. The amounts in issue are not material.

•	Tax Indemnity

ANZ provided an indemnity relating to tax liabilities of Grindlays (and its subsidiaries) and the Jersey Sub-Group to the extent to which such liabilities were not provided for in the Grindlays accounts as at 31 July 2000. Claims have been made under this indemnity, also with no material impact on the Group expected.

Contingent assets

•	National Housing Bank

In 1992, Grindlays received a claim aggregating to approximately Indian Rupees 5.06 billion from the National Housing Bank (NHB) in India. The claim arose out of cheques drawn by NHB in favour of Grindlays, the proceeds of which were credited to the account of a Grindlays customer. Grindlays won an arbitration award in March 1997, under which NHB paid Grindlays an award of Indian Rupees 9.12 billion. NHB subsequently won an appeal to the Special Court of Mumbai, after which Grindlays filed an appeal with the Supreme Court of India. Grindlays paid the disputed money including interest into court. Ultimately, the parties settled the matter and agreed to share the monies paid into court which by then totalled Indian Rupees 16.45 billion (AUD 661 million at 19 January 2002 exchange rates), with Grindlays receiving Indian Rupees 6.20 billion (AUD 248 million at 19 January 2002 exchange rates) of the disputed monies. ANZ in turn received a payment of USD124 million (USD equivalent of the Indian Rupees received by Grindlays) from Standard Chartered Bank under the terms of an indemnity given in connection with the sale of Grindlays to Standard Chartered Bank.

ANZ recovered $114 million in 2006 from its insurers in respect of the above.

In addition, ANZ is entitled to share with NHB in the proceeds of any recovery from the estate of the customer whose account was credited with the cheques drawn from NHB. However, the Indian Taxation Department is claiming a statutory priority to all of the funds available for distribution to creditors of that customer. The Special Court passed an order in late 2007 scaling down the Income Taxation Department’s priority, however, the order has been partially set aside on appeal by the Supreme Court of India. The matter has been remanded to the Special Court for redeliberation on certain issues.

NOTES TO CONDENSED FINANCIAL STATEMENTS (continued)

16.	Note to the Cash Flow Statement

(a)	Reconciliation of profit after income tax to net cash provided by operating activities

	Half year Mar 10 Inflows (Outflows) $M	Half year Sep 09 Inflows (Outflows) $M	Half year Mar 09 Inflows (Outflows) $M
Profit after income tax	1,925	1,526	1,417
Adjustments to reconcile to net cash provided by operating activities
Provision for credit impairment	1,082	1,632	1,373
Credit risk on derivatives	(47)	(769)	904
Depreciation and amortisation	229	191	184
(Profit)/Loss on sale of businesses	—	—	3
Provision for employee entitlements, restructuring and other provisions	194	267	408
Payments from provisions	(268)	(202)	(369)
(Profit)/loss on sale of premises and equipment	4	5	(10)
(Profit)/loss on sale of available-for-sale securities	(7)	(5)	4
Amortisation of discounts/premiums included in interest income	(20)	(52)	(110)
Share based payments reserve	—	4	5
Net foreign exchange earnings	(393)	(396)	(566)
Net gains/losses on trading derivatives	(89)	(547)	123
Net derivatives/foreign exchange adjustment	735	2,019	(140)
(Increase)/decrease in operating assets:
Trading securities	(1,693)	(8,382)	(7,589)
Liquid assets - greater than three months	1,834	1,818	435
Due from other banks - greater than three months	(46)	4	1,398
Loans and advances	(4,843)	3,853	(5,750)
Net derivative financial instruments	463	(5,641)	(2,113)
Interest receivable	(93)	278	444
Accrued income	(18)	72	20
Net tax assets	397	(478)	622
Increase/(decrease) in operating liabilities:
Deposits and other borrowings	9,484	4,238	8,363
Due to other financial institutions	(4,753)	1,610	(1,778)
Payables and other liabilities	977	760	(1,754)
Life insurance contract policy liabilities	231	—	—
Interest payable	(248)	(260)	(855)
Accrued expenses	44	247	47
Other	19	(109)	(81)

Net cash provided by/(used in) operating activities	5,100	1,683	(5,365)

(b)	Reconciliation of cash and cash equivalents

Cash at the end of the period as shown in the statement of cash flows is reconciled to the related items in the balance sheet as follows
Liquid assets - less than three months	17,716	18,393	17,673
Due from other financial institutions - less than three months	6,291	4,412	4,707

	24,007	22,805	22,380

(c)	Non-cash financing activities

Dividends satisfied by share issue	500	312	1,476

NOTES TO CONDENSED FINANCIAL STATEMENTS (continued)

17.	Segment analysis

The following analysis shows revenue and the result for each business segment.

	Half year Mar 10 $M	Half year Sep 09 $M	Half year Mar 09 $M	Movt Mar 10 v. Sep 09%	Movt Mar 10 v. Mar 09%
Segment Revenue[1]
Australia	5,090	5,047	4,175	1%	22%
Asia Pacific, Europe & America	886	917	1,043	-3%	-15%
New Zealand	1,241	1,079	1,349	15%	-8%

	7,217	7,043	6,567	2%	10%

Segment result[2]
Australia	2,079	1,925	1,116	8%	86%
Asia Pacific, Europe & America	282	344	492	-18%	-43%
New Zealand	392	7	496	large	-21%

	2,753	2,276	2,104	21%	31%

1.	Segment revenue includes equity standardised net interest income, other income and intersegment revenue
2.	Segment result represents equity standardised profit before income tax expense

18.	Changes in composition of the Group

Acquisition of material controlled entities

During the half year ended 31 March 2010, the Group acquired the following entities:

•

ING Australia and ING New Zealand (ING) - on 30 November 2009, the Group acquired the remaining 51% shareholding in the ANZ-ING joint ventures in Australia and New Zealand, taking its ownership interest to 100%. The half year ended 31 March 2010 includes the financial impact of full ownership since 30 November 2009. For the period 1 October 2009 to 30 November 2009, the investments were accounted for as joint ventures. In the prior periods, the results include the financial impact of the 49% interest in the joint venture.

•

Landmark Financial Services (Landmark) - on 1 March 2010, the Group completed its acquisition of the Landmark financial services business from the AWB Group. The financial results for the period since acquisition are included in earnings for the half year ended 31 March 2010.

•

Selected Royal Bank of Scotland Group plc (RBS) businesses in Asia - during 2009, ANZ announced the acquisition of selected RBS businesses in Asia. In the half year ended 31 March 2010, the acquisitions were completed in the Philippines on 21 November 2009, Vietnam on the 5 December 2009 and Hong Kong on 20 March 2010. The financial impacts of these acquisitions are included from these respective dates.

The initial accounting for all the business combinations described above, including the fair value of assets acquired and liabilities assumed and the calculation of goodwill / discount on acquisition is provisional while valuations are finalised.

Recognised goodwill increased from $2,999 million at 30 September 2009 to $3,912 million at 31 March 2010 as a result of provisional goodwill recognised on the acquisitions of $1,062 million and foreign exchange translation losses of $149 million.

There were no material controlled entities acquired during the half years ended 30 September 2009 or 31 March 2009.

Disposal of material controlled entities

There were no material controlled entities disposed of during the half years ended 31 March 2010, 30 September 2009 or 31 March 2009.

NOTES TO CONDENSED FINANCIAL STATEMENTS (continued)

19.	Business Combinations

During the half year ended 31 March 2010, the Group acquired three entities (refer Note 18. Changes in composition of the Group). Had ING been consolidated from 1 October 2009, the consolidated Income Statement and Statement of Comprehensive Income for the six months ended 31 March 2010 would have included, operating income of $470 million and a profit before tax of $191 million, excluding the elimination of gains/losses on treasury shares. The impact of the other acquisitions is not considered material.

The following disclosures as required by AASB 3R are provisional while valuations are finalised. Details of each acquisition is set out below:

ING

On 30 November 2009, ANZ purchased ING Groep’s 51% interest in the ANZ-ING wealth management and life insurance joint ventures in Australia and New Zealand. The transaction was undertaken to strengthen the Group’s position in wealth management and more closely integrate its retail banking and wealth management businesses. As part of the transaction the Group also purchased ING Groep’s 51% interests in two fixed income unit trusts in New Zealand, the ING Diversified Yield Fund and the ING Regular Income Fund (“the Funds”), taking its ownership interest to over 99% of the Funds.

$M
Fair values of assets acquired and liabilities assumed as at acquisition date (provisional)
Due from financial institutions	707
Available-for-sale assets	1,441
Investments relating to insurance business	28,082
Shares in associates	8
Other assets[1]	438
Deferred tax assets	21
Intangible assets	1,449
Premises and equipment	53

Total assets	32,199

Due to financial institutions	835
Payables and other liabilities	133
Current tax liabilities	103
Insurance policy liabilities	28,126
Deferred tax liabilities	258
Provisions/contingent liabilities[2]	213

Total liabilities	29,668

Net assets	2,531
Non -controlling interests in the Funds[3]	(1)

Net assets attributable to the Group	2,530

Book value of existing equity interests	1,952
Adjustment on re-measuring existing equity interests to fair value[4]	(181)

Acquisition date fair value of existing equity interests	1,771
Cash consideration transferred	1,816

Total Consideration	3,587

Provisional value of goodwill[5]	1,057

[1]

Includes receivables with a fair value of $432 million and a gross contractual amount receivable of $433 million. The best estimate at the acquisition date of the contractual cash flows not expected to be collected on these receivables is $1 million.

2.

Includes employee related provisions and the fair value of contingent liabilities assumed, which relate to possible claims by investors in the Funds and investigations by regulatory bodies and other actual and potential claims and proceedings (refer to Note 15). The expected timing and ultimate cost of contingent liabilities to the Group will depend on the assessment and outcome of compliance performance, and the results of any litigation and regulatory investigations or proceedings that may be brought. None of the contingent liabilities were used during the period.

[3]	Non controlling interests are measured as their proportionate share of the identifiable net assets of the Funds.
[4]

The adjustment on re-measuring equity interests has been recognised in Other Operating Income in the Income Statement. In addition to this adjustment, the Group reclassified the debit equity accounted reserves of ING of $32 million to Other Operating Income in the Income Statement.

[5]

Upon finalisation of fair value procedures, the remaining balance will be recognised as goodwill. The goodwill paid relates to expected synergistic benefits expected to be realised through the combination of the ANZ and ING wealth businesses. Goodwill is not expected to be deductible for income tax purposes.

Included in the consolidated Income Statement and Statement of Comprehensive Income since 30 November 2009 is operating income of $217 million and a profit before tax of $61 million in respect of ING, after eliminating gains on treasury shares. This excludes integration and transaction costs. In respect of transaction costs, $10 million is recognised in Other Operating Expenses in the Income Statement and $2 million in Opening Retained Earnings on adoption of the revised acquisition accounting standard pertaining to expenses incurred in 2009.

NOTES TO CONDENSED FINANCIAL STATEMENTS (continued)

19.	Business Combinations (cont’d)

Landmark Financial Services

On 1 March 2010, the Group completed its acquisition of the Landmark Financial Services business from AWB Group. The business is comprised mainly of an agribusiness based loan and deposit book as well as associated support staff. No legal entity was acquired as part of this acquisition.

$M
Fair values of assets acquired and liabilities assumed as at acquisition date (provisional)[1]
Cash	12
Net loans and advances[1]	2,208

Total assets	2,220

Customer deposits	310
Employee entitlements	2

Total liabilities	312

Net fair value of assets acquired	1,908
Cash consideration paid	1,908

Provisional value of goodwill and intangible assets	0

1.	The gross contractual amounts receivable associated with these loans and advances is $2,275 million. The best estimate of amounts not expected to be received at acquisition date is $68 million.

Included in the consolidated Income Statement and Statement of Comprehensive Income since 1 March 2010 is operating income of $9 million and a profit before tax of $8 million in respect of the acquired business. This excludes integration and transaction costs. Transaction costs of $3 million are recognised in Other Operating Expenses in the Income Statement.

Royal Bank of Scotland

During the six months ended 31 March 2010, the acquisitions were completed in the Philippines on 21 November 2009, Vietnam on the 5 December 2009 and Hong Kong on 20 March 2010.

$M
Fair values of assets acquired and liabilities assumed as at acquisition date (provisional)[1]
Liquid assets	21
Due from other financial institutions	1,239
Net loans and advances	398
Other assets	3

Total assets	1,661

Due to other financial institutions	62
Deposits and other borrowings	1,597
Payables and other liabilities	6

Total liabilities	1,665

Net fair value of liabilities assumed	4
Cash consideration paid	1

Provisional value of goodwill and intangible assets[2]	5

1.	All balances have been translated to AUD using the spot rate at 31 March 2010.
2.	Upon finalisation of fair value procedures, including recognition of intangible assets acquired, the remaining balance will be recognised as goodwill or gain on acquisition.

Included in the consolidated Income Statement and Statement of Comprehensive Income since the respective acquisition dates of the Philippines, Vietnam and Hong Kong is operating income of $1 million and a loss before tax of $1 million. This excludes integration and transaction costs. A further $1 million is recognised in Other Operating Expenses in the Income Statement for expenses incurred in relation to facilitating the signing of the transaction and a further $37 million in Opening Retained Earnings on adoption of the revised acquisition accounting standard pertaining to expenses incurred in 2009.

NOTES TO CONDENSED FINANCIAL STATEMENTS (continued)

20.	Associates, joint venture entities and investments

	Half	Half	Half
	year	year	year
	Mar 10	Sep 09	Mar 09
	$M	$M	$M
Profit after income tax	201	227	238

Key contributions to profit1

	Contribution to			Ownership interest
	Group pre-tax profit			held by Group
	Half	Half	Half	As at Mar 10	As at Sep 09	As at Mar 09
	year	year	year
	Mar 10	Sep 09	Mar 09
	$M	$M	$M	%	%	%
Associates
P.T. Bank Pan Indonesia	40	21	24	39	39	39
Metrobank Card Corporation Inc	5	4	4	40	40	40
Bank of Tianjin	33	56	45	20	20	20
AMMB Holdings Berhad	34	59	41	24	24	19
Shanghai Rural Commercial Bank	24	30	88	20	20	20
Saigon Securities Inc.	3	2	4	18	18	18
Other associates	6	1	3	n/a	n/a	n/a

Joint ventures
ING Australia Limited[2]	28	50	23	100	49	49
ING (NZ) Holdings Limited[2]	5	4	6	100	49	49
ING Diversified Yield Fundand ING Diversified In come Fun d3	23	—	—	99	49	—

1.

The results may differ from the published results of these entities due to the application of IFRS, Group Policies and acquisition adjustments. This amounted to $17 million in 2010 (Sep 2009 half: $60 million; Mar 2009 half: $102 million)

2.	Accounted for as associates up to 30 November 2009 prior to full acquisition
3.

Increase in fair value of securities held in the ING Diversified Yield Fund and ING Diversified Income Fund which were accounted for as associates up to 30 November 2009 prior to full acquisition of ING (NZ) Holdings Limited

21.	Related party disclosure

There have been no signficant changes to the arrangements with related parties, refer Notes 47 and 48 of the 2009 Annual Report.

22.	Exchange rates

Major exchange rates used in translation of results of offshore controlled entities and branches and investments in Associates and joint venture entities were as follows:

	Balance sheet			Profit and loss average
	As at Mar 10	As at Sep 09	As at Mar 09	Half	Half	Half
				year	year	year
				Mar 10	Sep 09	Mar 09
Euro	0.6829	0.6014	0.5178	0.6330	0.5696	0.5086
Great British Pound	0.6073	0.5486	0.4795	0.5671	0.4988	0.4448
New Zealand Dollar	1.2902	1.2188	1.2067	1.2615	1.2463	1.2032
United States Dollar	0.9156	0.8792	0.6855	0.9060	0.7957	0.6677
Chinese Yuan	6.2496	6.0026	4.6865	6.1855	5.4351	4.5661
Indonesian Rupiah	8348.4	8506.3	7934.7	8486.8	8147.2	7527.0
Malaysian Ringgit	2.9962	3.0548	2.5028	3.0696	2.8109	2.3948
Papua New Guinea Kina	2.5222	2.4154	2.0162	2.4563	2.2041	1.7984

23.	Significant events since balance date

The Group completed its acquisition of The Royal Bank of Scotland Taiwan businesses on 17 April 2010. Based on preliminary unaudited information, this resulted in the acquisition of approximately USD 2.3 billion of assets and USD 2.3 billion of deposits.

DIRECTORS’ DECLARATION

The directors of Australia and New Zealand Banking Group Limited declare that:

1.	in the directors’ opinion the condensed financial statements and notes of the Group set out on pages 76 to 107 are in accordance with the Corporations Act 2001 (as amended), including:

(a)	that they comply with the Australian Accounting Standard AASB 134: ‘Interim Financial Reporting’, and the Corporations Regulations 2001; and

(b)	that they give a true and fair view of the financial position of the Group as at 31 March 2010 and of its performance for the half year ended on that date; and

2.	in the directors’ opinion at the date of this declaration there are reasonable grounds to believe that the Company will be able to pay its debts as and when they become due and payable.

Signed in accordance with a resolution of the directors.

John Morschel	Michael R P Smith
Chairman	Director

28 April 2010

AUDITORS’ REVIEW REPORT AND INDEPENDENCE DECLARATION

Independent auditors’ review report to the members of Australia and New Zealand Banking Group Limited

Report on the Financial Report

We have reviewed the accompanying half-year financial report of Australia and New Zealand Banking Group Limited (“the Company”), which comprises the condensed consolidated balance sheet as at 31 March 2010, condensed consolidated income statement, condensed consolidated statement of comprehensive income, condensed consolidated statement of changes in equity and condensed consolidated cash flow statement for the half-year ended on that date, a basis of preparation and other explanatory notes 2 to 23 and the directors’ declaration set out on pages 76 to 108 of the Group comprising the Company and the entities it controlled at the half-year’s end or from time to time during the half-year.

Directors’ responsibility for the half-year Financial Report

The directors of the Company are responsible for the preparation and fair presentation of the half-year financial report in accordance with Australian Accounting Standards (including the Australian Accounting Interpretations) and the Corporations Act 2001. This responsibility includes establishing and maintaining internal control relevant to the preparation and fair presentation of the half-year financial report that is free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

Auditors’ responsibility

Our responsibility is to express a conclusion on the half-year financial report based on our review. We conducted our review in accordance with Auditing Standard on Review Engagements ASRE 2410 Review of Interim and Other Financial Reports Performed by the Independent Auditor of the Entity, in order to state whether, on the basis of the procedures described, we have become aware of any matter that makes us believe that the half-year financial report is not in accordance with the Corporations Act 2001 including: giving a true and fair view of the Group’s financial position as at 31 March 2010 and its performance for the half-year ended on that date; and complying with Australian Accounting Standard AASB 134 Interim Financial Reporting and the Corporations Regulations 2001. As auditor of Australia and New Zealand Banking Group Limited, ASRE 2410 requires that we comply with the ethical requirements relevant to the audit of the annual financial report.

A review of a half-year financial report consists of making enquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Australian Auditing Standards and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

Independence

In conducting our review, we have complied with the independence requirements of the Corporations Act 2001.

Conclusion

Based on our review, which is not an audit, we have not become aware of any matter that makes us believe that the half-year financial report of Australia and New Zealand Banking Group Limited is not in accordance with the Corporations Act 2001, including:

(a)	giving a true and fair view of the Group’s financial position as at 31 March 2010 and of its performance for the half year ended on that date; and

(b)	complying with Australian Accounting Standard AASB 134: Interim Financial Reporting and the Corporations Regulations 2001.

KPMG	Michelle Hinchliffe
Melbourne	Partner

28 April 2010

Lead Auditor’s Independence Declaration under section 307C of the Corporations Act 2001

To the directors of Australia and New Zealand Banking Group Limited

I declare that, to the best of my knowledge and belief, in relation to the review for the half-year ended 31 March 2010 there have been:

(i)	no contraventions of the auditor independence requirements as set out in the Corporations Act 2001 in relation to the review; and

(ii)	no contraventions of any applicable code of professional conduct in relation to the review.

KPMG	Michelle Hinchliffe
Melbourne	Partner

28 April 2010

SUPPLEMENTARY INFORMATION

Reconciliation of statutory profit to underlying profit

March 2010 Half Year
	Statutory profit	Less: Adjustments to statutory profit
		Acquisition costs				Economic hedging -
		and valuation	Treasury shares	Tax on New Zealand	Organis at’l	fair value gains/
		adjustments	adjustment	Conduits	transform’n costs	losses
	$M		$M	$M	$M	$M
Net interest income	5,188	(4)	—	—	—	—
Other operating income	2,029	(213)	(57)	—	—	(192)

Operating income	7,217	(217)	(57)	—	—	(192)
Operating expenses	(3,382)	(126)	—	—	—	—

Profit before credit impair’t and tax	3,835	(343)	(57)	—	—	(192)
Provision for credit impairment	(1,082)	—	—	—	—	—

Profit before income tax	2,753	(343)	(57)	—	—	(192)
Income tax expense	(826)	21	5	38	—	54
Non -controlling interests	(2)	—	—	—	—	—

Profit	1,925	(322)	(52)	38	—	(138)

September 2009 Half Year
	Statutory profit	Less: Adjustments to statutory profit
		Acquisition costs				Economic hedging -
		and valuation	Treasury shares	Tax on New Zealand	Organis at’l	fair value gains/
		adjustments	adjustment	Conduits	transform’n costs	losses
	$M	$M	$M	$M	$M	$M
Net interest income	4,986	—	—	—	—	(3)
Other operating income	2,057	—	—	—	—	(1,013)

Operating income	7,043	—	—	—	—	(1,016)
Operating expenses	(3,135)	—	—	—	(5)	—

Profit before credit impair’t and tax	3,908	—	—	—	(5)	(1,016)
Provision for credit impairment	(1,632)	—	—	—	—	—

Profit before income tax	2,276	—	—	—	(5)	(1,016)
Income tax expense	(752)	—	—	(196)	1	307
Non -controlling interests	2	—	—	—	—	—

Profit	1,526	—	—	(196)	(4)	(709)

March 2009 Half Year
		Less: Adjustments to statutory profit
	Statutory profit	Acquisition costs				Economic hedging -
		and valuation	Treasury shares	Tax on New Zealand	Organis at’l	fair value gains/
		adjustments	adjustment	Conduits	transform’n costs	losses
	$M	$M	$M	$M	$M	$M
Net interest income	4,822	—	—	—	—	1
Other operating income	1,745	—	—	—	—	655

Operating income	6,567	—	—	—	—	656
Operating expenses	(3,090)	—	—	—	(137)	—

Profit before credit impair’t and tax	3,477	—	—	—	(137)	656
Provision for credit impairment	(1,373)	—	—	—	—	—

Profit before income tax	2,104	—	—	—	(137)	656
Income tax expense	(683)	—	—	—	41	(195)
Non -controlling interests	(4)	—	—	—	—	—

Profit	1,417	—	—	—	(96)	461

SUPPLEMENTARY INFORMATION (continued)

March 2010 Half Year
Less: Adjustments to statutory profit
Revenue and		Non cont. business -
investment hedges -	ANZ share of ING NZ	Credit Intermed’n	Non cont. business -	Structured	Credit risk on	Adjustments to statutory profits	Underlying profit
MtM	investor settlement	Trades	Other	transaction	impaired derivatives
$M	$M	$M	$M	$M	$M	$M	$M
—	—	—	1	—	—	(3)	5,191
33	27	64	8	—	(17)	(347)	2,376

33	27	64	9	—	(17)	(350)	7,567
—	—	—	(7)	—	—	(133)	(3,249)

33	27	64	2	—	(17)	(483)	4,318
—	—	—	(1)	—	17	16	(1,098)

33	27	64	1	—	—	(467)	3,220
(10)	(2)	(13)	1	—	—	94	(920)
—	—	—	—	—	—	—	(2)

23	25	51	2	—	—	(373)	2,298

September 2009 Half Year
Less: Adjustments to statutory profit
Revenue and		Non cont. business -
investment hedges -	ANZ share of ING NZ	Credit Intermed’n	Non cont. business -	Structured	Credit risk on	Adjustments to	Underlying profit
MtM	investor settlement	Trades	Other	transaction	impaired derivatives	statutory profits
$M	$M	$M	$M	$M	$M	$M	$M
—	—	—	1	—	—	(2)	4,988
3	(35)	759	(6)	—	10	(282)	2,339

3	(35)	759	(5)	—	10	(284)	7,327
—	—	—	(6)	—	—	(11)	(3,124)

3	(35)	759	(11)	—	10	(295)	4,203
—	—	—	(1)	—	(10)	(11)	(1,621)

3	(35)	759	(12)	—	—	(306)	2,582
(1)	11	(164)	10	—	—	(32)	(720)
—	—	—	—	—	—	—	2

2	(24)	595	(2)	—	—	(338)	1,864

March 2009 Half Year
Less: Adjustments to statutory profit
Revenue and		Non cont. business -
investment hedges -	ANZ share of ING NZ	Credit Intermed’n	Non cont. business -	Structured	Credit risk on	Adjustments to	Underlying
MtM	investor settlement	Trades	Other	transaction	impaired derivatives	statutory profits	profit
$M	$M	$M	$M	$M	$M	$M	$M
—	—	—	(1)	—	—	—	4,822
27	(138)	(812)	(113)	—	(92)	(473)	2,218

27	(138)	(812)	(114)	—	(92)	(473)	7,041
—	—	—	(9)	—	—	(146)	(2,944)

27	(138)	(812)	(123)	—	(92)	(619)	4,097
—	—	—	(30)	—	92	62	(1,435)

27	(138)	(812)	(153)	—	—	(557)	2,662
(8)	41	148	39	—	—	66	(749)
—	—	—	—	—	—	—	(4)

19	(97)	(664)	(114)	—	—	(491)	1,908

SUPPLEMENTARY INFORMATION (continued)

Reconciliation of statutory profit to underlying profit by geography, cont’d

			Asia Pacific,
			Europe &
	Group	Australia	America	New Zealand
March 2010 Half Year	$M	$M	$M	$M
Statutory profit	1,925	1,385	234	306
Adjust for the following gains/(losses) included in statutory profit (net of tax)
Acquisition costs and valuation adjustments	(322)	(178)	(70)	(74)
Treasury shares adjustment	(52)	(52)	—	—
Tax on New Zealand Conduits	38	—	—	38
Economic hedging - fair value gains/(losses)	(138)	(157)	(4)	23
Revenue and net investment hedges	23	23	—	—
Organisational transformation costs (incl. One ANZ restructuring)	—	—	—	—
ANZ share of ING NZ investor settlement	25	—	—	25
Non continuing businesses
Credit intermediation trades	51	51	—	—
Other	2	4	—	(2)

Underlying profit	2,298	1,694	308	296

			Asia Pacific,
			Europe &
	Group	Australia	America	New Zealand
September 2009 Half Year	$M	$M	$M	$M
Statutory profit	1,526	1,416	301	(191)
Adjust for the following gains/(losses) included in statutory profit (net of tax)
Tax on New Zealand Conduits	(196)	—	—	(196)
Organisational transformation costs (incl. One ANZ restructuring)	(4)	(4)	—	—
Economic hedging - fair value gains/(losses)	(709)	(654)	16	(71)
Revenue and net investment hedges	2	2	—	—
ANZ share of ING NZ investor settlement	(24)	—	—	(24)
Non continuing businesses
Credit intermediation trades	595	595	—	—
Other	(2)	1	—	(3)

Underlying profit	1,864	1,476	285	103

			Asia Pacific,
			Europe &
	Group	Australia	America	New Zealand
March 2009 Half Year	$M	$M	$M	$M
Statutory profit	1,417	668	399	350
Adjust for the following gains/(losses) included in statutory profit (net of tax)
Organisational transformation costs (incl. One ANZ restructuring)	(96)	(83)	1	(14)
Economic hedging - fair value gains/losses	461	425	(16)	52
Revenue and investment hedges - mark-to-market	19	19	—	—
ANZ share of ING NZ investor settlement	(97)	—	—	(97)
Non continuing businesses
Credit intermediation trades	(664)	(664)	—	—
Other	(114)	(113)	—	(1)

Underlying profit	1,908	1,084	414	410

SUPPLEMENTARY INFORMATION (continued)

Capital management

		As at Mar 10	As at Sep 09	As at Mar 09	Movt	Movt
					Mar 10	Mar 10
					v. Sep 09	v. Mar 09
		$M	$M	$M	%	%
Qualifying Capital
Tier 1
Shareholders’ equity and non-controlling interests		32,583	32,429	28,367	0%	15%
Prudential adjustments to shareholders’ equity	Table 1	(2,003)	(2,341)	(2,468)	-14%	-19%

Fundamental Tier 1 capital		30,580	30,088	25,899	2%	18%
Non-innovative Tier 1 capital instruments		3,791	1,901	2,019	99%	88%
Innovative Tier 1 capital instruments		1,690	2,122	3,076	-20%	-45%

Gross Tier 1 capital		36,061	34,111	30,994	6%	16%

Deductions	Table 2	(9,433)	(7,492)	(8,051)	26%	17%

Tier 1 capital		26,628	26,619	22,943	0%	16%

Tier 2
Upper Tier 2 capital	Table 3	1,057	1,390	1,462	-24%	-28%
Subordinated notes	Table 4	7,405	9,082	9,191	-18%	-19%
Deductions	Table 2	(2,830)	(2,661)	(2,604)	6%	9%

Tier 2 capital		5,632	7,811	8,049	-28%	-30%

Total qualifying capital		32,260	34,430	30,992	-6%	4%

Capital adequacy ratios
Tier 1		10.7%	10.6%	8.2%
Tier 2		2.3%	3.1%	2.8%

Total		13.0%	13.7%	11.0%

Risk weighted assets	Table 5	248,961	252,069	280,882	-1%	-11%

SUPPLEMENTARY INFORMATION (continued)

Capital management, cont’d

		As at Mar 10	As at Sep 09	As at Mar 09	Movt Mar 10 v. Sep	Movt Mar 10 v. Mar
		$M	$M	$M	09	09
Table 1: Prudential adjustments to shareholders’ equity
Treasury shares attributable to ING policy holders		364	—	—	n/a	n/a
Reclassification of preference share capital		(871)	(871)	(871)	0%	0%
Accumulated retained profits and reserves of insurance, funds management and securitisation entities and associates		(955)	(1,010)	(1,336)	-5%	-29%
Deferred fee revenue including fees deferred as part of loan yields		425	391	403	9%	5%
Hedging reserve		76	90	(99)	-16%	large
Available-for-sale reserve		(119)	41	130	large	large
Dividend not provided for		(1,318)	(1,403)	(993)	-6%	33%
Accrual for Dividend Reinvestment Plans		395	421	298	-6%	33%

Total		(2,003)	(2,341)	(2,468)	-14%	-19%

Table 2: Deductions from Tier 1 capital
Unamortised goodwill & other intangibles (excluding ING Australia and New Zealand)		(2,872)	(3,047)	(3,093)	-6%	-7%
Intangible component of investments in ING Australia and New Zealand[1]		(1,961)	—	—	n/a	n/a
Capitalised software		(960)	(849)	(723)	13%	33%
Capitalised expenses including loan and lease origination fees,capitalised securitisation establishment costs and costs associated with debt raisings		(617)	(602)	(643)	2%	-4%
Applicable deferred tax assets (excluding the component relating to the general reserve for impairment of financial assets)		(215)	(325)	(524)	-34%	-59%
Mark-to-market impact of own credit spread		22	12	(358)	83%	large
Negative Available-for-sale reserve		—	(20)	(106)	-100%	-100%

Sub-total		(6,603)	(4,831)	(5,447)	37%	21%
Deductions taken 50% from Tier 1 and 50% from Tier 2	Gross	50%
Investment in ANZ insurance subsidiaries	(378)	(189)	(161)	(141)	17%	34%
Investment in funds management entities	(66)	(33)	(33)	(33)	0%	0%
Investment in ING in Australia and New Zealand[2]	(1,268)	(634)	(737)	(728)	-14%	-13%
Investment in other Authorised Deposit Taking Institutions and overseas equivalents	(1,962)	(981)	(976)	(925)	1%	6%
Expected losses in excess of eligible provisions[3]	(1,035)	(518)	(506)	(508)	2%	2%
Investment in other commercial operations	(72)	(36)	(36)	(36)	0%	0%
Other deductions	(878)	(439)	(212)	(233)	large	88%

Sub-total	(5,659)	(2,830)	(2,661)	(2,604)	6%	9%

Total		(9,433)	(7,492)	(8,051)	26%	17%

Table 3: Upper Tier 2 capital
Eligible component of post acquisition earnings and reserves in associates and joint ventures		—	269	271	-100%	-100%
Perpetual subordinated notes		972	1,024	1,127	-5%	-14%
General reserve for impairment of financial assets net of attributable deferred tax asset[4]		85	97	64	-12%	33%

Total		1,057	1,390	1,462	-24%	-28%

Table 4: Subordinated notes5

For capital adequacy calculation purposes, subordinated note issues are reduced by 20% of the original amount over the last four years to maturity and are limited to 50% of Tier 1 capital.

1.	Calculation based on prudential requirements
2.	Joint venture investments until 30 November 2009
3.	The gross deduction includes a collective provision component net of tax of $2,124 million, other eligible provisions of $1,529 million less an estimate for regulatory expected loss of $4,688 million
4.	Under Basel II, this consists of the surplus of the general reserve for impairment of financial assets net of tax and/or the provisions attributable to the standardised portfolio
5.	The fair value adjustment is excluded for prudential purposes as the prudential standard only permits inclusion of cash received and makes no allowance for hedging.

SUPPLEMENTARY INFORMATION (continued)

Capital management, cont’d

	As at Mar 10	As at Sep 09	As at Mar 09	Movt Mar 10 v. Sep	Movt Mar 10 v. Mar
	$M	$M	$M	09	09
Table 5: Risk weighted assets
On balance sheet	166,069	170,035	181,562	-2%	-9%
Commitments	35,996	37,704	45,914	-5%	-22%
Contingents	9,796	12,377	13,526	-21%	-28%
Derivatives	8,514	9,695	16,768	-12%	-49%

Total credit risk	220,375	229,811	257,770	-4%	-15%
Market risk - Traded	3,969	3,553	5,632	12%	-30%
Market risk - IRRBB	8,136	2,465	—	large	n/a
Operational risk	16,481	16,240	17,480	1%	-6%

Total risk weighted assets	248,961	252,069	280,882	-1%	-11%

	As at Mar 10	As at Sep 09	As at Mar 09	Movt Mar 10 v. Sep	Movt Mar 10 v. Mar
	$M	$M	$M	09	09
Table 6: Credit risk weighted assets by Basel asset class
Subject to Advanced IRB approach
Corporate	100,945	116,153	136,559	-13%	-26%
Sovereign	2,470	1,408	1,402	75%	76%
Bank	5,108	5,592	10,374	-9%	-51%
Residential Mortgage	37,423	36,725	35,932	2%	4%
Qualifying revolving retail (credit cards)	7,238	6,852	8,900	6%	-19%
Other retail	17,942	17,108	14,905	5%	20%

Credit risk weighted assets subject to Advanced IRB approach	171,126	183,838	208,072	-7%	-18%

Credit risk specialised lending exposures subject to slotting criteria	24,965	24,272	25,362	3%	-2%

Subject to Standardised approach
Corporate	16,892	13,531	15,594	25%	8%
Sovereign	—	—	—	n/a	n/a
Bank	1	13	21	-92%	-95%
Residential Mortgage	400	411	467	-3%	-14%

Credit risk weighted assets subject to Standardised approach	17,293	13,955	16,082	24%	8%

Credit risk weighted assets relating to securitisation exposures	1,975	2,658	3,364	-26%	-41%
Credit risk weighted assets relating to equity exposures	1,639	1,914	1,707	-14%	-4%
Other assets	3,377	3,174	3,183	6%	6%

Total credit risk weighted assets	220,375	229,811	257,770	-4%	-15%

			Regulatory
	Collective Provision		Expected Loss
	As at	As at	As at	As at
	Mar 10	Sep 09	Mar 10	Sep 09
	$M	$M	$M	$M
Table 7: Collective provision and Regulatory Expected loss by region
Australia	2,013	2,001	3,414	3,291
Asia Pacific, Europe & America	352	339	215	214
New Zealand	672	660	1,059	1,024

Total	3,037	3,000	4,688	4,529

SUPPLEMENTARY INFORMATION (CONTINUED)

Average balance sheet and related interest

Averages used in the following tables are predominantly daily averages. Interest income figures are presented on a tax-equivalent basis. Impaired loans are included under the interest earning asset category, ‘loans and advances’. Intra-group interest earning assets and interest bearing liabilities are treated as external assets and liabilities for the geographic segments.

	Half to Date Mar 10			Half year Sep 09			Half year Mar 09
	Ave bal	Int	Rate	Ave bal	Int	Rate	Ave bal	Int	Rate
	$M	$M	%	$M	$M	%	$M	$M	%
Interest earning assets
Due from other financial institutions
Australia	3,065	55	3.6%	4,312	68	3.1%	4,691	97	4.1%
New Zealand	838	10	2.4%	676	13	3.8%	2,020	36	3.6%
Asia Pacific, Europe & America	7,137	24	0.7%	6,235	12	0.4%	8,729	88	2.0%
Trading and available-for-sale assets
Australia	34,184	709	4.2%	29,223	484	3.3%	26,432	758	5.8%
New Zealand	6,348	148	4.7%	3,538	85	4.8%	2,405	81	6.8%
Asia Pacific, Europe & America	9,766	102	2.1%	8,200	109	2.7%	6,553	149	4.6%
Loans and advances
Australia	240,107	8,000	6.7%	236,847	7,194	6.1%	240,205	8,657	7.2%
New Zealand	76,841	2,186	5.7%	78,368	2,381	6.1%	82,047	3,223	7.9%
Asia Pacific, Europe & America	18,934	442	4.7%	19,865	440	4.4%	24,106	649	5.4%
Customers’ liability for acceptances
Australia	12,346	424	6.9%	14,699	427	5.8%	14,640	488	6.7%
Asia Pacific, Europe & America	291	2	1.4%	323	3	1.9%	528	9	3.4%
Other assets
Australia	2,773	41	3.0%	2,690	92	6.8%	4,972	145	5.8%
New Zealand	3,356	91	5.4%	4,979	108	4.3%	5,967	179	6.0%
Asia Pacific, Europe & America	12,432	73	1.2%	9,912	90	1.8%	11,808	141	2.4%
Intragroup assets
Australia	8,149	251	6.2%	9,265	156	3.4%	7,375	173	4.7%
Asia Pacific, Europe & America	4,836	8	0.3%	2,212	42	3.8%	1,240	26	4.2%

	441,403	12,566		431,344	11,704		443,718	14,899
Intragroup elimination	(12,985)	(259)		(11,477)	(198)		(8,615)	(199)

	428,418	12,307	5.8%	419,867	11,506	5.5%	435,103	14,700	6.8%
Non-interest earning assets
Derivatives
Australia	27,036			37,041			59,143
New Zealand	7,612			11,048			13,085
Asia Pacific, Europe & America	2,495			977			612
Premises and equipment	2,132			1,942			1,746
Insurance assets	21,680			—			—
Other assets	21,183			19,366			19,238
Provisions for credit impairment
Australia	(3,062)			(2,844)			(2,809)
New Zealand	(1,060)			(799)			(602)
Asia Pacific, Europe & America	(423)			(357)			(325)

	77,593			66,374			90,088

Total average assets	506,011			486,241			525,191

SUPPLEMENTARY INFORMATION (continued)

Average balance sheet and related interest, cont’d

	Half to Date Mar 10			Half year Sep 09			Half year Mar 09
	Ave bal	Int	Rate	Ave bal	Int	Rate	Ave bal	Int	Rate
	$M	$M	%	$M	$M	%	$M	$M	%
Interest bearing liabilities
Time deposits
Australia	96,056	2,150	4.5%	87,592	1,732	3.9%	87,520	2,577	5.9%
New Zealand	29,643	620	4.2%	30,201	661	4.4%	30,797	1,034	6.7%
Asia Pacific, Europe & America	41,425	201	1.0%	37,179	211	1.1%	37,338	428	2.3%
Savings deposits
Australia	19,021	299	3.2%	18,552	257	2.8%	19,007	320	3.4%
New Zealand	2,131	19	1.8%	2,325	24	2.1%	2,286	38	3.3%
Asia Pacific, Europe & America	1,864	5	0.5%	589	3	1.0%	691	3	0.9%
Other demand deposits
Australia	63,867	979	3.1%	66,513	849	2.5%	60,235	1,103	3.7%
New Zealand	14,255	163	2.3%	15,479	194	2.5%	16,606	374	4.5%
Asia Pacific, Europe & America	2,205	7	0.6%	1,956	7	0.7%	1,764	7	0.8%
Due to other financial institutions
Australia	4,895	73	3.0%	5,109	64	2.5%	4,951	107	4.3%
New Zealand	1,418	20	2.8%	2,292	43	3.7%	2,587	62	4.8%
Asia Pacific, Europe & America	8,947	44	1.0%	9,578	30	0.6%	10,580	125	2.4%
Commercial paper
Australia	8,010	151	3.8%	5,228	83	3.2%	10,205	310	6.1%
New Zealand	6,526	94	2.9%	5,237	82	3.1%	9,301	254	5.5%
Borrowing corporations’ debt
Australia	1,626	49	6.0%	3,801	117	6.2%	7,536	264	7.0%
New Zealand	1,121	28	5.0%	1,301	37	5.7%	1,441	53	7.4%
Liability for acceptances
Australia	12,346	255	4.1%	14,699	269	3.7%	14,640	366	5.0%
Asia Pacific, Europe & America	291	2	1.4%	323	2	1.2%	528	9	3.4%
Loan capital, bonds and notes
Australia	66,437	1,551	4.7%	66,088	1,342	4.0%	64,593	1,880	5.8%
New Zealand	13,587	311	4.6%	11,937	262	4.4%	13,404	448	6.7%
Asia Pacific, Europe & America	—	—	0.0%	813	24	5.9%	621	21	6.8%
Other liabilities[1]
Australia	2,882	80	n/a	3,331	14	n/a	4,422	1	n/a
New Zealand	49	12	n/a	85	193	n/a	112	71	n/a
Asia Pacific, Europe & America	38	6	n/a	45	20	n/a	17	23	n/a
Intragroup liabilities
New Zealand	12,985	259	4.0%	11,477	198	3.4%	8,615	199	4.6%

	411,625	7,378		401,730	6,718		409,797	10,077
Intragroup elimination	(12,985)	(259)		(11,477)	(198)		(8,615)	(199)

	398,640	7,119	3.6%	390,253	6,520	3.3%	401,182	9,878	4.9%
Non-interest bearing liabilities
Deposits
Australia	5,307			4,966			4,936
New Zealand	3,512			3,305			3,201
Asia Pacific, Europe & America	1,577			1,484			1,597
Derivatives
Australia	24,320			39,078			61,783
New Zealand	5,702			10,827			13,095
Asia Pacific, Europe & America	(2,222)			(5,633)			(648)
Insurance liabilities	19,018			—			—
External unit holder liabilities	3,740			—			—
Other liabilities	13,963			11,665			12,223

	74,917			65,692			96,187

Total average liabilities	473,557			455,945			497,369

1.	Includes foreign exchange swap costs

SUPPLEMENTARY INFORMATION (continued)

Average balance sheet and related interest, cont’d

	Half YTD Mar-10 $M	Half year Sep 09 $M	Half year Mar 09 $M
Total average assets
Australia	359,658	342,392	365,178
New Zealand	98,314	101,918	109,121
Asia Pacific, Eu rope & America	61,024	53,408	59,507
less in tragroup elimination	(12,985)	(11,477)	(8,615)

	506,011	486,241	525,191

% of total average assets attributable to overseas activities	30.5%	31.5%	31.9%

Average interest earning assets
Australia	300,624	297,036	298,315
New Zealand	87,383	87,561	92,439
Asia Pacific, Europe & America	53,396	46,747	52,964
less intragroup elimination	(12,985)	(11,477)	(8,615)

	428,418	419,867	435,103

Total average liabilities
Australia	337,628	323,297	349,214
New Zealand	92,382	95,849	102,945
Asia Pacific, Europe & America	56,532	48,276	53,825
less intragroup elimination	(12,985)	(11,477)	(8,615)

	473,557	455,945	497,369

% of total average liabilities attributable to overseas activities	28.7%	29.1%	29.8%

Total average shareholders’ equity
Ordinary share capital, reserves and retained earnings	31,583	29,425	26,951
Preference share capital	871	871	871

	32,454	30,296	27,822

Total average liabilities and shareholders’ equity	506,011	486,241	525,191

SUPPLEMENTARY INFORMATION (continued)

Average balance sheet and related interest, cont’d

	Half	Half	Half
	YTD	year	year
	Mar-10	Sep 09	Mar 09
	%	%	%
Gross earnings rate [1]
Australia	6.32	5.65	6.94
New Zealand	5.59	5.89	7.63
Asia Pacific, Europe & America	2.45	2.97	4.02
Total Group	5.76	5.47	6.78

Interest spread and net interest average margin may be analysed as follows:

Australia
Net interest spread	2.25	2.17	1.85
Interest attributable to net non-interest bearing items	0.35	0.31	0.43

Net interest margin - Australia	2.60	2.48	2.28

New Zealand
Net interest spread	1.84	1.68	1.67
Interest attributable to net non-interest bearing items	0.24	0.35	0.47

Net interest margin - New Zealand	2.08	2.03	2.14

Asia Pacific, Europe & America
Net interest spread	1.48	1.80	1.63
Interest attributable to net non-interest bearing items	(0.03)	(0.10)	0.06

Net interest margin - Overseas Markets	1.45	1.70	1.69

Group
Net interest spread	2.18	2.13	1.84
Interest attributable to net non-interest bearing items	0.25	0.24	0.38

Net interest margin	2.43	2.37	2.22

1.	Average interest rate received on interest earning assets

SUPPLEMENTARY INFORMATION (continued)

Derivative financial instruments

Derivatives

Derivative instruments are contracts whose value is derived from one or more underlying financial instruments or indices. They include swaps, forward rate contracts, futures, options and combinations of these instruments. The use of derivatives and their sale to customers as risk management products is an integral part of the Group’s trading activities. Derivatives are also used to manage the Group’s own exposure to fluctuations in foreign exchange and interest rates as part of its asset and liability management activities. Derivatives are subject to the same types of credit and market risk as other financial instruments, and the Group manages these risks in a consistent manner.

The following table provides an overview of the Group’s exchange rate, interest rate, commodity and credit derivatives. It includes all contracts, both trading and hedging.

Notional principal amount is the face value of the contract and represents the volume of outstanding transactions. Fair value is the net position of contracts with positive market values and negative market values.

	As at 31 March 2010			As at 30 September 2009
	Notional Principal	Total fair value		Notional Principal	Total fair value
	amount	Assets	Liabilities	amount	Assets	Liabilities
	$M	$M	$M	$M	$M	$M
Foreign exchange contracts
Spot and forward contracts	302,499	4,263	(5,232)	204,830	5,658	(6,795)
Swap agreements	186,226	6,940	(9,764)	168,826	10,317	(13,427)
Futures contracts	446	24	(27)	281	19	(28)
Options purchased	7,293	274	—	7,067	569	—
Options sold	11,695	—	(308)	14,089	—	(530)

	508,159	11,501	(15,331)	395,093	16,563	(20,780)

Commodity Contracts
Derivative contracts	24,001	1,084	(1,130)	23,195	1,196	(1,472)

Interest rate contracts
Forward rate agreements	91,993	15	(15)	75,358	10	(21)
Swap agreements	1,081,590	15,543	(14,539)	1,041,561	18,912	(18,413)
Futures contracts	160,902	1,266	(1,267)	105,435	1,492	(1,338)
Options purchased	17,462	139	—	12,468	188	—
Options sold	22,262	—	(103)	14,699	—	(124)

	1,374,209	16,963	(15,924)	1,249,521	20,602	(19,896)

Credit default swaps
Structured credit derivatives purchased[1]	10,728	394	—	11,303	704	—
Other credit derivatives purchased[2]	12,490	126	(221)	13,071	271	(14)

Total credit derivatives purchased	23,218	520	(221)	24,374	975	(14)

Structured credit derivatives sold[1]	9,373	—	(572)	12,454	—	(1,019)
Other credit derivatives sold[2]	9,757	152	(71)	9,804	146	(419)

Total credit derivatives sold	19,130	152	(643)	22,258	146	(1,438)

	42,348	672	(864)	46,632	1,121	(1,452)

Collateral	—	(2,590)	5,960	—	(2,078)	7,084

Total	1,948,717	27,630	(27,289)	1,714,441	37,404	(36,516)

1.	Refer page 28
2.

The notional amounts comprise vanilla credit default swap transactions including credit indices such as Itraxx (Europe and Australia) and CDX. In the case of back-to-back deals, where a risk position from one counterparty is “closed out” with another counterparty, the notional amounts are not netted down in the above table. For example, ANZ may sell credit protection over a particular corporate bond (or reference asset) to a counterparty and simultaneously offset that credit exposure by buying credit protection over the same corporate bond (or reference asset) from another counterparty. Netting may only occur where there is an offsetting deal with the same counterparty. These credit default swap trades are transacted in conjunction with other financial instruments by reference to the traded market risk limit framework which includes VaR, name and rating specific concentration limits, sensitivity limits and stress testing limits. VaR disclosures are set out on page 33

SUPPLEMENTARY INFORMATION (continued)

Special purpose entities (non-consolidated)

Below is an analysis of the assets of non-consolidated SPEs which ANZ has established or managed. This excludes vehicles that are used in connection with stock-based compensation programs.

	Non-consolidated SPEs		Consolidated SPEs
	Mar 10	Sep 09	Mar 10	Sep 09
	$M	$M	$M	$M
Total assets of SPEs
Securitisation vehicles	4,781	7,110	31,705	33,788
Structured finance entities[1]	n/a	n/a	414	350

Total	4,781	7,110	32,119	34,138

1.	ANZ’s net investment in non-consolidated Structured Finance entities is $154 million at 31 March 2010 (Sep 2009: $163 million; Mar 2009: $164 million)

•	Total assets of SPEs

	Australia		New Zealand		Asia Pacific, Europe & America		Total
	Mar 10	Sep 09	Mar 10	Sep 09	Mar 10	Sep 09	Mar 10	Sep 09
	$M	$M	$M	$M	$M	$M	$M	$M
Non-consolidated SPEs which ANZ established or manage
Corporate Loans	—	—	—	—	—	—	—	—
Rural loans	—	2,217	—	—	—	—	—	2,217
Trade receivables	2,471	2,164	—	—	—	—	2,471	2,164
Residential mortgages	930	1,099	—	—	—	—	930	1,099
Credit cards and other personal loans	—	—	—	—	—	—	—	—
Car loans and equipment finance	912	1,029	—	—	—	—	912	1,029
Other	410	418	31	155	27	28	468	601

Total	4,723	6,927	31	155	27	28	4,781	7,110

Consolidated SPEs
Corporate Loans	—	—	—	—	—	—	—	—
Trade receivables	—	—	—	—	—	—	—	—
Residential mortgages	26,139	28,763	5,263	4,633	—	—	31,402	33,396
Car loans and equipment finance	—	—	—	—	—	88	—	88
Other	717	654	—	—	—	—	717	654

Total	26,856	29,417	5,263	4,633	—	88	32,119	34,138

•	Maximum exposure to SPEs

	Non-consolidated SPEs
	Mar 10	Sep 09
	$M	$M
Maximum exposures to non-consolidated SPEs[1]
Liquidity support facilities (drawn)	810	1,296
Liquidity support facilities (undrawn)	1,679	2,365
Credit default swaps (net fair value)	13	30
Other facilities (drawn)	1,774	1,670
Other facilities (undrawn)	418	921
Other derivatives (net fair value)	24	41

Total	4,718	6,323

1.	Excluding structured finance entities

SUPPLEMENTARY INFORMATION (continued)

Leveraged finance

The Group has a dedicated Leveraged & Acquisition Finance team, which provides secured financing for the acquisition of companies through the use of debt.

Leveraged & Acquisition Finance provides acquisition finance for private equity firms and other corporations with operations in Australia, New Zealand and Asia Pacific Europe & America and concentrates on company cash flows. Target businesses are those with stable and established earnings and the ability to reduce borrowing levels.

The tables below provide an analysis of the credit exposures arising from the provision of leverage finance.

	Unfunded commitments		Funded exposure		Total gross exposure		Individual provision		Net Exposure
	Mar 10 $M	Sep 09 $M	Mar 10 $M	Sep 09 $M	Mar 10 $M	Sep 09 $M	Mar 10 $M	Sep 09 $M	Mar 10 $M	Sep 09 $M
Exposure by industry
Manufacturing	230	278	447	782	677	1,060	(18)	(19)	659	1,041
Business Services	169	310	581	609	750	919	(16)	(2)	734	917
Healthcare	59	82	206	334	265	416	—	—	265	416
Retail	131	75	279	308	410	383	(12)	(3)	398	380
Media	11	32	44	145	55	177	—	—	55	177
Other	101	128	487	468	588	596	—	(6)	588	590

Total	701	905	2,044	2,646	2,745	3,551	(46)	(30)	2,699	3,521

Exposure by geography
Australia	303	474	1,205	1,325	1,508	1,799	(32)	(30)	1,476	1,769
New Zealand	229	246	797	1,009	1,026	1,255	(14)	—	1,012	1,255
Other	169	185	42	312	211	497	—	—	211	497

Total	701	905	2,044	2,646	2,745	3,551	(46)	(30)	2,699	3,521

	Mar 10 $M	Sep 09 $M
Movements in individual provision
Balance at start of year	30	22
Charge to income statement	62	118
Bad debts written-off	(46)	(110)

Total individual provision	46	30

SUPPLEMENTARY INFORMATION (continued)

Asset-backed securities

The Group may acquire asset-backed securities primarily as part of trading activities (classified as trading securities), liquidity management (classified as available-for-sale assets) or through investments in special purpose vehicles.Asset-backed securities are debt instruments that are based on pools of assets or are collateralised by the cash flows from a specified pool of underlying assets. All asset-backed securities held by the Group are carried at fair value on the balance sheet with the exception of a portfolio of US issued securities reclassified as loans and advances in November 2008.

Summary of asset-backed securities1

	Face Value		Carrying amount
	Mar 10	Sep 09	Mar 10	Sep 09
	$M	$M	$M	$M
Commercial mortgage backed securities	136	142	135	139
Residential mortgage backed securities	574	650	431	455

Total	710	792	566	594

Asset-backed securities by underlying asset

	Trading portfolio		Liquidity portfolio		Other		Total
	Mar 10	Sep 09	Mar 10	Sep 09	Mar 10	Sep 09	Mar 10	Sep 09
	$M	$M	$M	$M	$M	$M	$M	$M
Sub-prime	—	—	—	—	—	—	—	—
Alt-A	—	—	251	273	—	—	251	273
A rated (mortgage) paper and other assets	129	124	82	94	104	103	315	321

Total	129	124	333	367	104	103	566	594

Asset-backed securities by credit rating and geography

	AAA & AA		A		BBB		BB and below inc not rated		Total
	Mar 10	Sep 09	Mar 10	Sep 09	Mar 10	Sep 09	Mar 10	Sep 09	Mar 10	Sep 09
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Australia and New Zealand	231	226	2	—	—	1	—	—	233	227
USA[2]	82	94	—	—	67	73	184	200	333	367

Total	313	320	2	—	67	74	184	200	566	594

1.	Excludes asset-backed securities backing policy holder liabilities
2.	Includes the reclassified securities

SUPPLEMENTARY INFORMATION (continued)

Principal risks and uncertainties

The Group’s business activities are subject to risks that can adversely impact its business, future performance and financial condition. The risks and uncertainties described below are not the only ones the Group may face. Additional risks and uncertainties that the Group is unaware of, or that the Group currently deems to be immaterial, may also become important factors that affect it. If any of the listed or unlisted risks actually occur, the Group’s business, operations, financial condition or reputation could be materially adversely affected, with the result that the trading price of the Group’s securities could decline and you could lose all or part of your investment.

Changes in general business and economic conditions, including disruption in global credit markets, may adversely affect our results

The Group’s financial performance is primarily influenced by the economic conditions and the level of business activity in the major countries and regions in which it trades (i.e. Australia, New Zealand, the Asia Pacific Region, Europe and United States of America) and the Group’s financial results can be negatively affected by changes to these economic and business conditions.

The economic and business conditions that prevail in the Group’s major trading markets, are affected by domestic and international economic events, political events and by movements and events that occur in global financial markets.

The impact of the Global Financial Crisis (GFC) in 2008 and 2009 saw a sudden and prolonged dislocation in credit and capital markets, a contraction in global economic activity and the creation of many challenges for financial services institutions worldwide that still persist in 2010.

The economic effects of the GFC in Australia included weakened retail sales, declines in personal and business credit growth, lower growth in housing credit and subdued business and consumer confidence. Whilst some of these economic factors have since improved, there is no certainty as to the future sustainability of these economic factors.

The New Zealand economy contracted sharply in 2008 and the first half of 2009, and economic conditions in Australia, New Zealand and some Asia Pacific countries remain difficult in 2010, especially in the rural, commercial and corporate sectors.

Should the difficult economic conditions of these countries or regions persist or worsen, asset values in the housing, commercial or rural property markets could reduce, unemployment could rise and corporate and personal incomes could suffer. Also, deterioration in global markets, including equity, property and other asset markets, could impact our customers and the security we hold against loans which may impact the Group’s ability to recover some loans.

All or any of these negative economic and business impacts could cause a reduction in demand for the Group’s products and services and/or see an increase in loan defaults and bad debts, which could adversely affect the Group’s financial performance.

The Group’s financial performance could also be adversely affected if it were unable to adapt cost structures, products, pricing or activities in response to a drop in demand or lower than expected revenues. Similarly, higher than expected costs (including credit costs) could be incurred because of adverse changes in the economy or general business conditions, or the operating environment in the countries in which it operates.

Other economic and financial factors or events which may adversely affect the Group’s performance and results, include, but are not limited to, volatility in commodity prices, foreign exchange rates and interest rates, changes in inflation and monetary supply, fluctuations in both debt and equity capital markets, and decreasing consumer confidence.

Geo-political instability, such as threats of, potential for, or actual conflict, war or terrorism, occurring around the world, may also adversely affect global financial markets, general economic and business conditions and the Group’s ability to continue operating or trading in a country, which in turn may negatively impact the Group’s financial performance.

An appreciation in the Australian or New Zealand dollar relative to other currencies could negatively impact Australian or New Zealand economies, including agricultural exports and international tourism, whereas a depreciation would increase debt service obligations in Australia or New Zealand dollar terms. Also, a depreciation in the value of the New Zealand dollar against the Australian dollar could have a negative effect on the financial results of our New Zealand businesses.

The withdrawal of the Australian Government Guarantee Scheme for Large Deposits and Wholesale Funding and the New Zealand Government wholesale funding guarantee scheme may adversely impact the Group’s access to funding and liquidity

At the end of the 2008 calendar year, both the Australian federal Government and the New Zealand Government separately introduced wholesale funding guarantee schemes designed to help Australian and New Zealand banks continue to access funding during the global financial crisis. Similar stabilising actions were implemented by governments and regulatory bodies in the United States, United Kingdom, Europe and other jurisdictions at that time.

In response to improved international market and liquidity conditions, and banks being able to again successfully raise non-guaranteed funds in the wholesale market, internationally, government sponsored financial stabilisation packages are progressively being withdrawn. There is a risk that this may result in unexpected stress on the global financial system, which could adversely impact the Group and its customers and counterparties.

SUPPLEMENTARY INFORMATION (continued)

Principal risks and uncertainties, cont’d

Specifically, on 7 February 2010, the Australian Federal Government announced the withdrawal of the Australian Government guarantee scheme for wholesale funding effective 31 March 2010. Similarly, on 10 March 2010, the New Zealand Government announced the withdrawal of its wholesale guarantee facility with effect from 30 April 2010. Other countries have also ended their guarantee schemes or are in the process of doing so.

The withdrawal of the Australian and New Zealand wholesale funding guarantee schemes could adversely impact the Group’s ability to access sources of funding and lead to a decrease in the Group’s liquidity position and increase in funding costs, particularly if credit markets conditions are disrupted as they were during the end of the 2008 and beginning of the 2009 calendar years.

It is also possible that new risks may emerge as a result of markets experiencing stress, or existing risks manifest in ways that are not currently foreseeable.

Competition may adversely affect the Group’s results, especially in Australia and New Zealand and the Asian markets in which the Group operates

The financial services sector in which the Group operates is highly competitive and could become even more so, particularly in those segments that are considered to provide higher growth prospects or are in greatest demand (e.g. deposits). Factors that contribute to competition risk include industry deregulation, mergers and acquisitions, changes in customers’ needs and preferences, entry of new participants, development of new distribution and service methods and increased diversification of products by competitors. For example, changes in the financial services sector in Australia and New Zealand have made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic payment systems, mortgages and credit cards. In addition, banks in different jurisdictions are subject to different levels of regulation and consequently some may have lower cost structures. Increasing competition for customers could also potentially lead to a compression in the Group’s net interest margins, or increased advertising and related expenses to attract and retain customers.

The effect of the competitive market conditions, especially in the Group’s main markets Australia and New Zealand, may lead to erosion in market share and have a materially adverse effect on the Group’s financial performance and position.

The Group regularly considers acquisitions, and there is a risk that the Group may undertake an acquisition that could result in a material adverse effect on the Group’s performance

The Group regularly examines a range of corporate opportunities, including material acquisitions and disposals with a view to determining whether those opportunities will enhance the Group’s financial performance and position. Any corporate opportunity that is pursued could, for a variety of reasons, turn out to have a material adverse effect on the Group.
The successful implementation of the Group’s corporate strategy will depend on a range of factors including potential funding strategies and challenges associated with integrating and adding value to an acquired business.

There can be no assurance that any acquisition would have the anticipated positive results, including results relating to the total cost of integration, the time required to complete the integration, the amount of longer-term cost savings, or the overall performance of the combined entity, or an improved price for the Group’s securities. Integration of an acquired business can be complex and costly, sometimes including combining relevant accounting and data processing systems and management controls, as well as managing relevant relationships with employees, clients, suppliers and other business partners. Integration efforts could divert management attention and resources, which could adversely affect the Group’s operations or results.

Acquisitions may also result in business disruptions that cause the Group to lose customers or cause customers to remove their business from the Group to competing financial institutions. It is possible that the integration process related to acquisitions could result in the disruption of the Group’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that could adversely affect the Group’s ability to maintain relationships with clients, customers, depositors and employees. The loss of key employees in connection with an acquisition could adversely affect the Group’s ability to conduct its business successfully. The Group’s operating performance, risk profile or capital structure may also be affected by these corporate opportunities and there is a risk that any of the Group’s credit ratings may be placed on credit watch or downgraded if these opportunities are pursued.

Changes in monetary policies may adversely affect the Group’s results

The Reserve Bank of Australia (“RBA”) and the Reserve Bank of New Zealand (“RBNZ”) regulate the supply of money and credit in Australia and New Zealand, respectively. Their policies determine in large part the Group’s cost of funds for lending and investing and the return that the Group will earn on those loans and investments. Both of these factors impact the Group’s net interest margin and can affect the value of financial instruments it holds, such as debt securities and hedging instruments. The policies of the RBA and the RBNZ, and any other relevant central monetary authority, can also affect the Group’s borrowers, potentially increasing the risk that they may fail to repay loans. Changes in the RBA’s and RBNZ’s policies are difficult to predict accurately.

SUPPLEMENTARY INFORMATION (continued)

Principal risks and uncertainties, cont’d

The Group is exposed to credit risk, which may adversely affect the Group’s results

As a financial institution, the Group is exposed to the risks associated with extending credit to other parties. Less favourable business or economic conditions, whether generally or in a specific industry sector or geographic region, could cause customers or counterparties to experience adverse financial consequences, thereby exposing the Group to the increased risk that those customers or counterparties will fail to meet their obligations in accordance with agreed terms. The Group holds provisions for credit impairment. The amount of these provisions is determined by assessing the extent of impairment inherent within the current lending portfolio, based on current information. This process, which is critical to the Group’s financial results and condition, requires difficult, subjective and complex judgements, including forecasts of how current and future economic conditions might impair the ability of borrowers to repay their loans. However, if the information upon which the assessment is made proves to be inaccurate, or if the Group fails to identify proper factors or fails to accurately estimate the impact of factors the Group does identify, the provisions made for credit impairment may be insufficient, which could have a material adverse effect on the Group’s financial performance.

Recent periods have seen an increase in impairment expenses as a consequence of weaker global economic environment. Early signs of a recovery in the global economy have seen a reduction in impairment charges over the half. Trading conditions however remain difficult for a number of commercial businesses and as such ANZ retains a cautious approach to impairment charges and provisions over the forward period.

In addition, in assessing whether to extend credit or enter into other transactions with customers, the Group relies on information provided by or on behalf of customers, including financial statements and other financial information. The Group may also rely on representations of customers as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. The Group’s financial performance could be negatively impacted to the extent that it relies on information that is inaccurate or materially misleading.

An increase in the failure of third parties to honour their commitments in connection with the Group’s trading, lending and other activities, may adversely affect the Group’s results

The Group is exposed to the potential risk of credit related losses that can occur as a result of a counterparty being unable or unwilling to honour its contractual obligations. As with any financial services organisation, the Group assumes counterparty risk in connection with its lending, trading, derivatives and other businesses where it relies on the ability of a third party to satisfy its financial obligations to the Group on a timely basis.

There is a risk that subsequent events will not be the same as assumed in the Group’s original assessment of the ability of a third party to satisfy its obligations. Such credit exposure may also be increased by a number of factors including declines in the financial condition of the counterparty, the value of assets the Group holds as collateral and the market value of the counterparty instruments and obligations it holds. Credit losses can and have resulted in financial services organisations realising significant losses and in some cases failing altogether.

To the extent the Group’s credit exposure increases, the increase could have an adverse effect on the Group’s business and profitability if material unexpected credit losses occur.

The Group is also subject to the risk that its rights against third parties may not be enforceable in certain circumstances.

Weakening of the real estate markets in Australia or New Zealand may adversely affect the Group’s results

Residential, commercial and rural property lending, together with property finance, including real estate development and investment property finance, constitute important businesses to the Group. As at March 31, 2010, housing loans represented approximately 58%, and commercial property finance (which includes completed or under construction commercial offices, industrial warehouses, retail shopping malls and residential dwelling or retirement village development for third parties) represented approximately 7.5%, of the Group’s net loans and advances respectively. Property values have been quite volatile and in some locations there have been substantially reduced asset values.

A decrease in property valuations in Australia and New Zealand could decrease the amount of new lending the Group is able to write and/or increase the losses that the Group may experience from existing loans, which, in either case, could materially and adversely impact the Group’s financial condition and results of operations. In particular, a significant slowdown in the Australian and New Zealand housing markets could adversely affect the results of operations of the Group.

Litigation and contingent liabilities may adversely affect the Group’s results

From time to time, the Group may be subject to material litigation, regulatory actions, legal or arbitration proceedings and other contingent liabilities which, if they crystallise, may adversely affect the Group’s results. Details regarding the Group’s material contingent liabilities as at 31 March 2010 are contained in Note 15 Contingent liabilities and contingent assets. There is a risk that these contingent liabilities may be larger than anticipated or that additional litigation or other contingent liabilities may arise.

SUPPLEMENTARY INFORMATION (continued)

Principal risks and uncertainties, cont’d

The Group is exposed to liquidity and funding risk, which may adversely affect the Group’s results

Liquidity risk is the risk that the Group has insufficient capacity to fund increases in assets, or is unable to meet its payment obligations as they fall due, including repaying depositors or maturing wholesale debt. Liquidity risk is inherent in all banking operations due to the timing mismatch between cash inflows and cash outflows which is closely monitored by the Group.

Reduced liquidity could also lead to an increase in the cost of the Group’s borrowings and possibly constrain the volume of new lending, which could adversely affect the Group’s profitability. A significant deterioration in investor confidence in the Group could materially impact the Group’s ongoing operations and funding.

The Group utilises a variety of funding sources including customer deposits and wholesale funding to ensure that it continues to meet its funding obligations and to maintain or grow its business generally. In times of systemic liquidity stress, or in the event of damage to market confidence in the Group, the Group’s ability to access sources of funding and liquidity may be constrained. Deterioration in global markets and systemic market liquidity stress may limit the Group’s ability to access sources of funding and liquidity.

Since the second half of 2007, developments in the US mortgage industry and in the US and European markets more generally, have adversely affected the liquidity in global credit and capital markets. This has resulted in an increase in funding costs and in many cases a reduction in the availability of some funding sources. Future deterioration in these market conditions may limit the Group’s ability to replace maturing liabilities and access capital in a timely manner necessary to fund and grow its business.

Global and domestic regulators have released proposals intended to strengthen liquidity requirements which, together with any risks arising from these regulatory changes, are set out in the risk factor entitild “Regulatory changes or a failure to comply with regulatory standards, law or policies may adversely affect the Group’s results, operations or financial condition”.

The Group is exposed to the risk that its credit ratings could change, which could adversely affect the Group’s ability to raise capital and wholesale funding

The Group’s credit rating has a significant impact on both its access to, and cost of, capital and wholesale funding. A reduction in the Group’s credit rating could reduce its access to equity and wholesale debt markets and lead to an increase in funding costs, as well as affecting the willingness of counterparties to transact with us. Credit rating references may be withdrawn, revised, or suspended by the relevant credit rating agency at any time.

The Group is exposed to market risk (including foreign exchange risk), which may adversely affect the Group’s result

The Group is subject to the typical risks that arise in banking, insurance and funds management activities, including market risk which is the risk to the Group’s earnings arising from changes in interest rates, foreign exchange rates, credit spreads, equity prices and indices, prices of commodities, debt securities and other financial contracts including derivatives. Losses arising from these risks may have a material adverse effect on the Group. As the Group conducts business in several different currencies, mainly Australian and New Zealand dollars, its businesses may be affected by a change in currency exchange rates. Additionally, as ANZ’s annual and interim reports are prepared and stated in Australian dollars, any appreciation in the Australian dollar against other currencies in which the Group earns revenues (particularly to the New Zealand dollar and US dollar) may adversely affect the reported earnings.

The Group is exposed to insurance risk, which may adversely affect the Group’s results

Insurance risk is the risk of loss due to increases in policy benefits arising from variations in the incidence or severity of insured events. Insurance risk exposure arises in insurance business as the risk that claims payments are greater than expected. In the life insurance business this arises primarily through mortality (death) and morbidity (illness and injury) risks being greater than expected, whereas for the general insurance business variability arises mainly through weather related incidents (including floods and bushfires) and similar calamities, as well as general variability in home, motor, travel and other insurance claim amounts.

Furthermore, weaknesses in global securities markets due to credit, liquidity or other problems could result in a decline in our revenues from our funds management and insurance business.

The Group may experience challenges in managing its capital base, which could give rise to greater volatility in capital ratios

The Group’s capital base is critical to the management of its businesses and access to funding. The Group is required by regulators including, but not limited to APRA, the RBNZ, the UK Financial Services Authority and US regulators to maintain adequate regulatory capital.

Under current regulatory requirements, risk weighted assets and expected loan losses increase as a counterparty’s risk grade worsens. These additional regulatory capital requirements compound any reduction in capital resulting from increased provisions for loan losses in times of stress. As a result, greater volatility in capital ratios may arise and may require the Group to raise additional capital. There can be no certainty that any additional capital required would be available or be able to be raised on reasonable terms.

SUPPLEMENTARY INFORMATION (continued)

Principal risks and uncertainties, cont’d

Global and domestic regulators have released proposals, including the Basel III proposals, to strengthen, among other things, capital requirements. These proposals, together with any risks arising from any regulatory changes, are set out in the risk factor entitled “Regulatory changes or a failure to comply with regulatory standards, law or policies may adversely affect the Group’s results, operations or financial condition”.

The Group may experience reductions in the valuation of some of the Group’s assets, resulting in fair value adjustments that may have a material adverse effect on the Group’s earnings

Under Australian Accounting Standards, the Group recognises at fair value:

•	financial instruments classified as “held-for-trading” or “designated as at fair value through profit or loss”;

•	financial assets classified as “available-for-sale”;

•	derivatives;

•	insurance assets and liabilities (refer Note 2); and

•	defined benefit plan assets and liabilities.

Generally, in order to establish the fair value of these instruments, the Group relies on quoted market prices or, where the market for a financial instrument is not sufficiently active, fair values are based on present value estimates or other market accepted valuation techniques. In certain circumstances, the data for individual financial instruments or classes of financial instruments used by such estimates or techniques may not be available or may become unavailable due to changes in market conditions. In these circumstances, the fair value is determined using data derived and extrapolated from market data and tested against historic transactions and observed market trends.

The valuation models incorporate the impact of factors that would influence the fair value determined by a market participant. Principal inputs used in the determination of the fair value of financial instruments based on valuation techniques include data inputs such as statistical data on delinquency rates, foreclosure rates, actual losses, counterparty credit spreads, recovery rates, implied default probabilities, credit index tranche prices and correlation curves. These assumptions, judgements and estimates need to be updated to reflect changing trends and market conditions. The resulting change in the fair values of the financial instruments could have a material adverse effect on the Group’s earnings.

The Group is exposed to the risks associated with credit intermediation and financial guarantors

ANZ entered into a series of structured credit intermediation trades from 2004 to 2007. ANZ sold protection using credit default swaps over these structures and then to mitigate risk purchased protection via credit default swaps over the same structures from eight US financial guarantors. The underlying structures involve credit default swaps (CDS) over synthetic collateralised debt obligations (CDOs), portfolios of external collateralised loan obligations (CLOs) or specific bonds/floating rate notes (FRNs).

Being derivatives, both the sold protection and purchased protection are marked-to-market. Prior to the commencement of the global credit crisis, movements in valuations of these positions were not significant and largely offset each other in income. Following the onset of the credit crisis, the purchased protection has provided only a partial offset against movements in valuation of the sold protection as:

•	one of the purchased protection counterparties has defaulted and many of the remaining were downgraded, and

•	ANZ makes a credit valuation adjustment on the remaining purchased protection counterparties reflective of changes to credit worthiness.

ANZ is actively managing this portfolio with a view to reducing the exposure via termination and restructuring of both the bought and sold protection. To date, all but one open sold protection trades arising due to the purchased protection counterparty defaulting have been terminated. Other sold protection trades were also terminated or matured in the current period with the notional amount on the outstanding sold trades at 31 March 2010 being US$8.6 billion (Sep 2009: US$10.9 billion, Mar 2009: US$11.0 billion).

The credit risk expense on structured credit derivatives still remains volatile reflecting the impact of market movements in credit spreads and USD/AUD rates. It is likely there will continue to be substantial volatility in this market value. The overall credit exposure however is significantly reduced reflecting reduction in credit spreads, relative stabilisation in the credit markets and progress in unwinding these trades. The remaining trades continue to be actively managed with a view to termination where an appropriate opportunity presents itself.

The Group is exposed to operational risk, which may adversely affect the Group’s results

Operational risk refers to the risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events. This definition includes legal risk, and the risk of reputational loss, and excludes strategic risk. For Regulatory Capital purpose, however, ANZ applies a definition consistent with the definition of Operational Risk outlined in APS 115 Capital Adequacy: Advanced Measurement Approaches to Operational Risk which excludes reputational risk considerations.

SUPPLEMENTARY INFORMATION (continued)

Principal risks and uncertainties, cont’d

Loss can include: direct financial loss (eg. fines, penalties, loss or theft of funds or assets, legal costs, customer compensation), reputational loss, loss of life or injury to people, loss of property and / or information.

Examples of operational risks that the Group is exposed to include the risks arising from: theft, fraud and crime; process error or failure to follow established procedures; operational or system failures; external events such as: a natural disaster, other bank failures, civil unrest and other events that lead to the loss or unavailability of Bank property, systems or staff; failure and breach of security, physical protection and recovery systems; failure of third party suppliers or outsourced functions; failure of customer services, staff skills and performance; product development and maintenance; failure to disclose, provide adequate advice or misselling; and breaches of the Group’s internal policies and of laws and regulations. Similarly, there are operational risks in the management, design and implementation of major projects.

Direct or indirect losses that occur as a result of operational failures, breakdowns, omissions or unplanned events could adversely affect the Group’s financial results.

Disruption of information technology systems or failure to successfully implement new technology systems could significantly interrupt business

The Group is highly dependent on information systems and technology and there is a risk that these, or the services it uses or is dependent upon, might fail.

Most of the Group’s daily operations are computer based and information technology systems are essential to maintaining effective communications with customers. The exposure to systems risks includes the complete or partial failure of information technology systems or data centre infrastructure, the inadequacy of internal and third-party information technology systems due to, among other things, failure to keep pace with industry developments, and the capacity of the existing systems to effectively accommodate growth and integrate existing and future acquisitions and alliances.

To manage some of these risks, the Group has disaster recovery and systems continuity plans in place. However, any failure of these systems could result in business interruption, loss of customers, financial compensation, damage to reputation and/or a weakening of the Group’s competitive position and could adversely impact the Group’s business and have a material adverse effect on the Group’s financial condition and operations.

In addition, the Group must constantly update and implement new information technology systems, in part to assist it to satisfy regulatory demands, ensuring information security, enhancing computer based banking services for the Group’s customers and integrating the various segments of its business. The Group may not organise these implementation projects effectively or execute them efficiently, which could lead to increased project costs, delays in the ability to comply with regulatory requirements, failure of the Group’s information security controls or a decrease in the Group’s ability to enhance services to customers.

Regulatory changes or a failure to comply with regulatory standards, law or policies may adversely affect the Group’s results, operations or financial condition

Entities in the Group are subject to laws, regulations, policies and codes of practice in Australia, New Zealand and in the other countries (including but not limited to the United Kingdom, the United States and different countries within Asia) in which they have operations, trade or raise funds or in respect of which they have some other connection. In particular, the Group’s banking, funds management and insurance activities are subject to extensive regulation, mainly relating to our liquidity levels, capital, solvency, provisioning and insurance policy terms and conditions.

Regulations vary from country to country but generally are designed to protect depositors, customers with other banking products and the banking system as a whole.

The Australian Government and its agencies, including APRA, the RBA and other financial industry regulatory bodies including ASIC, have supervisory oversight of the Group. The New Zealand Government and its agencies, including the RBNZ, have supervisory oversight of the Group’s operations in New Zealand. To the extent that a member of the Group has operations, trades or raises funds in, or has some other connection with, countries other than Australia or New Zealand, then such activities may be subject to the laws of, and regulation by agencies in, those countries. Such regulatory agencies include, by way of example, the US Federal Reserve Board, the US Department of Treasury, the US Office of the Comptroller of the Currency, the UK’s Financial Services Authority, the Monetary Authority of Singapore, the Hong Kong Monetary Authority and other financial regulatory bodies in those countries and in other relevant countries. A failure to comply with any laws, regulations or policies in any of those jurisdictions could result in sanctions by these or other regulatory agencies, the exercise of any discretionary powers that the regulators hold or compensatory action by affected persons, which may in turn cause substantial damage to the Group’s reputation. To the extent that these regulatory requirements limit the Group’s operations or flexibility, they could adversely impact the Group’s profitability and prospects, and the Group’s ability to pay coupons, distributions and principal on securities issued by the Group.

These regulatory and other governmental agencies (including revenue and tax authorities) frequently review banking and tax laws, regulations, codes of practice and policies. Changes to laws, regulations, codes of practice or policies including changes in interpretation or implementation of laws, regulations, codes of practice or policies, could affect the Group in substantial and unpredictable ways. These may include increasing required levels of bank liquidity and capital adequacy, limiting the types of financial services and products the Group can offer and/or increasing the ability of non-banks to offer competing financial services or products, as well as changes to accounting standards, taxation laws and prudential regulatory requirements.

SUPPLEMENTARY INFORMATION (continued)

Principal risks and uncertainties, cont’d

As a result of the global financial crisis, local and global regulators have proposed various amendments to financial regulation that may affect the Group. Both APRA and the Basel Committee on Banking Supervision (Basel Committee) have recently released discussion papers in regards to strengthening the resilience of the banking sector, including proposals to strengthen global capital and liquidity requirements.

Whilst uncertainty remains as to the final form of the regulatory changes and whether any or all of these proposed regulatory changes will be adopted, and the form that any such changes will take, in Australia, any such changes may adversely affect the Group’s results, operations or financial condition. The changes may lead to the Group incurring additional costs as a result of increased management attention, the Group being required to raise additional amounts of higher-quality capital (such as ordinary shares) and hold significant levels of additional liquid assets and undertaking additional wholesale long-term funding to replace short-term funding to more closely match the Group’s long-term asset profile. At this stage it is expected that the Group will be subject to any regulations or laws implemented to effect these frameworks, however, it is not possible to assess the impact until the relevant regulations are drafted.

Unexpected changes to the Group’s license to operate in any jurisdiction may adversely affect the Group’s results

The Group is licensed to operate in the various countries, states and territories in which it operates. Unexpected changes in the conditions of the licences to operate by governments, administrations or regulatory agencies which prohibit or restrict the Group from trading in a manner that was previously permitted may adversely impact the Group’s financial results.

The Group is exposed to reputation risk, which may adversely impact results

Reputation risk may arise as a result of an external event or the Group’s own actions and adversely affect perceptions about the Group held by the public, shareholders, investors, regulators or rating agencies. The impact of a risk event on the Group’s reputation may exceed any direct cost of the risk event itself and may adversely impact the Group’s earnings, capital adequacy or value.

Damage to the Group’s reputation may have wide ranging impacts, including the Group’s profitability, capacity to source funding and liquidity, cost of sourcing funding and liquidity and business opportunities.

Changes to accounting policies may adversely affect the Group’s results

The accounting policies and methods that the Group applies are fundamental to how it records and reports its financial position and results of operations. Management must exercise judgement in selecting and applying many of these accounting policies and methods so that not only do they comply with generally accepted accounting principles but they also reflect the most appropriate manner in which to record and report on the financial position and results of operations. However, these accounting policies may be applied inaccurately, resulting in a misstatement of financial position and results of operations.

In some cases, management must select an accounting policy or method from two or more alternatives, any of which might comply with generally accepted accounting principles and be reasonable under the circumstances, yet might result in reporting materially different outcomes than would have been reported under another alternative.

The Group may be exposed to the impact of future climate change, geological and other extrinsic events which may adversely affect the Group’s results

Scientific observations and climate modelling are pointing to changes in the global climate system that may see the incidence of extreme weather events increase in both frequency and severity. Among other possible effects of climate change are the risks of severe storms, cyclones, hurricanes, floods and rising sea levels. Such events, and others like them, pose the risk of inundation and damage to the houses and commercial assets of the Group’s customers. In some cases this impact may also adversely affect the Groups collateral position in relation to credit facilities extended to those customers and as a result this may adversely impact the Group’s results.

While the future impact of climate change is difficult to predict accurately, it should nevertheless be considered amongst the risks that may adversely impact the Group’s financial results in the future.

In addition to climatic events, geological events (e.g. volcanic or seismic activity) or other extrinsic events (e.g. flu pandemic) could severely disrupt normal business activity and have a negative effect on the Group’s customer’s ability to pay interest or repay principal on their loans. As a consequence of the Group’s large market share in the New Zealand rural sector (particularly the dairy sector), climatic and pandemic risks that can have a large impact on this sector, could adversely impact the Group’s financial results.

SUPPLEMENTARY INFORMATION (continued)

Principal risks and uncertainties, cont’d

The Group may be exposed to the risk of impairment to capitalised software and goodwill that may adversely affect the Group’s results

In certain circumstances the Group may be exposed to a reduction in the value of intangible assets. The group carries a goodwill balance of $3,912 million which principally relates to its investment in ANZ National Bank and ING Australia. On at least an annual basis, the Group is required to assess the recoverability of these goodwill balances based on a discounted cashflow calculation. Changes in the assumptions upon which the calculation is based, together with expected changes in future cash flows, could materially impact this assessment, resulting in the potential write-off of a part, or all of the goodwill balance. Similarly capitalised software amounts to $1,034 million and the recoverability of this asset is assessed at least annually. In the event that software is no longer in use, or that the cashflows generated by the system do not support the carrying value an impairment may be recorded, adversely impacting the Group’s results.

DEFINITIONS

AAS - Australian Accounting Standards

AASB - Australian Accounting Standards Board.

Collective provision is the Provision for Credit Losses that are inherent in the portfolio but not able to be individually identified; presently unidentified impaired assets. A collective provision may only be recognised when a loss event has already occurred. Losses expected as a result of future events, no matter how likely, are not recognised.

Customer deposits represent term deposits, other deposits bearing interest, deposits not bearing interest and borrowing corporations debt excluding collateralised loan obligation and securitisation vehicle funding.

Expected loss is determined based on the expected average annual loss of principal over the economic cycle for the current risk profile of the lending portfolio.

Equity standardisation Risk adjusted capital is allocated and charged against business units. Equity standardised profit is determined by eliminating the impact of earnings on each business unit’s book capital and attributing earnings on the business unit’s risk adjusted capital. This enhances comparability of business unit performance.

IFRS - International Financial Reporting Standards

Impaired assets are those financial assets where doubt exists as to whether the full contractual amount will be received in a timely manner, or where concessional terms have been provided because of the financial difficulties of the customer. Financial Assets are impaired if there is objective evidence of impairment as a result of a loss event that occurred prior to the reporting date, and that loss event has had an impact, which can be reliably estimated, on the expected future cash flows of the individual asset or portfolio of assets.

Impaired commitments and contingencies comprises undrawn facilities and contingent facilities where the customer’s status is defined as impaired.

Impaired loans comprises drawn facilities where the customer’s status is defined as impaired.

Individual provision charge is the amount of expected credit losses on those financial instruments assessed for impairment on an individual basis (as opposed to on a collective basis). It takes into account expected cash flow over the lives of those financial instruments.

Liquid assets are cash and cash equivalent assets. Cash equivalent assets are highly liquid investments with short periods to maturity, are readily convertible to cash at ANZ’s option and are subject to an insignificant risk of changes in value.

Net advances includes gross loans and advances and acceptances and capitalised brokerage/mortgage origination fees, less income yet to mature and allowances for credit on impairment.

Net inter business unit expenses (also known as Service Transfer Pricing) consists of the charges made between business units for the provision of support services. Both payments and receipts by business units are shown as net inter business unit expenses.

Net interest average margin is net interest income as a percentage of average interest earning assets. Non-assessable interest income is grossed up to the equivalent before tax amount for the purpose of these calculations.

Net tangible assets equals share capital and reserves attributable to shareholders of the Group less preference share capital and unamortised intangible assets (including goodwill and software).

Operating expenses excludes the provision for impairment of loans and advances charge.

Operating income in business segments includes equity standardised net interest and other operating income.

DEFINITIONS (continued)

Return on asset ratios include net intra group assets.

Repo discount is a discount applicable on the repurchase by a central bank of an eligible security pursuant to a repurchase agreement.

Restructured items represents customer facilities which for reason of financial difficulty have been re-negotiated on terms which the Bank considers as uncommercial but necessary in the circumstances, and are not considered non-performing. Includes both on and off balance sheet exposures.

Revenue includes net interest income and other operating income.

Segment review description:

The Group is managed along the geographic regions of Australia, New Zealand and Asia Pacific, Europe and America, and the matrix segment of its global institutional client business which is viewed as a separate segment but also impacts each region.

Australia

The Australia region consists of Retail, Commercial, Institutional and Wealth segments together with the Group Centre.

•	Retail

•

Retail Distribution operates the Australian branch network, Australian call centre, specialist businesses (including specialist mortgage sales staff, mortgage broking and franchisees, direct channels (Mortgage Direct and One Direct)) and distribution services.

•	Retail Products is responsible for delivering a range of products including mortgages, cards, unsecured lending, transaction banking, savings and deposits:

•	Mortgages provide housing finance to consumers in Australia for both owner occupied and investment purposes.

•	Cards and Unsecured Lending provides consumer credit cards, ePayment products, personal loans and ATM facilities in Australia.

•	Deposits provide transaction banking and savings products, such as term deposits and cash management accounts.

•	Commercial

•	Esanda provides motor vehicle and equipment finance and investment products.

•

Regional Commercial Banking provides a full range of banking services to personal customers and to small business and agribusiness customers in rural and regional Australia and includes the recent acquisition of loans and deposits from Landmark Financial Services.

•	Business Banking provides a full range of banking services, including risk management, to metropolitan based small to medium sized business clients with a turnover of up to A$50 million.

•	Small Business Banking Products provides a full range of banking services for metropolitan-based small businesses in Australia with unsecured loans up to A$100,000.

•	Institutional

•

A full range of financial services to institutional customers within Australia along the product lines of Transaction Banking, Markets and Specialised Lending. Also includes Balance Sheet Management and Relationship and infrastructure. Refer detailed description of the Institutional business under the paragraph below entitled “Institutional”.

•	Wealth

•	Private Bank specialises in assisting high net worth individuals and families to manage, grow and preserve their family assets.

•	Investments and Insurance Products comprises Australia’s Financial Planning, Margin Lending, Insurance distribution and Trustees businesses in addition to ETrade, an online broking business.

•

ING Australia Limited (“INGA”) was a joint venture between ANZ and the ING Group. ANZ owned 49% of INGA and received proportional equity accounted earnings prior to ANZ acquiring the remaining 51% interest to take full ownership. INGA manufactures and distributes investment and insurance products and advice.

•	Group Centre

•

Group Centre includes the Australian portion of Operations, Technology & Shared Services, Treasury, Group Human Resources, Group Strategy, Group Financial Management, Group Risk Management and Group Items.

Asia Pacific, Europe & America

The Asia Pacific, Europe & America region includes the following:

•	Retail which provides retail and small business banking services to customers in the Asia Pacific region.

•

Asia Partnerships which is a portfolio of strategic partnerships in Asia. This includes investments in Indonesia with P.T. Panin Bank, in the Philippines with Metrobank, in China with Bank of Tianjin and Shanghai Rural Commercial Bank, in Malaysia with AMMB Holdings Berhad and in Vietnam with Sacombank and Saigon Securities Incorporation.

•

Wealth which includes investment and insurance products and services across Asia Pacific and under the Private Bank banner assisting customers in the Asia Pacific region to manage, grow and preserve their assets.

DEFINITIONS (continued)

Segment review description, continued:

Asia Pacific, Europe & America, cont’d

•	Operations & Support which includes the central support functions for the division.

•	Institutional Asia Pacific, Europe & America matrix reports to the Asia Pacific, Europe & America division and is referred to in the paragraph below entitled “Institutional”.

•	Bangalore which includes operations, technology and shared services support services to all geographic regions.

In August 2009, ANZ announced it had reached agreement with the Royal Bank of Scotland Group plc to acquire selected RBS businesses in Asia. The acquisition of the businesses in Philippines, Vietnam and Hong Kong were completed during the March 2010 half.

New Zealand Businesses

New Zealand comprises three customer segments, Retail, Commercial and Institutional, a Wealth segment and an operations and support area which includes Treasury funding:

•	Retail

•	National Bank Retail, operating under the National Bank brand in New Zealand, provides a full range of banking services to personal and business banking customers.

•	ANZ Retail, operating under the ANZ brand in New Zealand, provides a full range of banking services to personal and business banking customers.

•	Commercial

•

Corporate & Commercial Banking incorporates the ANZ Banking Group Limited (ANZBGL) and ANZ National Bank brands and provides financial solutions through a relationship management model for medium-sized businesses with a turnover of up to NZ$150 million.

•	Rural Banking provides a full range of banking services to rural and agribusiness customers.

•	UDC provides motor vehicle and equipment finance, operating leases and investment products.

•	Institutional

•

A full range of financial services to institutional customers within New Zealand along the product lines of Transaction Banking, Markets and Specialised Lending. Also includes Balance Sheet Management and Relationship and infrastructure. Refer detailed description of the Institutional business under the paragraph below entitled “Institutional”.

•	Wealth

•	Private Banking includes the private banking operations under the ANZBGL and ANZ National Bank brands and Bonus Bonds.

•

ING New Zealand Limited (“INGNZ”) was a joint venture between ANZ and ING whereby ANZ owned 49% of INGNZ and received proportional equity accounted earnings prior to ANZ acquiring the remaining 51% interest to take full ownership. INGNZ manufactures and distributes investment and insurance products and advice.

•	Operations and Support includes the back-office processing, customer account maintenance, and central support areas including Treasury funding.

Institutional

The Institutional division provides a full range of financial services to institutional customers in all geographies. Multinationals, institutions and corporates with sophisticated needs and multiple relationships are served globally. Institutional has a major presence in Australia and New Zealand and also has operations in Asia, Europe and the United States.

•

Transaction Banking provides working capital solutions including lending and deposit products, cash transaction banking management, trade finance, international payments, and clearing services principally to institutional and corporate customers.

•

Global Markets provides risk management services to corporate and institutional clients globally in relation to foreign exchange, interest rates, credit and commodities. This includes the business providing origination, underwriting, structuring and risk management services, advice and sale of credit and derivative products globally. Markets also manages the Group’s interest rate risk position.

•

Specialised & Relationship Lending provides complex financing and advisory services, structured financial products, leasing, project finance, leveraged finance and infrastructure investment products to the Group’s global client set.

•	Relationship and infrastructure includes client relationship teams for global institutional customers and corporate customers in Australia, and central support functions.

Underlying profit represents the directors’ assessment of the profit for the ongoing business activities of the Group, and is based on guidelines published by the Australian Institute of Company Directors and the Financial Services Institute of Australasia. ANZ applies this guidance by adjusting statutory profit for material items that are not part of the normal ongoing operations of the Group including one-off gains and losses, gains and losses on the sale of businesses, non-continuing businesses, timing differences on economic hedges, and acquisition related costs.

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ALPHABETICAL INDEX

PAGE
Associates, joint venture entities and investments	107

Auditors Review report and Independence declaration	109

Basis of preparation	81

Business combinations	105

Chief Financial Officer’s Review	13

Changes in the composition of the Group	104

Condensed Consolidated Balance Sheet	78

Condensed Consolidated Cash Flow Statement	79

Condensed Consolidated Income Statement	76

Condensed Consolidated Statement of Comprehensive Income	77

Contingent liabilities and contingent assets	100

Credit quality	92

Critical estimates and judgements used in applying Accounting Policies	82

Definitions	132

Deposits and other borrowings	97

Directors’ Declaration	108

Directors’ Report	75

Dividends	89

Earnings per share	90

Exchange rates	107

Financial Highlights	7

Four year summary by Half Year	71

Income	86

Income tax expense	88

Loan capital	97

Media Release	1

Net loans and advances	91

Note to the Cash Flow Statement	103

Operating expenses	87

Provision for credit impairment	96

Related party disclosure	107

Segment Analysis	104

Segment Review	43

Share capital	98

Shareholders’ equity	98

Significant events since balance date	107

Supplementary information – Asset-backed securities	123

Supplementary information – Average balance sheet and related interest	116

Supplementary information – Capital management	113

Supplementary information – Derivative financial instruments	120

Supplementary information – Leveraged finance	122

Supplementary information – Principal risks and uncertainties	124

Supplementary information – Reconciliation of statutory profit to underlying profit	110

Supplementary information – Special purpose entities (non-consolidated)	121

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